As filed with the Securities and Exchange Commission on May 9, 2016

Registration No. 333-210056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WCF BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Iowa	6712	81-2510023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 Fair Meadow Drive

Webster City, Iowa 50595

(515) 832-3071

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen L. Mourlam

President and Chief Executive Officer

401 Fair Meadow Drive

Webster City, Iowa 50595

(515) 832-3071

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eric Luse, Esq. Steven Lanter, Esq. Gregory Sobczak, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Edward G. Olifer, Esq. Erich M. Hellmold, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005-2018 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	2,563,224	$8.00	$20,505,792	$2,065(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

WCF BANCORP, INC.

(Proposed Holding Company for WCF Financial Bank)

Up to 1,868,750 Shares of Common Stock

(Subject to Increase to up to 2,149,063 Shares)

WCF Bancorp, Inc., an Iowa corporation, is offering up to 1,868,750 shares of common stock for sale at $8.00 per share on a best efforts basis in connection with the conversion of WCF Financial, M.H.C. from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in Webster City Federal Bancorp, a federal corporation, currently owned by the mutual holding company, WCF Financial, M.H.C. In this prospectus, we refer to WCF Bancorp, Inc. as “WCF Bancorp.” Webster City Federal Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Market Group under the symbol “WCFB,” and we expect the common stock of WCF Bancorp will also be quoted on the OTCPK under the symbol “WCFB.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered in a subscription offering to eligible depositors and borrowers and to tax-qualified employee benefit plans of WCF Financial Bank. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by WCF Financial Bank and then to existing stockholders of Webster City Federal Bancorp. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated offering.

We may sell up to 2,149,063 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,381,250 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of Webster City Federal Bancorp currently held by the public will be exchanged for shares of common stock of WCF Bancorp based on an exchange ratio that will result in existing public stockholders of Webster City Federal Bancorp owning approximately the same percentage of WCF Bancorp common stock as they owned in Webster City Federal Bancorp common stock immediately prior to the completion of the conversion. We will issue up to 360,140 shares in the exchange, which may be increased to up to 414,161 shares if we sell 2,149,063 shares of common stock in the offering.

The minimum order is 25 shares. The subscription offering will expire at 1:00 p.m., Central Time, on June 14, 2016. The community offering, if held, will terminate at the same time. We may extend the expiration date of the subscription and/or community offerings without notice to you until July 29, 2016, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by June 29, 2018. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond July 29, 2016, or the number of shares of common stock to be sold is increased to more than 2,149,063 shares or decreased to less than 1,381,250 shares. If the subscription and community offerings are extended past July 29, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 2,149,063 shares or decreased to less than 1,381,250 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at WCF Financial Bank and will earn interest at 0.10% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $8.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,381,250	1,625,000	1,868,750	2,149,063
Gross offering proceeds	$11,050,000	$13,000,000	$14,950,000	$17,192,504
Estimated offering expenses, excluding selling agent and underwriters’ commissions	$920,000	$920,000	$920,000	$920,000
Selling agent and underwriters’ commissions (1)	$330,000	$330,000	$330,000	$330,000
Estimated net proceeds	$9,800,000	$11,750,000	$13,700,000	$15,942,504
Estimated net proceeds per share	$7.10	$7.23	$7.33	$7.42

(1)	The amounts shown assume that all of the shares are sold in the subscription and community offerings, and excludes reimbursable expenses and conversion agent fees, which are included in estimated offering expenses. See “Pro Forma Data” and “The Conversion and Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings and the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in the syndicated offering. If all shares of common stock were sold in the syndicated offering, excluding insider purchases and shares purchased by our employee stock ownership plan for which no selling agent fee will be paid, the selling agent fees would be approximately $574,000, $681,000, $789,000 and $913,000 at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 20.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has passed on or endorsed the merits of this offering or approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

A Stifel Company

For assistance, please contact the Stock Information Center at (877) 643-8217.

The date of this prospectus is [Prospectus date].

FINANCIAL BANK

Webster City Branch
401 Fair Meadow Drive
Webster City, IA

MINNESOTA
IOWA
WISCONSIN
ILLINOIS
Webster City
Independence
Dubuque
Cedar Rapids
Des Moines
Davenport
35
218
20
380
61
80

Independence Branch
305 First Street West
Independence, IA

SOUTH DAKOTA
MINNESOTA
WISCONSIN
IOWA
NEBRASKA
ILLINOIS
MISSOURI

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Webster City Federal Bancorp common stock for shares of WCF Bancorp common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion

In August 1994 we reorganized into a mutual holding company structure, and since July 1999 we have operated in a two-tiered mutual holding company structure. Webster City Federal Bancorp is a federal corporation and the parent stock holding company of WCF Financial Bank. At December 31, 2015, Webster City Federal Bancorp had consolidated assets of $112.9 million, deposits of $88.1 million and stockholders’ equity of $14.6 million. WCF Financial, M.H.C. is a federal mutual corporation and is the parent mutual holding company of Webster City Federal Bancorp. At December 31, 2015, Webster City Federal Bancorp had 3,019,005 shares of common stock outstanding, of which 522,476 shares, or 17.3%, were owned by the public, and the remaining 2,496,529 shares were held by WCF Financial, M.H.C.

Pursuant to the terms of the plan of conversion and reorganization (“plan of conversion”), we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, WCF Financial, M.H.C. and Webster City Federal Bancorp will cease to exist, and WCF Bancorp will become the successor corporation to Webster City Federal Bancorp. The shares of WCF Bancorp being offered represent the majority ownership interest in Webster City Federal Bancorp currently held by WCF Financial, M.H.C. Public stockholders of Webster City Federal Bancorp will receive shares of common stock of WCF Bancorp in exchange for their shares of Webster City Federal Bancorp at an exchange ratio intended to preserve the same aggregate ownership interest in WCF Bancorp as they had in Webster City Federal Bancorp, adjusted downward to reflect certain assets held by WCF Financial, M.H.C., without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. WCF Financial, M.H.C.’s shares of Webster City Federal Bancorp will be cancelled.

The following diagram shows our current organizational structure, reflecting ownership percentages as of December 31, 2015:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of WCF Bancorp held as follows:

Our Business

Our business operations are conducted through our wholly owned subsidiary, WCF Financial Bank. WCF Financial Bank is a community bank that was chartered and began operations in 1934, and has operated in Webster City, Iowa continuously since this date. In January 2014 we completed our acquisition of Independence Federal Bank for Savings (“Independence Bank”).

We conduct our business from two full-service offices located in Hamilton and Buchanan Counties, Iowa. Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in real estate loans secured by one- to four-family residences. To a lesser extent, we also originate consumer loans and non owner-occupied one- to four-family residential real estate loans. On a limited basis we have also originated commercial real estate loans, but have deemphasized the origination, and intend to continue to deemphasize the origination, of this type of lending. We also invest in investment securities. Our primary lending area is broader than our primary deposit market area and includes north central and northeastern Iowa. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits, principal and interest payments on loans and securities and advances from the Federal Home Loan Bank of Des Moines (the “FHLB”).

As a federal savings bank, WCF Financial Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency (the “OCC”).

WCF Bancorp is a newly formed Iowa corporation. Following the completion of the conversion and offering, WCF Bancorp will be the holding company for WCF Financial Bank and will succeed Webster City Federal Bancorp as the publicly traded holding company of WCF Financial Bank. As a savings and loan holding company, WCF Bancorp will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our executive offices are located at 401 Fair Meadow Drive, Webster City, Iowa 50595 and our telephone number is (515) 832-3071. Our website address is www.wcfbank.com. Information on this website is not and should not be considered a part of this prospectus.

Business Strategy

Our goal is to build stockholder value by operating a well-capitalized and profitable financial institution that delivers a superior banking experience to our customers. We have sought to accomplish this objective by adopting a business strategy designed to maintain a strong capital position and high asset quality.

Our current principal business strategies are:

•	Continuing to emphasize the origination of one- to four-family residential real estate loans. We will continue to emphasize the origination of one- to four-family residential real estate loans in our market area. At December 31, 2015, $46.5 million, or 80.1% of our total loan portfolio, consisted of owner-occupied one- to four-family residential real estate loans, compared to $45.7 million, or 82.1% of our total loan portfolio, at December 31, 2014. We will continue to originate these types of loans because it is a strong recurring source of interest income.

•	Continuing to increase the origination of consumer loans. We plan to continue to increase the origination of consumer loans, including our direct automobile loans. Our consumer loans increased $1.5 million during 2015 to $4.5 million at December 31, 2015 from $3.1 million at December 31, 2014. Our consumer loans generally carry higher interest rates and shorter maturities than our one- to four-family residential real estate loans, thereby increasing our interest income and reducing our interest rate risk. In addition, we will attempt to expand our relationships with our consumer loan borrowers with the goal of increasing our non-interest income.

•	Applying disciplined underwriting practices to maintain the quality of our loan portfolio. We believe that strong asset quality is a key to long-term financial success. Our goal is to maintain strong asset quality with moderate credit risk. We seek to accomplish this by applying conservative underwriting standards and by pursuing diligent monitoring and collection efforts. At December 31, 2015, our nonperforming loans (loans which are 90 or more days delinquent and loans which are less than 90 days delinquent but classified as nonaccrual) were 1.38% of our total net loan portfolio.

•	Enhancing core earnings by increasing lower-cost transaction and savings accounts. Demand, checking and money market accounts are a lower-cost source of funds than time deposits, and we have made a concerted effort to increase lower-cost transaction deposit accounts and reduce time deposits. Our ratio of core deposits (which we define as all deposit accounts except for certificate of deposit accounts) to total deposits has increased to 47.5% at December 31, 2015 from 44.0% at December 31, 2014. We plan to continue to market our core transaction accounts (primarily checking accounts), by emphasizing our high quality service and competitive pricing of these products. Additionally, we believe our implementation of additional products and improved technological services such as remote deposit capture will increase our core deposits.

•	Managing interest rate risk. We intend to continue to manage our interest rate risk by maintaining our strategy of selling conforming, fixed-rate, one- to four-family residential real estate loans with terms of more than 20 years and increasing our originations of shorter-term consumer loans.

•	Growing our business by expanding our branch network. As opportunities arise and conditions permit, we will consider opportunities to expand our branch network through whole-bank or branch acquisitions, de novo branching or both. Although we do not currently have any agreements or understandings regarding specific acquisitions or de novo branching opportunities, our strategy is to grow our business within our consolidating market environment.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Transition our organization to a more common and flexible stock holding company structure from our existing mutual holding company structure. The stock holding company structure is a more common and flexible form of organization, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•

Enable our stock holding company the ability to pay dividends to our public stockholders without diluting their stock ownership interest. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations with respect to the payment of dividends applicable to WCF Financial, M.H.C. and Webster City

Federal Bancorp. Among other things, these changes have adversely affected our ability to pay cash dividends to our public without diluting their stock ownership interest. The conversion will eliminate our mutual holding company structure and will enhance our ability to pay dividends to our public stockholders, subject to the customary legal, regulatory and financial considerations applicable to all savings and loan holding companies. See “Our Dividend Policy.”

•	Improve the trading liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for WCF Bancorp common stock. A more liquid market should make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While WCF Financial Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of WCF Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Terms of the Offering

We are offering between 1,381,250 and 1,868,750 shares of common stock to eligible depositors and borrowers of WCF Financial Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa, and then to existing public stockholders of Webster City Federal Bancorp as of May 5, 2016. If necessary, we will also offer shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 2,149,063 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 2,149,063 shares or decreased to fewer than 1,381,250 shares, or the subscription and community offerings are extended beyond July 29, 2016, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past July 29, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be cancelled and we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 2,149,063 shares or decreased to less than 1,381,250 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.10% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders within a specified period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $8.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $8.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of WCF Bancorp for shares of Webster City Federal Bancorp are based on an independent appraisal of the estimated market value of WCF Bancorp, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 26, 2016, this market value was $15.5 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $13.2 million and a maximum of $17.8 million. Based on this valuation range, the 82.7% ownership interest of WCF Financial, M.H.C. in Webster City Federal Bancorp as of December 31, 2015 being sold in the offering, certain assets held by WCF Financial, M.H.C. and the $8.00 per share price, the number of shares of common stock being offered for sale by WCF Bancorp ranges from 1,381,250 shares to 1,868,750 shares, for gross offering proceeds ranging from $11.05 million at the minimum of the offering range to $14.95 million at the maximum of the offering range. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our common stock prior to adoption of the plan of conversion, the requirement under federal regulations that the common stock be offered in a manner that will achieve the widest distribution of the common stock, and desired liquidity in the common stock after the offering. The exchange ratio ranges from 0.5095 shares at the minimum of the offering range to 0.6893 shares at the maximum of the offering range, and will generally preserve the existing percentage ownership of public stockholders. RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our estimated pro forma market value has increased, we may sell up to 2,149,063 shares without further notice to you. If our pro forma market value at that time is either below $13.2 million or above $20.5 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The independent appraisal is based in part on Webster City Federal Bancorp’s financial condition and results of operations and the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering.

The independent appraisal is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to WCF Bancorp under regulatory guidelines applicable to the appraisal. Under these guidelines, a minimum of 10 peer group companies are selected from the universe of all publicly traded savings and loan institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange) which would generally result in the peer group companies being larger by asset size than WCF Bancorp. The peer group companies selected for WCF Bancorp also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to institutions located in the Midwestern United States with assets less than $750 million.

The independent appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like WCF Bancorp, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of WCF Bancorp with the peer group. RP Financial, LC. made downward adjustments for financial condition, profitability, growth and viability of earnings, primary market area and liquidity of the shares. RP Financial made no adjustments for asset growth, dividends, marketing of the issue, management, or effect of government regulations and regulatory reform. The downward adjustment applied for financial condition was due in part to Webster City Federal Bancorp’s lower loans/assets ratio, less loan diversification, higher funding costs and lower return on equity. The downward adjustment applied for profitability, growth and viability of earnings was due to Webster City Federal Bancorp’s lower reported earnings rate and lower earnings growth potential due to the concentration on residential lending for portfolio and the less favorable market area characteristics. The downward adjustment applied for primary market area took into consideration Hamilton and Buchanan Counties’ generally less favorable demographic and economic measures. The downward adjustment for liquidity of the shares was applied due to WCF Bancorp’s lower expected market capitalization and number of common shares to be outstanding, and the projected listing of WCF Bancorp stock on the OTCPK.

The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets as of December 31, 2015
			(In millions)
Central Federal Corporation (1)	CFBK	Worthington, OH	$331
Equitable Financial Corp.	EQFN	Grand Island, NE	223
First Capital, Inc.	FCAP	Corydon, IN	716
HMN Financial, Inc.	HMNF	Rochester, MN	643
IF Bancorp, Inc.	IROQ	Watseka, IL	560
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	309
La Porte Bancorp, Inc.	LPSB	La Porte, IN	543
Poage Bancshares, Inc. (1)	PBSK	Ashland, KY	425
United Community Bancorp	UCBA	Lawrenceburg, IN	510
Wayne Savings Bancshares, Inc. (1)	WAYN	Wooster, OH	424
Westbury Bancorp, Inc.	WBB	West Bend, WI	671
Wolverine Bancorp, Inc. (1)	WBKC	Midland, MI	344

(1)	Asset size is as of September 30, 2015.

The following table presents a summary of selected pricing ratios for WCF Bancorp (on a pro forma basis) as of and for the twelve months ended December 31, 2015, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2015, or the latest date available, with stock prices as of February 26, 2016, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 34.2% on a price-to-book value basis, a discount of 37.2% on a price-to-tangible book value basis, and a premium of 86.9% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
WCF Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	52.21x	69.57%	69.75%
Maximum	45.48x	64.83%	64.99%
Midpoint	39.61x	60.15%	60.33%
Minimum	33.72x	54.76%	54.95%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	21.19x	91.36%	96.12%
Medians	20.33x	90.28%	92.16%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $8.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering – Stock Pricing and Number of Shares to be Issued.”

Risk Factors

An investment in the common stock of WCF Bancorp involves a degree of risk, including the possible loss of principal. Accordingly, you should consider carefully the risk factors beginning on page 20 of the prospectus in evaluating an investment in the shares of common stock.

Effect of WCF Financial, M.H.C.’s Assets on Minority Stock Ownership

In the exchange, the public stockholders of Webster City Federal Bancorp will receive shares of common stock of WCF Bancorp in exchange for their shares of common stock of Webster City Federal Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with the same ownership percentage of the common stock of WCF Bancorp after the conversion as their ownership percentage in Webster City Federal Bancorp immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by WCF Financial, M.H.C. (other than shares of stock of Webster City Federal Bancorp) at the completion of the conversion, which assets consist primarily of cash. WCF Financial, M.H.C. had net assets of $779,000 as of December 31, 2015, not including Webster City Federal Bancorp common stock. This adjustment would decrease Webster City Federal Bancorp’s public stockholders’ ownership interest in WCF Bancorp from 17.3% to 16.2%, and would increase the ownership interest of persons who purchase stock in the offering from 82.7% (the amount of Webster City Federal Bancorp’s outstanding common stock held by WCF Financial, M.H.C.) to 83.8%.

The Exchange of Existing Shares of Webster City Federal Bancorp Common Stock

If you are a stockholder of Webster City Federal Bancorp at the completion of the conversion, your shares will be exchanged for shares of common stock of WCF Bancorp. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Webster City Federal Bancorp common stock owned by public stockholders immediately prior to the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of WCF Bancorp as of February 26, 2016, assuming public stockholders of Webster City Federal Bancorp own 17.3% of Webster City Federal Bancorp common stock and WCF Financial, M.H.C. had net assets of $779,000 immediately prior to the completion of the conversion. The net assets figure assumes that WCF Financial, M.H.C. receives one quarterly dividend of $0.05 per share from Webster City Federal Bancorp prior to the closing of the conversion. The table also shows the number of shares of WCF Bancorp common stock a hypothetical owner of Webster City Federal Bancorp common stock would receive in exchange for 100 shares of Webster City Federal Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of WCF Bancorp to be Issued for Shares of Webster City Federal Bancorp		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,381,250	83.8%	266,190	16.2%	1,647,440	0.5095	$4.08	$7.42	50
Midpoint	1,625,000	83.8%	313,165	16.2%	1,938,165	0.5994	4.80	7.95	59
Maximum	1,868,750	83.8%	360,140	16.2%	2,228,890	0.6893	5.51	8.49	68
Adjusted Maximum	2,149,063	83.8%	414,161	16.2%	2,563,224	0.7927	6.34	9.09	79

(1)	Represents the value of shares of WCF Bancorp common stock to be received in the conversion by a holder of one share of Webster City Federal Bancorp, pursuant to the exchange ratio, based upon the $8.00 per share purchase price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of WCF Bancorp common stock will be issued to any public stockholder of Webster City Federal Bancorp. For each fractional share that otherwise would be issued, WCF Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $8.00 per share offering price.

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in WCF Financial Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at WCF Bancorp. Therefore, assuming we sell 1,625,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $11.8 million, we intend to invest $5.9 million in WCF Financial Bank, loan $1.04 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $4.9 million of the net proceeds at WCF Bancorp.

WCF Bancorp may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock, to acquire other financial institutions or financial services companies and for other general corporate purposes. WCF Financial Bank may use the proceeds it receives to support increased lending, enhance existing products or services, support the development of new products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at WCF Financial Bank with aggregate balances of at least $50 at the close of business on December 31, 2014.

(ii)	To our tax-qualified employee benefit plans (including WCF Financial Bank’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock sold in the stock offering.

(iii)	To depositors with accounts at WCF Financial Bank with aggregate balances of at least $50 at the close of business on March 31, 2016.

(iv)	To depositors of WCF Financial Bank at the close of business on May 5, 2016 and borrowers of WCF Financial Bank as of August 12, 1994 whose borrowings remained outstanding as of May 5, 2016.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa, and then to Webster City Federal Bancorp’s public stockholders as of May 5, 2016. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated offering. Keefe, Bruyette & Woods, Inc. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares ($200).

Generally, no individual may purchase more than 25,000 shares ($200,000) of common stock. Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 25,000 shares ($200,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($200,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Webster City Federal Bancorp other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Webster City Federal Bancorp common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. If, based on your current ownership level, you will own more than 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of Webster City Federal Bancorp common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection prior to acquiring 10% or more of WCF Bancorp’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering – Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to WCF Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds (without any early withdrawal penalty) from your WCF Financial Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

WCF Financial Bank is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Please do not submit cash. No wire transfer will be accepted. You may not designate withdrawal from WCF Financial Bank’s accounts with check-writing privileges; instead, please submit a check. You may not authorize direct withdrawal from a WCF Financial Bank individual retirement account, or IRA. See “ – Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to WCF Bancorp, Inc. or authorization to withdraw funds from one or more of your WCF Financial Bank deposit accounts, provided that the stock order form is received before 1:00 p.m., Central Time, on June 14, 2016, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form, or by delivering it in person to our main office, located at 401 Fair Meadow Drive, Webster City, Iowa. Hand-delivered stock order forms will be accepted only at this location. We will not accept stock order forms at our other office. Please do not mail stock order forms to WCF Financial Bank’s offices.

Please see “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your WCF Financial Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 14, 2016 offering deadline, for assistance with purchases using your individual retirement account or other retirement account you may have at WCF Financial Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” and “– Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Market for Common Stock

Existing publicly held shares of Webster City Federal Bancorp’s common stock are quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group Inc. under the symbol “WCFB.” Upon completion of the conversion, the shares of common stock of WCF Bancorp will be exchanged for the existing shares of Webster City Federal Bancorp, and we expect the shares of WCF Bancorp common stock to continue to be quoted on the OTCPK under the symbol “WCFB.” Following completion of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to trade on the Nasdaq Capital Market. As of May 5, 2016, Webster City Federal Bancorp had approximately 141 registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

Webster City Federal Bancorp currently pays a quarterly dividend of $0.05 per share, or $0.20 per share on an annualized basis. Following completion of the stock offering, WCF Bancorp’s board of directors will have the authority to declare dividends on shares of its common stock, subject to statutory and regulatory requirements. After the completion of the conversion, we intend to continue to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.5% based on the offering price of $8.00 per share. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Any determination to pay dividends on our common stock will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. Our ability to pay dividends to stockholders may depend, in part, upon capital distributions we receive from WCF Financial Bank.

For information regarding our proposed dividend policy, see “Our Dividend Policy.” For information regarding our recent dividend payment history, see “Selected Consolidated Financial and Other Data” and “Market for the Common Stock.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 9,425 shares of common stock in the offering, representing less than 1.0% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $8.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 16,888 shares of common stock, or 1.0% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of WCF Bancorp.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for purchasing shares of common stock in the subscription and community offerings is 1:00 p.m., Central Time, on June 14, 2016, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central Time, on June 14, 2016, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit and loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form by our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “ – Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of WCF Financial, M.H.C. (depositors and eligible borrowers of WCF Financial Bank) as of May 5, 2016;

•	The plan of conversion is approved by Webster City Federal Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of Webster City Federal Bancorp as of May 5, 2016, including shares held by WCF Financial, M.H.C.;

•	The plan of conversion is approved by Webster City Federal Bancorp stockholders holding a majority of the outstanding shares of common stock of Webster City Federal Bancorp as of May 5, 2016, excluding shares held by WCF Financial, M.H.C.;

•	We sell at least the minimum number of shares of common stock offered in the offering; and

•	We receive approval for the conversion and offering from the Federal Reserve Board.

WCF Financial, M.H.C. intends to vote its shares in favor of the plan of conversion. At May 5, 2016, WCF Financial, M.H.C. owned 82.7% of the outstanding shares of common stock of Webster City Federal Bancorp. The directors and executive officers of Webster City Federal Bancorp and their affiliates owned 14,652 shares of Webster City Federal Bancorp, or less than 1.0% of the outstanding shares of common stock and 2.8% of the outstanding shares of common stock, excluding shares held by WCF Financial, M.H.C. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,381,250 shares of common stock, we may take several steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond July 29, 2016, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past July 29, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and so indicated on their subscription order form will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 2,149,063 shares in the offering without further notice to you. If our pro forma market value at that time is either below $13.2 million or above $20.5 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum for funds processed for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order within a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meetings of members of WCF Financial, M.H.C. and of stockholders of Webster City Federal Bancorp that have been called to vote on the conversion, and at any time after these approvals with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of WCF Financial Bank employees which we are implementing in connection with the conversion, to purchase 8% of the shares of common stock that we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan would be required. We have not determined whether we would adopt the plan within or after 12 months following the completion of the conversion. If we implement a stock-based benefit plan within 12 months following the completion of the conversion, the stock-based benefit plan would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under the plan. For a description of our current stock-based benefit plan, see “Management – Stock Benefit Plan – Stock-Based Incentive Plan.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under a stock-based benefit plan if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock- Based Benefit Plans	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock Outstanding Upon Completion of the Offering
					At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	110,500	171,925	8.0%	N/A (2)	$884,000	$1,375,400
Restricted stock awards	55,250	85,963	4.0	3.24%	442,000	687,704
Stock options	138,125	214,906	10.0	7.74%	145,031	225,651

Total	303,875	472,794	22.0%	10.50%	$1,471,031	$2,288,755

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $8.00 per share. The fair value of stock options has been estimated at $1.05 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $8.00; an expected option term of 10 years; a dividend yield of 2.5%; a risk-free rate of return of 2.27%; and expected volatility of 14.13%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plan through open market purchases, as opposed to new issuances of stock.

Tax Consequences

WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and WCF Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of RSM US LLP regarding the material Iowa tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank, WCF Bancorp, persons eligible to subscribe in the subscription offering, or existing stockholders of Webster City Federal Bancorp (except for cash paid for fractional shares). Existing stockholders of Webster City Federal Bancorp who receive cash in lieu of fractional shares of WCF Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (877) 643-8217. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

We are not in a growth market area, and adverse economic conditions, especially those affecting our market area, could adversely affect our financial condition and results of operations.

Our success depends primarily on the general economic conditions in our market area which consists primarily of north central and northeastern Iowa. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in this area. At December 31, 2015, 100% of our loans that were secured by real estate or business operations were located in Iowa. The local economic conditions in our market area, therefore, have a significant impact on our lending, the ability of the borrowers to repay their loans and the value of the collateral securing loans.

Our market area is sparsely populated, largely rural and agricultural and has experienced a population decline. It also has limited industrial development compared to more urban and suburban areas. The total populations for Hamilton and Buchanan County, according to the United States Census Bureau in 2015, were approximately 15,000 and 21,000, respectively. According to SNL Financial, the population in Buchanan County has increased 0.40% between the years 2010 to 2015, while the population in Hamilton County has decreased 4.82% between the years 2010 to 2015.

A deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact our local economy which would negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our small asset size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds (our net interest income), our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. As a smaller institution, we are also disproportionately affected by the ongoing higher costs of compliance with new banking and other regulations. Finally, our small size makes it difficult to attract and retain banking professionals with strong community relationships and significant knowledge of our markets difficult.

We are subject to specific market risks due to the dependence by many of our customers on an agriculture economy.

Our lending activities are concentrated in the north central Iowa County of Hamilton, the northeastern Iowa County of Buchanan and their contiguous counties, which are largely rural and agricultural. We do not originate agriculture loans, however, a substantial number of our customers are dependent upon the agricultural economy in our market area, which includes numerous risks that are inherently volatile and impossible to predict or control. These risks include weather-related risks, the value of farm land, market prices for crops and other agricultural products, federal and state regulation of farming, and the presence of diseases and other external factors which may affect any of the foregoing. A downturn in the agricultural economy in our market area would likely have a negative effect on many of our customers and could impact their ability to make timely repayments of their existing loans.

We rely on our management team for the successful implementation of our business strategy.

Our future success will be largely due to the efforts of our senior management team, including Stephen L. Mourlam, our President and Chief Executive Officer who has 37 years of financial institution work experience, and Kyle R. Swon, our Senior Vice President who has 29 years of financial institution work experience. Because we are a small community savings bank with a small management team, each member of our senior management team has more responsibility than his or her counterpart typically would have at a larger institution with more employees, and we have fewer management-level personnel who are in a position to assume the responsibilities of our senior management team. We do not hold any key person insurance or bank-owned life insurance for any member of our senior management team, and the loss of services of either of these individuals may have a material adverse effect on our ability to implement our business plan.

A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market interest rates on the loans we have originated and the yields on securities we have purchased have been at historically low levels for several years. The average yield on our interest-earning assets was 3.58% and 3.70% for the years ended December 31, 2015 and 2014, respectively. Our ability to lower our interest expense is limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease. A continuation of a low interest rate environment will likely continue to adversely affect our net interest income, which would likely have an adverse effect on our profitability.

Our emphasis on one- to four-family residential real estate loans exposes us to increased credit risks. Declines in property values can increase the loan-to-value ratios on our residential mortgage loan portfolio, which could expose us to greater risk of loss.

At December 31, 2015, $46.5 million, or 80.1% of our loan portfolio, was secured by owner-occupied, one- to four-family residential real estate loans. Declines in real estate values in our market area could cause some of these mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Residential loans with high combined loan-to-value ratios are more sensitive to declining property values than those with lower combined loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses.

We expect to continue to increase our originations of consumer loans, including automobile loans, and such loans generally carry greater risk than loans secured by owner-occupied, one- to four-family real estate, and these risks will increase as we continue to increase originations of these types of loans.

At December 31, 2015, our consumer loans totaled $4.5 million, or 7.8% of our total loan portfolio, of which $2.7 million, or 60.0%, were automobile loans. At that date, we had consumer loans delinquent 60 days or more of $72,000, or 6.4% of total delinquent loans 60 days or more past due. Consumer loans generally have greater risk of loss or default than one- to four-family residential real estate loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles, or loans that are unsecured. In these cases, we face the risk that any collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Thus, the recovery and sale of such property could be insufficient to compensate us for the principal outstanding on these loans. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit our ability to recover on such loans. As we increase our originations of consumer loans, it may become necessary to increase our provision for loan losses in the event our losses on these loans increase, which would reduce our profits.

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may adversely affect our performance.

We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers or otherwise, our business and operating results may be materially adversely affected.

We participate in a defined benefit pension plan for the benefit of certain of our employees. If we were to terminate this plan, we could incur a substantial expense in connection with the termination.

We participate in a defined benefit pension plan for the benefit of our employees who were employees prior to November 1, 2008. In the future we may choose to terminate or withdraw from the plan, and the expense that would be incurred in connection with such a termination would be primarily dependent upon the value of the plan’s assets at the time of termination, general market interest rates and any additional expense imposed on termination. Based on the value of the plan’s assets and market interest rates at December 31, 2015, the approximate cost to terminate or withdraw from the plan would be $1.2 million. If we choose to terminate the plan in the future, we could incur a substantial expense.

Competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is strong. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans that we offer, and we expect this competition to continue in the foreseeable future. Competition also makes it more difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of WCF Financial Bank – Competition.”

Future changes in interest rates may reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.

At December 31, 2015, our “economic value of equity” analysis prepared by our third party consultant indicates that value of our equity would decrease by $2.2 million, or 12.2%, if there was an instantaneous 200 basis point increase in market interest rates. However, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Market Risk.”

We could record future losses on our investment securities portfolio.

A number of factors could cause us to conclude that an unrealized loss that exists with respect to our securities constitutes an impairment that is other-than-temporary, which could result in material losses to us. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value.

A significant percentage of our assets is invested in securities and cash and cash equivalents, which typically have a lower yield than our loan portfolio.

Our results of operations depend substantially on our net interest income. At December 31, 2015, 42.8% of our assets was invested in investment securities, time deposits in other financial institutions and cash and cash equivalents. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase originations of loans that are acceptable to us.

Our cost of operations is high relative to our revenues.

Our non-interest expense totaled $3.1 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively. We continue to analyze our expenses and achieve efficiencies where available, however, our efficiency ratio remains high as a result of operating expenses. Our efficiency ratio totaled 83.7% and 83.2% for the years ended December 31, 2015 and 2014, respectively.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.9% of total loans and 64.0% of non-performing loans at December 31, 2015. Material additions to our allowance would materially decrease our net income.

In addition, the OCC periodically reviews our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by bank regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Webster City Federal Bancorp and WCF Financial Bank are subject to extensive regulation, supervision and examination by the Federal Reserve Board and the OCC. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of federal deposit insurance funds and the depositors and borrowers of WCF Financial Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations affect the way financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations, as could our interpretation of such changes.

The Dodd-Frank Act has significantly changed the bank regulatory structure, and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, some of which are not in final form. Consequently, the full impact of the Dodd-Frank Act may not be known for years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets continue to be examined for compliance with consumer laws by their primary bank regulators. The Dodd-Frank Act also weakened the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for bank holding companies and savings and loan holding companies that are no less than those applicable to banks, which limits our ability to borrow at the holding company level and invest the proceeds from such borrowings in WCF Financial Bank, and excludes certain instruments that previously were eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

The full impact of the Dodd-Frank Act on our business may not be known until all regulations affecting community banks under the statute are implemented. As a result, at this time we do not know the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and diverted management’s time from other business activities, which adversely affects our financial condition and results of operations.

We have become subject to more stringent capital requirements, which will adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

In July 2013, the federal banking agencies approved a final rule implementing the regulatory capital reforms from the Basel Committee on Banking Supervision (“Basel III”) and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. WCF Financial Bank has elected to opt out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement began to be phased in effective January 1, 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in full effect as of December 31, 2015.

The application of more stringent capital requirements likely will result in lower returns on equity, and could require raising additional capital in the future, or result in regulatory actions if we are unable to comply with capital requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, change our business models, and/or increase our holdings of liquid assets. The implementation of changes to: asset risk weightings for risk-based capital calculations; items included or deducted in calculating regulatory capital and/or additional capital conservation buffers, could result in management modifying our business strategy, and could limit our ability to make distributions, including paying dividends or repurchasing our shares. See “Supervision and Regulation – Federal Bank Regulation – Capital Requirements.”

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of our internal control over financial reporting, that may occur when outside auditors attest to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

Proposed and final regulations could restrict our ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.” The regulatory agencies have issued a final rule to implement this requirement. The final rule provides that the definition of “qualified residential mortgage” includes loans that meet the definition of qualified mortgage issued by the Consumer Financial Protection Bureau.

The final rule could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict our ability to make loans. Similarly, the Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, which could limit our growth or profitability.

We could be adversely affected by failure in our internal controls.

A failure in our internal controls could have a significant negative impact not only on our earnings, but also on the perception that customers, regulators and investors may have of us. We continue to devote a significant amount of effort, time and resources to continually strengthening our controls and ensuring compliance with complex accounting standards and banking regulations.

Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation.

We regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions, could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses.

If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.

The physical, procedural and technological safeguards that we employ to protect this confidential and proprietary information from mishandling, misuse or loss, do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of information does occur, that those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. As information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. Any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on non-residential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $8.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $8.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of WCF Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $4.9 million and $6.9 million of the net proceeds of the offering (or $8.0 million at the adjusted maximum of the offering range) in WCF Financial Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. WCF Financial Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the OCC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. For the years ended December 31, 2015 and 2014, our return on average equity was 2.66% and 3.03%. Following the stock offering, we expect our consolidated equity to be between $24.1 million at the minimum of the offering range and $29.5 million at the adjusted maximum of the offering range. Based upon these increased levels of capital, our return on equity will continue to be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt, and may be negatively affected by higher minimum regulatory capital requirements. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

There is currently a limited public market for our common stock and it is unlikely that an active, liquid market for our common stock will develop after completion of the offering.

Webster City Federal Bancorp’s common stock is currently quoted on the OTCPK operated by OTC Markets Group under the trading symbol “WCFB.” Upon completion of the conversion, the common stock of WCF Bancorp will replace the existing shares of Webster City Federal Bancorp’s common stock, and we expect the common stock will also be quoted on the OTCPK. Following completion of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to trade on the Nasdaq Capital Market.

Webster City Federal Bancorp does not have an active trading market for its common stock and an active public trading market for WCF Bancorp’s common stock may not develop or be sustained after the stock offering. If an active trading market for our common stock does not develop, you may not be able to sell your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.

Our stock-based benefit plan will increase our expenses and reduce our income.

We intend to adopt a stock-based benefit plan after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the plan. The actual amount of this stock-related compensation and benefit expense will depend on the number of options and stock awards granted under the plan, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt a stock-based benefit plan within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plan would be limited to 4% and 10%, respectively, of the shares of our common stock sold in the stock offering. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our stock-based benefit plan has been estimated to be approximately $86,000 after tax at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based benefit plan, see “Management – Benefits to be Considered Following Completion of the Conversion.”

The implementation of a stock-based benefit plan may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt a stock-based benefit plan following completion of the conversion and stock offering. This plan may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund this plan will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the stock-based benefit plan through open market purchases, stockholders would experience a 10.5% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering, and all such stock options are exercised. Such dilution would also reduce earnings per share. If we adopt the plan more than 12 months following the conversion, the stock-based benefit plan would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of a stock-based benefit plan would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

Certain provisions of our articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on our board of directors, and may discourage hostile acquisitions of control of WCF Bancorp, which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire WCF Bancorp, pursue a proxy contest for control of WCF Bancorp, assume control of WCF Bancorp by a holder of a large block of common stock, or remove WCF Bancorp’s management, all of which stockholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, including residency requirements, age requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of stockholder proposals and director nominations;

•	a limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by stockholders requires the request of at least twenty five percent (25%) of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the ability of the board of directors to fill vacancies on the board;

•	the board of directors’ ability to cause WCF Bancorp to issue preferred stock;

•	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

•	the ability of the board of directors to consider a variety of factors in evaluating offers to purchase or acquire WCF Bancorp; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

In addition, federal regulations prohibit for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of WCF Financial Bank or WCF Bancorp without the prior approval of the Federal Reserve Board. Moreover, under federal law, subject to certain exemptions, a person, entity or group must obtain the prior approval of the Federal Reserve Board before acquiring control of a savings and loan holding company.

Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock. For further information, see “Restrictions on Acquisition of WCF Bancorp.”

You may not revoke your decision to purchase WCF Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond July 29, 2016, or the number of shares to be sold in the offering is increased to more than 2,149,063 shares or decreased to fewer than 1,381,250 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors or certain borrowers of WCF Financial Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Webster City Federal Bancorp and its subsidiaries as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Webster City Federal Bancorp contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2015 and 2014 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus.

	At December 31,
	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$112,916	$111,235
Cash and cash equivalents	8,867	4,040
Time deposits in other financial institutions	2,950	5,094
Investment securities	36,526	40,675
Loans, net	57,380	55,039
Office property and equipment, net	4,570	4,557
Deposits	88,080	92,914
FHLB advances	8,000	1,000
Accrued expenses and other liabilities	1,813	2,121
Total equity	14,583	14,822

	For the Years Ended December 31,
	2015	2014
	(In thousands)
Selected Operations Data:
Interest income	$3,707	$3,958
Interest expense	(613)	(696)

Net interest income	3,094	3,262
Provision for loan losses	(190)	(18)

Net interest income after provision for loan losses	2,904	3,244
Noninterest income	644	120
Noninterest expense	(3,145)	(2,814)

Income before income tax expense	423	550
Income tax expense	(29)	(101)

Net income	$394	$449

Earnings per share	$0.13	$0.15

	At or For the Years Ended December 31,
	2015	2014
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.36%	0.40%
Return on average equity	2.66%	3.03%
Interest rate spread (1)	2.89%	2.92%
Net interest margin (2)	2.99%	3.05%
Efficiency ratio (3)	83.69%	83.21%
Non-interest expense to average total assets	2.85%	2.52%
Average interest-earning assets to average interest-bearing liabilities	116.50%	119.61%
Average equity to average total assets	13.46%	13.25%
Asset Quality Ratios:
Non-performing assets to total assets	0.70%	0.18%
Non-performing loans to total loans, net	1.38%	0.37%
Allowance for loan losses to non-performing loans	64.01%	178.71%
Allowance for loan losses to total loans	0.88%	0.66%
Net charge-offs to average outstanding loans	0.08%	0.17%
Capital Ratios (Bank only):
Total capital (to risk-weighted assets)	27.78%	29.84%
Common equity Tier 1 capital (to risk-weighted assets)	26.75%	n/a
Tier 1 capital (to risk-weighted assets)	26.75%	29.07%
Tier 1 capital (to total assets)	12.24%	12.34%
Other Data:
Number of full service offices	2	2

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Webster City Federal Bancorp and its subsidiaries for the periods and at the dates indicated. The information at December 31, 2015 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Webster City Federal Bancorp beginning at page F-1 of this prospectus. The information at March 31, 2016 and for the three months ended March 31, 2016 and 2015 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved for the remainder of 2016 or any other period.

	At March 31, 2016	At December 31, 2015
	(unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$113,734	$112,916
Cash and cash equivalents	9,162	8,867
Time deposits in other financial institutions	2,310	2,950
Investment securities	37,010	36,526
Loans, net	58,042	57,380
Office property and equipment, net	4,495	4,570
Deposits	89,650	88,080
FHLB advances	8,000	8,000
Accrued expenses and other liabilities	1,665	1,813
Total equity	14,102	14,583

	For the Three Months Ended March 31,
	2016	2015
	(unaudited)
	(In thousands)
Selected Operations Data:
Interest income	$925	$944
Interest expense	(165)	(155)

Net interest income	760	789
Provision for loan losses	—	(40)

Net interest income after provision for loan losses	760	749
Noninterest income	95	238
Noninterest expense	(817)	(670)

Income before income tax (expense) benefit	38	317
Income tax (expense) benefit	29	(92)

Net income	$67	$225

Earnings per share	$0.02	$0.07

	At or For the Three Months Ended March 31,
	2016	2015
Selected Financial Ratios and Other Data:
Performance Ratios(1)
Return on average assets	0.24%	0.81%
Return on average equity	1.83%	5.99%
Interest rate spread (2)	2.79%	2.92%
Net interest margin (3)	2.88%	3.02%
Efficiency ratio (4)	95.56%	65.24%
Non-interest expense to average total assets	2.89%	2.40%
Average interest-earning assets to average interest-bearing liabilities	114.67%	115.67%
Average equity to average total assets	12.95%	13.44%
Asset Quality Ratios:
Non-performing assets to total assets	0.80%	0.28%
Non-performing loans to total loans, net	1.55%	0.54%
Allowance for loan losses to non-performing loans	55.65%	124.75%
Allowance for loan losses to total loans	0.86%	0.67%
Net charge-offs to average outstanding loans	0.01%	0.05%
Capital Ratios (Bank only):
Total capital (to risk-weighted assets)	27.53%	28.36%
Common equity Tier 1 capital (to risk-weighted assets)	26.51%	27.56%
Tier 1 capital (to risk-weighted assets)	26.51%	27.56%
Tier 1 capital (to total assets)	11.70%	11.61%
Other Data:
Number of full service offices	2	2

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Assets. Assets increased $818,000, or 0.72%, to $113.7 million at March 31, 2016 from $112.9 million at December 31, 2015. The increase was due to the increases in cash and cash equivalents, investment securities and net loans during the quarter.

Cash and Cash Equivalents and Time Deposits in Other Financial Institutions. Cash and cash equivalents increased $295,000, or 3.3%, to $9.2 million at March 31, 2016 from $8.9 million at December 31, 2015. The increase resulted in part from a decrease of $640,000, or 21.7%, in our time deposits in other financial institutions to $2.3 million at March 31, 2016 from $3.0 million at December 31, 2015.

Investment Securities. Securities available for sale increased $484,000, or 1.3%, to $37.0 million at March 31, 2016 from $36.5 million at December 31, 2015.

Net Loans. Net loans receivable increased $662,000, or 1.2%, to $58.0 million at March 31, 2016 from $57.4 million at December 31, 2015. The increase in net loans receivable was due primarily to an increase in consumer loans originated during the first quarter of 2016.

Deposits. Deposits increased $1.1 million, or 1.8%, to $89.7 million at March 31, 2016 from $88.1 million at December 31, 2015. During the quarter we experienced increases in savings accounts of $543,000, or 4.9%, and in certificates of deposits of $1.0 million, or 2.3%.

Stockholders’ Equity. Stockholders’ equity decreased $481,000, or 3.3%, to $14.1 million at March 31, 2016 from $14.6 million at December 31, 2015. The decrease was primarily due to aggregate dividends paid of $151,000 during the quarter and a reduction in equity for expenses for the second-step conversion of $460,000, offset in part by net income of $67,000 during the quarter ended March 31, 2016.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

Net Income. Net income was $67,000, or $0.02 per share, for the three months ended March 31, 2016 compared to $225,000, or $0.07 per share, for the three months ended March 31, 2015.

Interest Income. Interest income decreased $19,000, or 2.0%, to $925,000 for the three months ended March 31, 2016 from $944,000 for the three months ended March 31, 2015. The decrease in interest income resulted primarily from a decrease in market interest rates on interest-earning assets, to 3.51% in the first quarter of 2016, from 3.61% for first quarter of 2015.

Interest income on loans receivable increased $7,000, or 0.92%, to $721,000 for the quarter ended March 31, 2016 from $714,000 for the quarter ended March 31, 2015. The increase resulted from an increase in the average balance of loans in the 2016 quarter to $57.6 million from $55.3 million for the 2015 quarter, offset in part by a decrease in average yield on our loan portfolio to 5.01% for the 2016 period from 5.17% for the 2015 period. The Company’s use of a lagging index for its adjustable-rate loans, as well as the ongoing low interest rate environment, caused the overall yield on the loan portfolio to decrease in the 2016 quarter compared to the 2015 quarter.

Interest Expense. Interest expense increased $10,000, or 6.2%, to $165,000 for the three months ended March 31, 2016 from $155,000 for the three months ended March 31, 2015. The increase in interest expense was the result of an increase in the average cost of deposits to 0.69% for the 2016 period from 0.65% for the 2015 period, due to higher interest rates being paid on money market accounts during the 2016 quarter. The average cost of borrowings decreased 214 basis points to 0.96% for the three months ended March 31, 2016, compared to 3.10% for the three months ended March 31, 2015.

Net Interest Income. Net interest income decreased $29,000, or 3.7%, to $760,000 for the three months ended March 31, 2016 from $789,000 for the three months ended March 31, 2015. The decrease was due to a 13 basis point decrease in the interest rate spread to 2.79% for the three months ended March 31, 2016 from 2.92% for the three months ended March 31, 2015 reflecting a lower rate of return on securities available for sale.

Our net interest margin decreased 14 basis points to 2.88% for the three months ended March 31, 2016 from 3.02% for the three months ended March 31, 2015, further reflecting the shift in our interest-earning assets.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we did not record a provision for loan losses for the three months ended March 31, 2016, compared to a provision of $40,000 for the quarter ended March 31, 2015. The allowance for loan losses was $502,000, or 0.86% of total loans, at March 31, 2016, compared to $373,000, or 0.67% of total loans, at March 31, 2015. Total nonperforming loans were $902,000 at March 31, 2016, compared to $299,000 at March 31, 2015. Classified (substandard, doubtful and loss) loans were $449,000 at March 31, 2016 compared to $128,000 at March 31, 2015, and total loans past due greater than 30 days were $1.7 million and $1.4 million at those respective dates. As a percentage of nonperforming loans, the allowance for loan losses was 55.65% at March 31, 2016 compared to 124.75% at March 31, 2015.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at March 31, 2016 and December 31, 2015. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations.

Non-interest Income. Non-interest income decreased $143,000, or 60.2%, to $95,000 for the three months ended March 31, 2016 from $238,000 for the three months ended March 31, 2015. The decrease in non-interest income was due to a decrease of $158,000, or 91.2%, in gains on sale of securities to $15,000 for the 2016 quarter from $173,000 for the 2015 quarter.

Non-interest Expense. Non-interest expenses increased $147,000, or 22.0%, to $817,000 for the three months ended March 31, 2016 compared to $670,000 for the three months ended March 31, 2015. Non-interest expense consists primarily of salaries and employee benefits, premises and occupancy costs, furniture and equipment expense, data processing expense, deposit insurance premiums and accounting and professional fees. Salaries and employee benefits increased $30,000, or 9.7%, to $342,000 for the 2016 period compared to $312,000 for the 2015 period, due to normal annual salary adjustments and an increase in our number of full-time equivalent employees. Office property and equipment increased $63,000, or 83.8%, due to increases in depreciation taken on equipment and on our headquarters building. Data processing expense increased $9,000, or 9.3%, to $102,000 for the quarter ended March 31, 2016 compared to $94,000 for the quarter ended March 31, 2015.

Income Tax Expense (Benefit). We recognized an income tax (benefit) of ($29,000) for the quarter ended March 31, 2016, compared to an income tax expense of $92,000 for the 2015 quarter, a decrease of $121,000, or 131.5%. Our effective tax rate for the 2016 quarter was (76.3%) compared to 29.0% for the 2015 period. The change in the effective tax rate was due to income earned on the Company’s tax-exempt municipal bonds held in its portfolio as well as lower pre-tax income during the 2016 period.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition with depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments, our level of loan originations, or increases in the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	adverse changes in the national agriculture economy and the agriculture economy in our market area;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 20. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $9.9 million and $13.8 million, or $16.0 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $8.00 Per Share of
	1,381,250 Shares		1,625,000 Shares		1,868,750 Shares		2,149,063 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$11,050		$13,000		$14,950		$17,193
Less offering expenses	(1,250)		(1,250)		(1,250)		(1,250)

Net offering proceeds	$9,800	100.0%	$11,750	100.0%	$13,700	100.0%	$15,943	100.0%

Distribution of net proceeds:
To WCF Financial Bank	$4,900	50.0%	$5,875	50.0%	$6,850	50.0%	$7,971	50.0%
To fund loan to employee stock ownership plan	$884	9.0%	$1,040	8.9%	$1,196	8.7%	$1,375	8.6%
Retained by WCF Bancorp	$4,016	41.0%	$4,835	41.1%	$5,654	41.3%	$6,597	41.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of WCF Financial Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated offering.

WCF Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

WCF Financial Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and/or support growth and the development of new products and services;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors – Risks Related to the Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Webster City Federal Bancorp currently pays a quarterly dividend of $0.05 per share, or $0.20 per share on an annualized basis. After the completion of the conversion and offering, we intend to continue to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and an annual yield of 2.5% based on the offering price of $8.00 per share. The amount of dividends to be paid will be subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

WCF Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by WCF Bancorp in connection with the conversion. The source of dividends will depend on the net proceeds retained by WCF Bancorp and earnings thereon, and dividends from WCF Financial Bank. In addition, WCF

Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Iowa law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, WCF Financial Bank will not be permitted to pay dividends on its capital stock to WCF Bancorp, its sole stockholder, if WCF Financial Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, WCF Financial Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. WCF Financial Bank must file an application with the Federal Reserve Board for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of WCF Financial Bank’s net income for that year to date plus its retained net income for the preceding two years, or WCF Financial Bank would not be at least adequately capitalized following the distribution.

Any payment of dividends by WCF Financial Bank to WCF Bancorp that would be deemed to be drawn from WCF Financial Bank’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by WCF Financial Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. WCF Financial Bank does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering – Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of WCF Financial Bank to make capital distributions, including the payment of dividends to WCF Bancorp, see “Taxation – Federal Taxation.”

We will file a consolidated federal tax return with WCF Financial Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Webster City Federal Bancorp’s common stock is currently quoted on the OTC Pink Marketplace under the symbol “WCFB.” Upon completion of the conversion, we expect that the shares of common stock of WCF Bancorp will continue to be quoted on the OTC Pink Marketplace under the same symbol “WCFB.” Following completion of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to trade on the Nasdaq Capital Market. In order to have our shares quoted on the OTC Pink Marketplace, we are required to have at least one broker-dealer who will make a market in our common stock. As of May 5, 2016, Webster City Federal Bancorp had approximately 141 registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $8.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The following table sets forth the high and low trading prices for shares of Webster City Federal Bancorp common stock for the periods indicated, as obtained from the OTC Pink Marketplace, and the dividends declared during the periods. As of the close of business on May 5, 2016, there were 3,019,005 shares of common stock outstanding, including 522,476 publicly held shares (shares held by stockholders other than WCF Financial, M.H.C.), and approximately 141 stockholders of record.

	Price Per Share		Dividends Per Share
	High	Low
Year Ending December 31, 2016
Second quarter (through May 5, 2016)	$8.25	$7.76	$—
First quarter	$8.90	$7.12	$0.05
Year Ended December 31, 2015
Fourth quarter	$7.65	$7.25	$0.05
Third quarter	$7.75	$7.30	$0.05
Second quarter	$7.75	$7.15	$0.04
First quarter	$7.95	$7.16	$—
Year Ended December 31, 2014
Fourth quarter	$8.48	$6.91	$—
Third quarter	$7.10	$6.85	$—
Second quarter	$7.15	$6.75	$—
First quarter	$7.10	$6.80	$—

On March 3, 2016, the business day immediately preceding the public announcement of the conversion, and on May 5, 2016, the closing prices of Webster City Federal Bancorp common stock as reported on the OTC Pink Marketplace were $7.12 per share and $8.25 per share, respectively. On the effective date of the conversion, all publicly held shares of Webster City Federal Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of WCF Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering – Share Exchange Ratio for Current Stockholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2015, WCF Financial Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of WCF Financial Bank at December 31, 2015, and the pro forma equity capital and regulatory capital of WCF Financial Bank, after giving effect to the sale of shares of common stock at $8.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes the receipt by WCF Financial Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	WCF Financial Bank Historical at		Pro Forma at December 31, 2015, Based Upon the Sale in the Offering of
	December 31, 2015		1,381,250 Shares		1,625,000 Shares		1,868,750 Shares		2,149,063 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$13,179	11.67%	$16,753	14.38%	$17,494	14.92%	$18,235	15.46%	$19,087	16.06%

Tier 1 leverage capital (2)(3)	$13,024	12.24%	$16,598	15.09%	$17,339	15.66%	$18,080	16.22%	$18,932	16.85%
Tier 1 leverage requirement	5,321	5.00	5,500	5.00	5,537	5.00	5,574	5.00	5,617	5.00

Excess	$7,703	7.24%	$11,098	10.09%	$11,802	10.66%	$12,506	11.22%	$13,315	11.85%

Tier 1 risk-based capital (2)(3)	$13,024	26.75%	$16,598	33.59%	$17,339	34.99%	$18,080	36.37%	$18,932	37.96%
Tier 1 risk-based requirement	3,896	8.00	3,953	8.00	3,965	8.00	3,976	8.00	3,990	8.00

Excess	$9,128	18.75%	$12,645	25.59%	$13,374	26.99%	$14,104	28.37%	$14,942	29.96%

Total risk-based capital (2)(3)	$13,529	27.78%	$17,103	34.62%	$17,844	36.01%	$18,585	37.39%	$19,437	38.97%
Total risk-based requirement	4,869	10.00	4,941	10.00	4,956	10.00	4,971	10.00	4,988	10.00

Excess	$8,660	17.78%	$12,162	24.62%	$12,888	26.01%	$13,614	27.39%	$14,448	28.97%

Common equity tier 1 risk-based capital (2)(3)	$13,024	26.75%	$16,598	33.59%	$17,339	34.99%	$18,080	36.37%	$18,932	37.96%
Common equity tier 1 risk-based requirement	3,165	6.50	3,212	6.50	3,221	6.50	3,231	6.50	3,242	6.50

Excess	$9,859	20.25%	$13,386	27.09%	$14,118	28.49%	$14,849	29.87%	$15,689	31.46%

Reconciliation of capital infused into WCF Financial Bank:
Net proceeds			$4,900		$5,875		$6,850		$7,971
Less: Common stock acquired by stock-based benefit plan			(442)		(520)		(598)		(688)
Less: Common stock acquired by employee stock ownership plan			(884)		(1,040)		(1,196)		(1,375)

Pro forma increase			$3,574		$4,315		$5,056		$5,908

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Webster City Federal Bancorp at December 31, 2015 and the pro forma consolidated capitalization of WCF Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Webster City Federal Bancorp Historical at December 31, 2015	Pro Forma at December 31, 2015 Based upon the Sale in the Offering at $8.00 per Share of
		1,381,250 Shares	1,625,000 Shares	1,868,750 Shares	2,149,063 Shares (1)
	(Dollars in thousands)
Deposits (2)	$88,080	$87,412	$87,412	$87,412	$87,412
Borrowed funds	8,000	8,000	8,000	8,000	8,000

Total deposits and borrowed funds	$96,080	$95,412	$95,412	$95,412	$95,412

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	433	16	19	22	26
Additional paid-in capital (3)	9,634	7,639	9,586	11,533	13,771
MHC capital contribution	—	1,029	1,029	1,029	1,029
Retained earnings (5)	16,635	16,635	16,635	16,635	16,635
Accumulated other comprehensive income	93	93	93	93	93
Less:
Treasury stock	(12,212)	—	—	—	—
Common stock held by employee stock ownership plan (6)	—	(884)	(1,040)	(1,196)	(1,375)
Common stock to be acquired by stock-based benefit plan (7)	—	(442)	(520)	(598)	(688)

Total stockholders’ equity	$14,583	$24,086	$25,802	$27,518	$29,491

Pro Forma Shares Outstanding
Shares offered for sale	—	1,381,250	1,625,000	1,868,750	2,149,063
Exchange shares issued	—	266,190	313,165	360,140	414,161

Total shares outstanding	3,019,005	1,647,440	1,938,165	2,228,890	2,563,224

Total stockholders’ equity as a percentage of total assets	12.91%	19.81%	20.92%	22.01%	23.22%
Tangible equity as a percentage of total assets	12.85%	19.74%	20.86%	21.95%	23.16%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Webster City Federal Bancorp currently has 20,000,000 authorized shares of common stock, $0.10 par value per share, and 10,000,000 authorized shares of preferred stock, $0.10 par value per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of WCF Bancorp common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of WCF Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 10% of the shares of WCF Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plan. See “Management.”
(5)	The retained earnings of WCF Financial Bank will be substantially restricted after the conversion. See “The Conversion and Offering – Liquidation Rights” and “Supervision and Regulation – Dividends.”

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(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from WCF Bancorp. The loan will be repaid principally from WCF Financial Bank’s contributions to the employee stock ownership plan. Since WCF Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on WCF Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock sold in the offering will be purchased for grant by a stock-based benefit plan. The funds to be used by such plan to purchase the shares will be provided by WCF Bancorp. The dollar amount of common stock to be purchased is based on the $8.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. WCF Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require stockholder approval.

PRO FORMA DATA

The following table summarizes historical data of Webster City Federal Bancorp and pro forma data of WCF Bancorp at and for the year ended December 31, 2015. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds in the table are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from WCF Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 25 years. Interest income that we earn on the loan will offset the interest paid by WCF Financial Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 25 years, net of historical expense for the year ended December 31, 2015; and

(iii)	total expenses of the offering will be $1.25 million.

We calculated pro forma consolidated net income for the year ended December 31, 2015 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.76% (1.10% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of December 31, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a stock-based benefit plan. We have assumed that a stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plan vest over a five-year period.

We also have assumed that options will be granted under a stock-based benefit plan to acquire shares of common stock equal to 10% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $8.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $1.05 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 14.13% for the shares of common stock, a dividend yield of 2.5%, an expected option term of 10 years and a risk-free rate of return of 2.27%.

We may grant options and award shares of common stock under a stock-based benefit plan in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plan is adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to WCF Financial Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of WCF Financial Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering – Liquidation Rights.”

At or for the Year Ended December 31, 2015 Based upon the Sale at $8.00 Per Share of
1,381,250 Shares	1,625,000 Shares	1,868,750 Shares	2,149,063 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$11,050	$13,000	$14,950	$17,193
Market value of shares issued in the exchange	2,130	2,505	2,881	3,313

Pro forma market capitalization	$13,180	$15,505	$17,831	$20,506

Gross proceeds of offering	$11,050	$13,000	$14,950	$17,193
Expenses	(1,250)	(1,250)	(1,250)	(1,250)

Estimated net proceeds	9,800	11,750	13,700	15,943
Assets received from mutual holding company	1,029	1,029	1,029	1,029
Common stock purchased by employee stock ownership plan	(884)	(1,040)	(1,196)	(1,375)
Common stock purchased by stock-based benefit plan	(442)	(520)	(598)	(688)

Estimated net proceeds, as adjusted	$9,503	$11,219	$12,935	$14,908

For the Year Ended December 31, 2015
Consolidated net earnings:
Historical	$394	$394	$394	$394
Income on adjusted net proceeds	94	112	131	153
Income on assets from mutual holding company	7	7	7	7
Employee stock ownership plan (2)	(22)	(26)	(30)	(34)
Stock awards (3)	(55)	(65)	(75)	(86)
Stock options (4)	(26)	(31)	(36)	(41)

Pro forma net income	$392	$391	$391	$393

Earnings per share (5):
Historical	$0.26	$0.22	$0.19	$0.16
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (3)	(0.04)	(0.04)	(0.04)	(0.04)
Stock options (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma earnings per share (5)	$0.25	$0.21	$0.18	$0.15

Offering price to pro forma net earnings per share	32.00	x	38.10	x	44.44	x	53.33	x
Number of shares used in earnings per share calculations	1,541,360	1,813,365	2,085,370	2,398,176
At December 31, 2015
Stockholders’ equity:
Historical	$14,583	$14,583	$14,583	$14,583
Estimated net proceeds	9,800	11,750	13,700	15,943
Equity increase from the mutual holding company	1,029	1,029	1,029	1,029
Common stock acquired by employee stock ownership plan (2)	(884)	(1,040)	(1,196)	(1,375)
Common stock acquired by stock-based benefit plans (3)	(442)	(520)	(598)	(688)

Pro forma stockholders’ equity (6)	$24,086	$25,802	$27,518	$29,491

Intangible assets	$(75)	$(75)	$(75)	$(75)

Pro forma tangible stockholders’ equity (6)	$24,011	$25,727	$27,443	$29,416

Stockholders’ equity per share (7):
Historical	$8.85	$7.52	$6.54	$5.69
Estimated net proceeds	5.95	6.06	6.15	6.22
Equity increase from the mutual holding company	0.62	0.53	0.46	0.40
Common stock acquired by employee stock ownership plan (2)	(0.54)	(0.54)	(0.54)	(0.54)
Common stock acquired by stock-based benefit plan (3)	(0.27)	(0.27)	(0.27)	(0.27)

Pro forma stockholders’ equity per share (6) (7)	$14.61	$13.30	$12.34	$11.50

Intangible assets	$(0.05)	$(0.04)	$(0.03)	$(0.03)

Pro forma tangible stockholders’ equity per share (6) (7)	$14.56	$13.26	$12.31	$11.47

Offering price as percentage of pro forma stockholders’ equity per share	54.76%	60.15%	64.83%	69.57%
Offering price as percentage of pro forma tangible stockholders’ equity per share	54.95%	60.33%	64.99%	69.75%
Number of shares outstanding for pro forma book value per share calculations	1,647,440	1,938,165	2,228,890	2,563,224

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from WCF Bancorp, and the outstanding loan with respect to existing shares of Webster City Federal Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan. WCF Financial Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. WCF Financial Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation – Stock Compensation – Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by WCF Financial Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 37.3%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 4,420, 5,200, 5,980 and 6,877 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)	Assumes a stock-based benefit plan purchase an aggregate number of shares of common stock equal to 4% of the shares sold in the offering. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from WCF Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by WCF Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $8.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2015, and (iii) the plan expense reflects an effective combined federal and state tax rate of 37.3%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	Assumes that options are granted under a stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 10% of the shares sold in the offering. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $8.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $1.05 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 37.3%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $8.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 9.09%.
(5)	Per share figures include publicly held shares of Webster City Federal Bancorp common stock that will be exchanged for shares of WCF Bancorp common stock in the conversion. See “The Conversion and Offering – Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note 2, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of WCF Financial Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering – Liquidation Rights” and “Supervision and Regulation – Dividends.”

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(7)	Per share figures include publicly held shares of Webster City Federal Bancorp common stock that will be exchanged for shares of WCF Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.5095, 0.5994, 0.6893 and 0.7927 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Webster City Federal Bancorp and the consolidated financial statements provided in this prospectus.

Overview

Our profitability is highly dependent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds.

Our net income decreased $55,000, or 12.3%, to $394,000, or $0.13 per share, for the year ended December 31, 2015, compared to $449,000, or $0.15 per share, for the year ended December 31, 2014. The decrease was due to a decrease in interest income and increases in our provision for loan losses and noninterest interest expense, offset in part by a decrease in interest expense and an increase in total noninterest income. The increase in our provision for loan losses, which increased $172,000 to $190,000 for 2015 from $18,000 for 2014, reflected management’s ongoing assessment of the risks inherent in our loan portfolio, including increases in consumer loans and general concerns about our marker area economy which is largely dependent on farming and agriculture.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income, which would have an adverse effect on our results of operations. As described in “ – Market Risk,” we expect that our net interest income and our net portfolio value would decrease as a result of an instantaneous increase in interest rates. We use a variety of strategies to help manage interest rate risk, as described in “ – Market Risk.” In addition, see “Risk Factors – Risks Related to Our Business – Future changes in interest rates may reduce our profits.”

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in north central and northeastern Iowa. Local economic conditions have a significant impact on our lending operations, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. Although we do not originate agricultural real estate or agricultural business loans, our market are is largely rural and agricultural. Accordingly, the agricultural economy generally has a significant effect on the financial stability of many of our customers. In addition, changes in economic conditions could result in increased actual losses or increased losses inherent in our loan portfolio, either of which could require us to significantly increase our provision for loan losses. Changes in economic conditions could further negatively affect us as described in “Risk Factors – Risks Related to Our Business – A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our results of operations, financial condition and earnings; and “– We are subject to specific market risks due to the dependence by many of our customers on an agriculture economy.”

Business Strategy

Our goal is to build stockholder value by operating a well-capitalized and profitable financial institution that delivers a superior banking experience to our customers. We have sought to accomplish this objective by adopting a business strategy designed to maintain a strong capital position and high asset quality.

Our current principal business strategies are:

•	Continuing to emphasize the origination of one- to four-family residential real estate loans. We will continue to emphasize the origination of one- to four-family residential real estate loans in our market area. At December 31, 2015, $46.5 million, or 80.1% of our total loan portfolio, consisted of owner-occupied one- to four-family residential real estate loans, compared to $45.7 million, or 82.1% of our total loan portfolio, at December 31, 2014. We will continue to originate these types of loans because it is a strong recurring source of interest income.

•	Continuing to increase the origination of consumer loans. We plan to continue to increase the origination of consumer loans, including our direct automobile loans. Our consumer loans increased $1.5 million during 2015 to $4.5 million at December 31, 2015 from $3.1 million at December 31, 2014. Our consumer loans generally carry higher interest rates and shorter maturities than our one- to four-family residential real estate loans, thereby increasing our interest income and reducing our interest rate risk. In addition, we will attempt to expand our relationships with our consumer loan borrowers with the goal of increasing our non-interest income.

•	Applying disciplined underwriting practices to maintain the quality of our loan portfolio. We believe that strong asset quality is a key to long-term financial success. Our goal is to maintain strong asset quality with moderate credit risk. We seek to accomplish this by applying conservative underwriting standards and by pursuing diligent monitoring and collection efforts. At December 31, 2015, our nonperforming loans (loans which are 90 or more days delinquent and loans which are less than 90 days delinquent but classified as nonaccrual) were 1.38% of our total loan portfolio.

•	Enhancing core earnings by increasing lower-cost transaction and savings accounts. Demand, checking and money market accounts are a lower-cost source of funds than time deposits, and we have made a concerted effort to increase lower-cost transaction deposit accounts and reduce time deposits. Our ratio of core deposits (which we define as all deposit accounts except for certificate of deposit accounts) to total deposits has increased to 47.5% at December 31, 2015 from 44.0% at December 31, 2014. We plan to continue to market our core transaction accounts (primarily checking accounts), by emphasizing our high quality service and competitive pricing of these products. Additionally, we believe our implementation of additional products and improved technological services such as remote deposit capture will increase our core deposits.

•	Managing interest rate risk. We intend to continue to manage our interest rate risk by maintaining our strategy of selling conforming, fixed-rate, one- to four-family residential real estate loans with terms of more than 20 years and increasing our originations of shorter-term consumer loans.

•	Growing our business by expanding our branch network. As opportunities arise and conditions permit, we will consider opportunities to expand our branch network through whole-bank or branch acquisitions, de novo branching or both. Although we do not currently have any agreements or understandings regarding specific acquisitions or de novo branching opportunities, our strategy is to grow our business within our consolidating market environment.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses, other-than-temporary impairment of investment securities and the realizability of deferred tax assets. Management has discussed the development, selection and application of these critical accounting policies with the Audit Committee of the board of directors.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change. The allowance for loan losses has two components: general and specific as further discussed below.

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: one- to four-family residential real estate loans, consumer loans, non-owner occupied one- to four-family real estate loans and commercial real estate loans and land loans. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; loan concentrations, trends in volume and terms of loans; changes in lending practices and procedures; changes in lending management and staff; changes in the value of underlying collateral; changes in the quality of the loan review system; national and local economic trends and conditions; and the effects of other external factors. There were no changes in our policies or methodology pertaining to the general component of the allowance for loan losses during the year ended December 31, 2015.

The specific component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent or foreclosure is probable. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual one- to four-family residential real estate loans or consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

Other-Than-Temporary Impairment of Securities. Management periodically reviews all investment securities with significant declines in fair value for potential other-than-temporary impairment. The guidance addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.

Deferred Tax Assets and Liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Assets. Total assets increased $1.7 million, or 1.5%, to $112.9 million at December 31, 2015 from $111.2 million at December 31, 2014. The increase was due to increases in deferred taxes on income, prepaid expenses and other assets, net loans and cash and cash equivalents, offset in part by decreases in securities available-for-sale and time deposits.

Cash and Cash Equivalents and Time Deposits in Other Financial Institutions. Cash and cash equivalents increased $4.8 million, or 119.5%, to $8.9 million at December 31, 2015 from $4.0 million at December 31, 2014. The increase in cash and cash equivalents was primarily due to management’s decision to increase liquidity rather than reinvest these funds in securities available-for-sale or place these funds in time deposits with other financial institutions. Time deposits in other financial institutions decreased $2.1 million, or 42.1%, to $3.0 million at December 31, 2015 from $5.1 million at December 31, 2014 reflecting their maturations.

Securities available-for-sale. Investments in securities available-for-sale decreased $4.1 million, or 10.2%, to $36.5 million at December 31, 2015 compared to $40.7 million at December 31, 2014. The decrease resulted from management’s decision to deploy certain of these funds upon maturity into cash and cash equivalents.

Net Loans. Net loans receivable increased $2.3 million, or 4.3%, to $57.4 million at December 31, 2015 from $55.0 million at December 31, 2014. The increase in net loans receivable was due primarily to an increase of $849,000, or 1.9%, in one- to four-family residential real estate loans to $46.5 million at December 31, 2015 from $45.7 million at December 31, 2014, and an increase of $1.5 million, or 47.6%, in consumer loans, to $4.5 million at December 31, 2015 from $3.1 million at December 31, 2014, reflecting our increased emphasis on growing our consumer loan portfolio.

Federal Home Loan Bank Stock. Federal Home Loan Bank stock increased $279,000, or 160.8%, to $453,000 at December 31, 2015 from $174,000 at December 31, 2014. The increase reflects additional stock we were required to purchase as a result of our increase in FHLB advances during 2015.

Prepaid Expenses and Other Assets. Prepaid expenses and other assets increased $431,000, or 67.0%, to $1.1 million at December 31, 2015 from $642,000 at December 31, 2014. The increase represents the recognition of a receivable for a Tax Incremental Financing (“TIF”) agreement on our new headquarters building in Webster City. The remaining receivable balance at December 31, 2015 was $439,000 which was offset by a liability for the same amount included in “ – Accrued Expenses and Other Liabilities.”

Deposits. Total deposits decreased $4.8 million, or 5.2%, to $88.1 million at December 31, 2015 from $92.9 million at December 31, 2014. We experienced decreases in statement savings accounts of $157,000, or 1.4%, and in money market accounts of $374,000, or 3.1%. Additionally, certificates of deposit decreased $5.8 million, or 11.1%, due to the withdrawal of one public deposit of approximately $1.3 million during the year and management’s decision generally not to compete for certain longer-term retail funds with terms greater than 48 months. These decreases were offset in part by an increase in NOW accounts of $1.5 million, or 8.4%.

FHLB Advances. FHLB Advances increased $7.0 million, or 700.0%, to $8.0 million at December 31, 2015 from $1.0 million at December 31, 2014, as we replaced deposit outflows with low cost FHLB advances.

Accrued Expenses and Other Liabilities. Accrued expenses and other liabilities decreased $308,000, or 14.5%, to $1.8 million at December 31, 2015 from $2.1 million at December 31, 2014. Invoices payable to contractors decreased $426,000 to $0 at December 31, 2015 from $426,000 at December 31, 2014, due to the completion of the construction of our new headquarters. Additionally, at December 31, 2014 we had a payable of $298,000 for the repurchase and retirement of 31,455 shares of common stock. These decreases were partially offset by the addition of unearned TIF revenue of $439,000 as of December 31, 2015 as described in “ – Prepaid Expenses and Other Assets.”

Stockholders’ Equity. Total stockholders’ equity decreased $239,000, or 1.6%, to $14.6 million at December 31, 2015 from $14.8 million at December 31, 2014. The decrease was primarily due to aggregate dividends paid of $423,000, share repurchases of $33,000 and other comprehensive loss of $121,000, offset in part by net income of $394,000 in 2015.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

Net Income. Net income was $394,000, or $0.13 per share, for the year ended December 31, 2015 compared to $449,000, or $0.15 per share, for the year ended December 31, 2014.

Interest Income. Interest income decreased $250,000, or 6.3%, to $3.7 million for the year ended December 31, 2015 from $4.0 million for the year ended December 31, 2014. The decrease in interest income was caused by decreases in income on loans and on investment securities, reflecting the ongoing decrease in average yields on our loan and investment securities portfolios in the current low interest rate environment. Specifically, the average yield on interest-earning assets decreased to 3.58% for 2015 from 3.70% for 2014. Additionally, the average balance of interest-earning assets decreased $3.4 million to $103.5 million for 2015 from $106.9 million for 2014.

Interest income on loans decreased $44,000, or 1.5%, to $2.9 million for the year ended December 31, 2015 from $2.9 million for the year ended December 31, 2014. This was due to a decrease in average yield offset in part by an increase in the average balance of loans. The average balance of loans increased $2.0 million to $56.4 million for 2015 from $54.4 million for 2014. The yield on average loans decreased 26 basis points to 5.09% for 2015 from 5.35% for 2014, due to continued repayments of higher-yielding loans and originating loans in a continuing lower interest rate environment.

Interest income on investment securities decreased $201,000, or 20.5%, to $777,000 for the year ended December 31, 2015 from $977,000 for the year ended December 31, 2014. The decrease was due to a decrease in the average balance of investment securities of $4.2 million, or 9.8%, to $38.8 million for 2015 from $43.0 million for 2014, and a 27 basis point decrease in the yield on average investment securities year to year to 2.00% for 2015 from 2.27% for 2014. The decrease in the average yield on investment securities resulted primarily from an increase in the average balance of municipal securities which increased $4.8 million, or 42.1%, year to year.

Interest Expense. Interest expense decreased $83,000, or 11.9%, to $613,000 for the year ended December 31, 2015 from $696,000 for the year ended December 31, 2014, due to decreases in interest expense on deposits. The decrease in interest expense reflected the current low interest rate environment, as our cost of average interest-bearing liabilities decreased nine basis points to 0.69% for 2015 from 0.78% for 2014. Additionally, our average balance of interest-bearing liabilities decreased $546,000 year-to-year.

Interest expense on deposits decreased $82,000, or 12.8%, to $562,000 for the year ended December 31, 2015 from $644,000 for the year ended December 31, 2014. Interest expense on certificates of deposits decreased $85,000, or 14.7%, to $494,000 for 2015 from $579,000 for 2014, due to a decrease in the average balance of certificates of deposit of $4.4 million and a decrease in the average rate we paid on such deposits, to 1.00% for 2015 from 1.08% for 2014. Interest expense on statement savings, money markets and NOW accounts remained relatively unchanged, increasing $2,000 year to year. The average cost of interest-bearing deposits decreased eight basis points to 0.65% for 2015 from 0.73% for 2014.

Interest expense on borrowings decreased $1,000, or 1.9%, to $51,000 for the year ended December 31, 2015 from $52,000 for the year ended December 31, 2014. Despite an increase in average borrowings of $1.6 million, to $2.6 million for 2015 from $1.0 million for 2014, the average rate paid on borrowings decreased 317 basis points to 1.96% for 2015 from 5.13% for 2014 as FHLB Advances matured and we added lower cost borrowings in late 2015.

Net Interest Income. Net interest income decreased $168,000, or 5.1%, to $3.1 million for the year ended December 31, 2015 from $3.3 million for the year ended December 31, 2014. Our average interest rate spread decreased to 2.89% for 2015 from 2.92% for 2014, and our net interest margin decreased to 2.99% for 2015 from 3.05% for 2014. Additionally, our average net interest-earning assets decreased $2.9 million, or 16.4%, year-to-year. Components of interest income vary from time to time based on the availability and interest rates of loans, securities and other interest-earning assets.

Provision for Loan Losses. The provision for loan losses increased $172,000 to $190,000 for the year ended December 31, 2015 from $18,000 for the year ended December 31, 2014. Consistent with our loan loss methodology, the increase in the provision for loan losses during 2015 reflected management’s review of the risks inherent in the loan portfolio, including the increased amount of consumer loans, and the general risks associated with the farming and agricultural economy in our market area. Total past due loans 60 days and greater increased $330,000, or 41.7%, to $1.1 million at December 31, 2015 from $792,000 at December 31, 2014. The allowance for loan losses was $505,000 at December 31, 2015 compared to $361,000 at December 31, 2014. The ratio of the allowance to total loans outstanding was 0.88% as of December 31, 2015 compared to 0.66% as of December 31, 2014, and the ratio of the allowance to non-performing loans was 64.0% as of December 31, 2015 compared to 178.7% as of December 31, 2014. For further information, see “Business of WCF Financial Bank – Allowance for Loan Losses.”

Non-interest Income. Non-interest income increased $545,000, or 455.8%, to $664,000 for the year ended December 31, 2015 from $120,000 for the year ended December 31, 2014. The increase was due to an increase in fees and service charges of $53,000, to $317,000 for 2015 from $264,000 for 2014. In 2015, we recognized no impairment loss on securities available-for-sale compared to an impairment loss of $183,000 in 2014. Net gain on sale of securities increased $185,000, to $208,000 for 2015 from $22,000 for 2014. Additionally, in 2015 we recognized a gain on sale of office property and equipment of $137,000 compared to no gain or loss in 2014. These increases were partially offset by a decrease of $14,000 in other income.

Non-interest Expense. Non-interest expense increased $331,000, or 11.8%, to $3.1 million for 2015 from $2.8 million for 2014. Office property and equipment increased $243,000, or 101.4%, to $482,000 for 2015 from $239,000 for 2014. The increase resulted from the move into our new headquarters in May 2015, which resulted in increased depreciation charges. Additionally, we recognized a charitable contribution expense of $260,000 in 2015 resulting from the partial donation of our former headquarters. This increase was offset, in part, by a decrease in data processing expense of $101,000, or 21.6%, to $366,000 for 2015 from $467,000 for 2014. Our data processing expense in 2014 reflected additional one-time costs incurred in connection with the Independence Bank acquisition.

Provision for Income Taxes. We had income tax expense of $30,000 for the year ended December 31, 2015 compared to income tax expense of $101,000 for the year ended December 31, 2014. Our effective tax rate was 7.0% for 2015, compared to 18.3% for 2014. The lower effective tax rate for 2015 resulted primarily from our charitable contribution taken during the year.

Average Balance Sheet

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at and for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	At December 31, 2015	For the Year Ended December 31,
		2015			2014
	Yield/ Cost%	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate (1)
		(Dollars in Thousands)
Interest-earning assets:
Loans (4)	4.92%	$56,360	$2,869	5.09%	$54,399	$2,913	5.35%
Investment securities - taxable	1.70	22,581	404	1.79	31,587	707	2.24
Investment securities – non-taxable	2.33	16,219	372	2.29	11,411	270	2.37
Other interest-earning assets	0.47	8,315	62	0.75	9,490	68	0.72

Total interest-earning assets	3.44	103,475	3,707	3.58	106,887	3,958	3.70

Noninterest-earning assets		6,755			4,994

Total assets		$110,230			$111,881

Interest-bearing liabilities:
Savings accounts	0.21%	$11,977	$22	0.18	$11,314	$24	0.21
Money market accounts	0.39	12,121	33	0.27	11,926	29	0.24
NOW	0.10	12,771	13	0.10	11,337	12	0.11
Certificates of deposit (5)	1.20	49,346	494	1.00	53,772	579	1.08

Total interest-bearing deposits	0.76	86,215	562	0.65	88,349	644	0.73

Advances from FHLB of Des Moines	0.95	2,602	51	1.96	1,014	52	5.13

Total interest-bearing liabilities	0.78	88,817	613	0.69	89,363	696	0.78

Noninterest-bearing checking deposits		5,129			5,317
Noninterest-bearing liabilities		1,452			2,373
Total liabilities		95,398			97,053

Equity		14,832			14,828

Total liabilities and equity		$110,230			$111,881

Net interest income			$3,094			$3,262

Net interest rate spread (1)	2.89%			2.89%			2.92
Net interest-earning assets (2)		$14,658			$17,524

Net interest margin (3)				2.99%			3.05
Average of interest-earning assets to interest-bearing liabilities	116.50%			116.5%			119.6%

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.
(4)	Amortization of fees, discounts and premiums included in interest income were $58,000 and $61,000 for the years ended December 31, 2015 and 2014, respectively.
(5)	Amortization of premiums included in interest expense were $102,000 and $147,000 for the years ended December 31, 2015 and 2014, respectively.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (1)	$103	$(147)	$(44)
Securities available for sale – taxable	(178)	(125)	(303)
Securities available for sale – non-taxable	111	(9)	102
Other interest-earning assets	(9)	3	(6)

Total interest-earning assets	27	(278)	(251)

Interest-bearing liabilities:
Savings accounts	1	(4)	(3)
Money market accounts	—	4	4
NOW accounts	2	(1)	1
Certificates of deposit (2)	(46)	(39)	(85)

Total deposits	(43)	(40)	(83)
Borrowings	46	(46)	—

Total interest-bearing liabilities	3	(86)	(83)

Change in net interest income	$24	$(192)	$(168)

(1)	Amortization of fees, discounts and premiums included in interest income were $58,000 and $61,000 for the years ended December 31, 2015 and 2014, respectively.
(2)	Amortization of premiums included in interest expense were $102,000 and $147,000 for the years ended December 31, 2015 and 2014, respectively.

Market Risk

The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (“IRR”). Our assets, consisting primarily of one- to four-family residential real estate loans, have longer maturities than our liabilities, consisting primarily of deposits and other borrowings. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income (“NII”) to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. With the assistance of an IRR management consultant, the committee monitors the level of IRR on a regular basis and generally meets at least on a quarterly basis to review our asset/liability policies and IRR position.

We have sought to manage our IRR to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset/liability management, we currently use the following strategies to manage our IRR: (i) using alternative funding sources, such as advances from the FHLB Des Moines, to “match fund” certain investments and/or loans; (ii) selling our fixed-rate conforming one- to four-family residential real estate loans with terms of greater than 20 years; (iii) continuing to emphasize increasing core deposits; (iv) offering adjustable rate and shorter-term consumer loans; and (v) investing in securities with variable rates or fixed rates with shorter durations. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans and securities with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our NII to changes in market interest rates.

Economic Value of Equity Analysis. We analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the fair value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. The table below represents an analysis of our IRR as measured by the estimated changes in our economic value of equity, resulting from an instantaneous and sustained parallel shift in the yield curve (+100, +200 and +300 basis points and -100 basis points) at December 31, 2015.

Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE as a Percentage of Fair Value of Assets (3)
				EVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+300	$13,437	$(4,152)	(23.61)%	13.26%	(227)
+200	15,438	(2,151)	(12.23)%	14.61%	(92)
+100	17,063	(526)	(2.99)%	15.56%	3
—	17,589	—	—	15.53%	—
-100	16,932	(657)	(3.74)%	14.59%	(94)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the fair value of expected cash flows from assets, less the fair value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts.
(3)	Fair value of assets represents then amount at which an asset could be exchanged between knowledgeable and willing parties in an arms-length transaction.
(4)	EVE Ratio represents EVE divided by the fair value of assets.

The table above indicates that at December 31, 2015, in the event of a 100 basis point decrease in interest rates, we would experience a 3.7% decrease in our economic value of equity. In the event of a 300 basis points increase in interest rates, we would experience a decrease of 23.6% in economic value of equity.

The preceding simulation analysis does not represent a forecast of actual results and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, which are subject to change, including: the nature and timing of interest rate levels including the yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. Also, as market conditions vary, prepayment/refinancing levels, the varying impact of interest rate changes on caps and floors embedded in adjustable rate loans, early withdrawal of deposits, changes in product preferences, and other internal/external variables will likely deviate from those assumed.

Liquidity and Capital Resources

The term “liquidity” refers to the ability of Webster City Federal Bancorp and WCF Financial Bank to meet current and future short-term financial obligations. Webster City Federal Bancorp and WCF Financial Bank further define liquidity as the ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. Liquidity management is both a daily and long-term function of business management. WCF Financial Bank’s primary sources of liquidity are deposits, scheduled amortization and prepayments of loan principal and investment securities, and FHLB advances. WCF Financial Bank can borrow funds from the FHLB based on eligible collateral of loans and securities. WCF Financial Bank had FHLB advances of $8.0 million outstanding as of December 31, 2015 with unused borrowing capacity of $24.4 million. Additionally, at December 31, 2015, we had the ability to borrow $1.0 million from the Bankers’ Bank.

WCF Financial Bank’s primary investing activities are the origination of loans and the purchase of investment securities. WCF Financial Bank’s originations net of loan principal repayments were $2.4 million for the year ended December 31, 2015 and $1.4 million for the year ended December 31, 2014. Historically we have not purchased loans, and we did not purchase any loans during 2015 or 2014 other than the loans acquired through our merger with Independence Bank. Purchases of securities totaled $19.9 million and $15.2 million for the years ended December 31, 2015 and 2014, respectively.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. WCF Financial Bank monitors its liquidity position frequently and anticipates that it will have sufficient funds to meet its current funding commitments.

Certificates of deposit totaled $46.3 million at December 31, 2015, of which $22.8 million had maturities of one year or less. WCF Financial Bank relies on competitive rates, customer service and long-standing relationships with customers to retain deposits. Based on our experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with us.

Webster City Federal Bancorp is a separate legal entity from WCF Financial Bank and must provide for its own liquidity needs, such as repurchasing stock and paying dividends to stockholders. Webster City Federal Bancorp’s primary source of liquidity is the dividends it receives from WCF Financial Bank. At December 31, 2015, Webster City Federal Bancorp (on an unconsolidated, stand-alone basis) had cash and cash equivalents of $677,000.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering. See “Risk Factors – Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Management is not aware of any other known trends, events or uncertainties that will have, or are reasonably likely to have, a material effect on Webster City Federal Bancorp’s or WCF Financial Bank’s liquidity, capital or operations, nor is management aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on Webster City Federal Bancorp’s or WCF Financial Bank’s liquidity, capital or operations.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit, and letters of credit.

For the year ended December 31, 2015, we did not engage in any off-balance sheet transactions other than unused lines of credit in the normal course of our lending activities.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements beginning on page F-1 of this prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF WCF BANCORP

WCF Bancorp is an Iowa corporation that was organized in March 2016. Upon completion of the conversion, WCF Bancorp will become the holding company of WCF Financial Bank and will succeed to all of the business and operations of Webster City Federal Bancorp. Webster City Federal Bancorp and WCF Financial, M.H.C. will cease to exist following the completion of the conversion.

As part of the conversion, WCF Bancorp will receive the cash, securities and other assets held by Webster City Federal Bancorp and WCF Financial, M.H.C., which totaled $779,000 as of December 31, 2015, and will retain 50% of the net proceeds of the offering. A portion of the net proceeds from the offering will be used to make a loan to the WCF Financial Bank employee stock ownership plan. WCF Bancorp will have no significant liabilities. WCF Bancorp intends to use the support staff and offices of WCF Financial Bank and will pay WCF Financial Bank for these services. If WCF Bancorp expands or changes its business in the future, it may hire its own employees.

WCF Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Our executive offices are located at 401 Fair Meadow Drive, Webster City, Iowa 50595 and our telephone number is (515) 832-3071. Our website address is www.wcfbank.com. Information on this website is not and should not be considered a part of this prospectus.

BUSINESS OF WEBSTER CITY FEDERAL BANCORP AND WCF FINANCIAL BANK

Webster City Federal Bancorp

In August 1994 we reorganized into a mutual holding company structure, and since July 1999 we have operated in a two-tiered mutual holding company structure. Webster City Federal Bancorp is a federal corporation that is a stock holding company and the parent company of WCF Financial Bank. At December 31, 2015, Webster City Federal Bancorp had consolidated assets of $112.9 million, deposits of $88.1 million and stockholders’ equity of $14.6 million. Webster City Federal Bancorp’s parent company is WCF Financial, M.H.C., a federally chartered mutual holding company. At December 31, 2015, Webster City Federal Bancorp had 3,019,005 shares of common stock outstanding, of which 522,476 shares, or 17.3%, were owned by the public, and the remaining 2,496,529 shares, or 82.7%, were owned by WCF Financial, M.H.C.

On January 3, 2014, Webster City Federal Bancorp completed its merger with Independence Federal Bank for Savings (“Independence Bank”), a mutual savings association based in Independence, Iowa, which as of that date operated from one banking office in Independence, Iowa, and had assets with a fair value of $19.7 million, loans of $10.5 million and deposit balances with a fair value of $18.4 million. To reflect the mutual interests of the depositors of Independence Bank, as part of the transaction, Webster City Federal Bancorp issued 196,429 shares of common stock to WCF Financial, M.H.C. The operations of Independence Bank were merged with and into WCF Financial Bank.

Webster City Federal Bancorp’s executive office is located at 401 Fair Meadow Drive, Webster City, Iowa 50595 and the telephone number at that address is (515) 832-3071. Its internet address is www.wcfbank.com. Information on our website is not and should not be considered to be a part of this prospectus.

WCF Financial Bank

WCF Financial Bank is a community bank that was chartered and began operations in 1934. We have operated continuously in Webster City, Iowa since this time. Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in real estate loans secured by one- to four-family residences. To a lesser extent, we also originate consumer loans and non owner-occupied one- to four-family residential real estate loans. On a limited basis we have also originated commercial real estate loans, but have deemphasized the origination, and intend to continue to deemphasize the origination of, this type of lending. We offer a variety of deposit accounts, including certificates of deposit, commercial and regular checking accounts and savings accounts. We invest in securities primarily issued or guaranteed by United States Government sponsored enterprises and securities issued by municipalities. Our principal sources of funds are deposits, principal and interest payments on loans and investments, as well as borrowings from the FHLB of Des Moines.

WCF Financial Bank is subject to extensive regulation by the OCC. WCF Financial Bank is a member of the FHLB of Des Moines.

Our website address is www.wcfbank.com. Information on our website is not and should not be considered to be a part of this prospectus.

Market Area

We conduct our operations from our two offices located in Webster City, Iowa and Independence, Iowa. Webster City is the county seat for Hamilton County, Iowa and Independence is the county seat of Buchanan County, Iowa. We consider Hamilton County and Buchanan County, Iowa, and the surrounding contiguous counties, to be our primary market area.

Hamilton County is located approximately 60 miles north, and Buchanan County is approximately 125 miles northeast, of Des Moines, Iowa. Both counties consist primarily of small towns and rural areas. The total estimated populations for Hamilton and Buchanan County in July 2014, according to the United States Census Bureau, were approximately 15,000 and 21,000, respectively. According to SNL Financial, the population in Buchanan County increased 0.40% between 2010 to 2014, while the population of Hamilton County decreased by 3.50% between 2010 to 2014. The median household income for 2014 for Hamilton County was $47,358, while the median household income for 2014 for Buchanan County was $56,393. By contrast, the national level of median household income for 2014 was $53,482. According to Nielsen and SNL Financial, by 2021, the projected increases in household incomes are expected to be 0.72% for Hamilton County and 11.52% for Buchanan County. The projected national median household income is projected to increase by 7.77%.

The economy of our market area is heavily dependent on farming and agriculture. The major employers in our market area include the Van Diest Supply Company and the Van Diest Medical Center, Webster City Community School District, John Deere and the governments of Webster City and Independence, Iowa.

Competition

We face competition in our market areas both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds and insurance companies. Some of our competitors have greater name recognition and market presence, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices in Webster City and Independence, Iowa. As of June 30, 2015 (the latest date for which information is publicly available), we ranked third in deposit market share out of five banks and thrift institutions with offices in Hamilton County, and we ranked sixth in deposit market share out of nine banks and thrift institutions with offices in Buchanan County, Iowa. Our deposit market share is approximately 19.5% and 3.9% for Hamilton County and Buchanan County, respectively.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential real estate loans. To a lesser extent, we also originate consumer loans and non owner-occupied one- to four-family residential real estate loans (which we sometimes refer to as one- to four-family investment property loans). On a very limited basis, we have originated commercial real estate loans. However, in recent years we have significantly reduced the origination of commercial real estate loans and we do not intend to emphasize the origination of these types of loans in the future.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated.

	At December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One- to four-family residential real estate	$46,511	80.1%	$45,662	82.1%
Non owner occupied one- to four-family residential real estate	4,030	7.0	4,257	7.7
Commercial real estate	2,974	5.1	2,636	4.7
Consumer	4,543	7.8	3,077	5.5

Total loans receivable	58,058	100.0%	55,632	100.0%

Discount on loan purchases	(85)		(113)
Deferred loan costs (fees)	(88)		(119)
Allowance for loan losses	(505)		(361)

Total loans receivable, net	$57,380		$55,039

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2015. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2016. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One-to four-family residential real estate	Non owner-occupied one-to four-family residential real estate	Commercial real estate	Consumer	Total
	(In Thousands)
Due During the Years Ending December 31,
2016	$63	$65	$—	$705	$833
2017	134	9	—	309	452
2018	482	27	—	618	1,127
2019 to 2020	722	87	30	1,681	2,520
2021 to 2025	4,193	623	1,155	584	6,555
2026 to 2030	9,712	1,396	824	—	11,933
2031 and beyond	31,205	1,823	965	646	34,639

Total	$46,511	$4,030	$2,974	$4,543	$58,058

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2015 that are contractually due after December 31, 2016.

	Due After December 31, 2016
	Fixed	Adjustable	Total
	(In thousands)
One- to four-family residential real estate	$32,388	$14,060	$46,448
Non owner-occupied one- to four-family residential real estate	3,001	964	3,965
Commercial real estate	2,773	201	2,974
Consumer	3,838	—	3,838

Total	$42,000	$15,225	$57,225

Loan Approval Procedures and Authority. We make loans according to written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.

Our policies and loan approval limits are established by the board of directors. For one- to four-family residential real estate loans, our loan committee, which is comprised of our President and Chief Executive Officer, Senior Vice President, Chief Lending Officer and another loan officer, has loan authority of up to $250,000. All one- to four-family residential real estate loans above $250,000 require the approval of our board of directors. Generally, all loans not requiring board approval are ratified at the next regularly scheduled board meeting. For consumer loans, our loan officers have loan authority of up to $25,000. All consumer loans above $25,000 require the approval of the loan committee.

We require appraisals of all real property securing one- to four-family residential real estate loans and non owner-occupied one- to four-family residential real estate loans. All appraisers are state-licensed or state-certified appraisers, and are approved by the board of directors annually.

One- to Four-Family Residential Real Estate Loans. Our primary lending consists of originating owner-occupied, one- to four-family residential real estate loans, substantially all of which are secured by properties located in our market area. At December 31, 2015, $46.5 million, or 80.1% of our total loan portfolio, consisted of owner-occupied one- to four-family residential real estate loans. We offer these loans with fixed-rate maturities of up to 30 years as well as adjustable rates. In recent years, in the historically low interest rate environment, nearly all of our one-to four family residential real estate loan originations have had fixed-rates of interest. The average loan balance of our one- to four-family residential real estate loans at December 31, 2015 was $52,000. At December 31, 2015, our largest one- to four-family residential real estate loan had a principal balance of $409,000 and was performing in accordance with its repayment terms as of such date.

One- to four-family residential real estate loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate one- to four-family residential real estate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which is generally $417,000 for single-family homes. We generally underwrite loans that exceed this amount (“jumbo loans”) in the same manner as conforming loans. Traditionally, we have maintained in our portfolio all of the loans that we originate. However, in recent years, we have sold all fixed-rate one- to four-family residential real estate loans with maturities of greater than 20 years.

Our adjustable-rate one- to four-family residential real estate loans generally consist of loans with initial interest rates fixed for one, three, five or seven years, and annual adjustments thereafter are indexed based on changes in the Monthly Federal Cost of Funds Index. Our adjustable-rate one- to four-family residential real estate loans generally have an interest rate adjustment limit of 200 basis points per adjustment, with a maximum lifetime interest rate adjustment limit of 600 basis points. In the current low interest rate environment, we have not originated a significant dollar amount of adjustable-rate one- to four-family residential real estate loans.

Generally, we originate one- to four-family residential real estate loans with loan-to-value ratios of up to 80%, and will, on occasion, originate loans with a loan-to-value ratio of up to 90% with private mortgage insurance or additionally readily marketable collateral. During the years ended December 31, 2015 and 2014, we did not originate a significant amount of one- to four-family residential real estate loans with loan-to-value ratios in excess of 80%. All borrowers are required to obtain an abstract of title and a title opinion. We also require fire and casualty insurance and, where circumstances warrant, flood insurance.

We do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

We acquired $8.3 million of one- to four-family residential real estate loans in connection with our acquisition of Independence Bank in January 2014. At December 31, 2015 $3.1 million of our total one- to four-family residential loans that were acquired from Independence Bank were adjustable-rate loans.

Non Owner-Occupied One- to Four-Family Residential Real Estate Loans. At December 31, 2015, $4.0 million, or 7.0%, of our total loan portfolio, consisted of non owner-occupied, or “investment,” one- to four-family residential real estate loans, all of which were secured by properties located in our market area. At December 31, 2015, our non owner-occupied one- to four-family residential real estate loans had an average balance of $39,000. At December 31, 2015, our largest non owner-occupied one- to four-family residential loan had a principal balance of $194,000 and was performing in accordance with its repayment terms as of such date.

We originate fixed-rate and adjustable-rate loans secured by non owner-occupied one- to four-family properties. These loans may have a term of up to 20 years. In recent years, in the historically low interest rate environment, nearly all of our non owner-occupied one- to four-family residential loan originations have fixed-rates of interest. We generally lend up to 75% of the property’s appraised value. Appraised values are determined by an outside independent appraiser. In deciding to originate a loan secured by a non owner-occupied one- to four-family residential property, we review the creditworthiness of the borrower, the expected cash flow from the property securing the loan, the cash flow requirements of the borrower and the value of the property securing the loan. We require an abstract of title, a title opinion, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Non owner-occupied one- to four-family residential loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Non owner-occupied one- to four-family residential loans, however, entail greater credit risks compared to the owner-occupied one- to four-family residential mortgage loans we originate. The payment of loans secured by income-producing properties typically depends on the sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions could affect the value of the collateral for the loan or the future cash flow of the property.

Commercial Real Estate Loans. On a very limited basis, we have offered commercial real estate loans. In recent years we have significantly reduced the origination of these types of loans, and we do not intend to emphasize the origination of these types of loans in the future. At December 31, 2015, $3.0 million, or 5.1% of our total loan portfolio, consisted of commercial real estate loans, which are generally secured by retail, industrial, service or other commercial properties and loans secured by raw land. At December 31, 2015, our commercial real estate loans had an average balance of $73,000. At December 31, 2015, our largest commercial real estate loan had a principal balance of $302,000.

We have offered fixed-rate and adjustable-rate commercial real estate loans. In recent years, in the historically low interest rate environment, nearly all of our commercial real estate loan originations have had fixed-rates of interest. These loans generally have terms of up to 20 years. We generally lend up to 75% of the property’s appraised value. Appraised values are determined by an outside independent appraiser. In evaluating the property securing the loan, we review the creditworthiness of the borrower, the expected cash flow from the property securing the loan, the cash flow requirements of the borrower, the value and condition of the property securing the loan and the borrower’s experience in owning or managing similar property. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 1.15 times), computed after deduction for a vacancy factor and property expenses we deem appropriate. We require an abstract of title, a title opinion, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Commercial real estate loans afford us the opportunity to earn higher yields than those obtainable on one- to four-family residential real estate lending. Nevertheless, commercial real estate lending may involve greater risk than one- to four-family residential real estate loans because the loans generally have larger principal balances and repayment of these loans is dependent on the successful operation or management of the commercial property securing the loan. The success of the loan may also be affected by many factors outside the control of the borrower. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties. Land loans pose additional risks because the property generally does not produce income and may be relatively illiquid.

Consumer Loans. We offer a variety of consumer loans including new and used automobile loans, home improvement and home equity loans, recreational vehicle loans, and loans secured by certificates of deposits. We do not purchase indirect automobile loans from dealers. At December 31, 2015, consumer loans totaled $4.5 million, or 7.8% of our loan portfolio, of which $2.7 million, or 60.0%, were automobile loans. At this date, $291,000 of our consumer loans were unsecured.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. We intend to continue to emphasize and grow our portfolio of consumer loans in the future.

Consumer loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

We also offer home equity loans secured by a first or second mortgage on residential property. Our home equity loans are made with fixed or adjustable rates, and with combined loan-to-value ratios up to 90% on an owner-occupied principal residence.

We do not make second mortgage loans unless we also hold the first mortgage on the borrower’s primary residence. With respect to our second mortgage loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Loan Originations, Purchases, Sales and Servicing. Lending activities are conducted by our loan personnel operating at our offices. All loans that we originate are underwritten pursuant to our standard policies and procedures. Our ability to originate loans is dependent upon the relative customer demand for such loans and competition from other lenders, which is affected by market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment, which typically results in decreased loan demand. Our loan originations are generated by our loan personnel, existing customers, referrals from realtors, residential home builders, automobile dealers and walk-in business.

In recent years we have not purchased loans, and we do not intend to purchase loans in the near future. Pursuant to our acquisition of Independence Bank in January 2014, we acquired $10.5 million in loans, substantially all of which were secured by properties located in Buchanan County, Iowa.

Substantially all of the one- to four-family residential real estate loans that we originate meet the underwriting guidelines established by Fannie Mae and Freddie Mac. In recent years, we have sold our conforming, fixed-rate one- to four-family residential real estate loans that have terms of greater than 20 years, on a servicing-released basis.

The following table sets forth our loan origination, purchase, sale and principal repayment activity during the periods indicated.

	Years Ended December 31,
	2015	2014
Total loans, at beginning of period	$55,632	$43,769
Loans originated:
One- to four-family residential	7,675	6,241
Non owner-occupied one- to four-family residential	113	286
Commercial real estate	422	502
Consumer	3,094	508

Total loans originated	11,305	7,535
Loans acquired:
One- to four-family residential	—	8,313
Non owner-occupied one- to four-family residential	—	2,149
Commercial real estate	—	—
Consumer	—	—

Total loans acquired	—	10,462
Loans sold:
One- to four-family residential	(2,577)	(1,512)
One- to four-family investment	—	—
Commercial real estate	—	—
Consumer	—	—

Total loans sold	(2,577)	(1,512)
Other:
Principal repayments	(6,301)	(4,622)
Net loan activity	2,427	11,863

Total loans, including loans held for sale, at end of period	$58,058	$55,632

Non-Performing and Problem Assets

Delinquency Procedures. When a borrower fails to make a required monthly loan payment, a late notice is generated, generally on the 15th day after the payment due date, stating the payment and late charges due. A follow-up notice is sent every 15 days thereafter. On a case-by-case basis, we will also include follow-up phone calls. The accrual of interest on loans is discontinued at the time future payments are not reasonably assured or the loan is 90 days delinquent, unless the credit is well secured. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Our President and Chief Executive Officer determines on a case-by-case basis further actions. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. The loan will remain on nonaccrual status until a timely repayment history of six months has been established.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate held for sale until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell. Any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal or an in-house evaluation which is obtained as soon as practicable, typically at the start of the foreclosure proceeding. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized as long as the total cost basis of the property does not exceed estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2015
One- to four-family residential	35	$1,437	9	$460	44	$1,897
Non owner occupied one- to four-family residential	—	—	—	—	—	—
Commercial real estate	—	—	1	302	1	302
Consumer	16	100	7	27	23	127

Total	52	$1,537	17	$789	68	$2,326

At December 31, 2014
One- to four-family residential	34	$1,408	11	$364	45	$1,772
Non owner occupied one- to four-family residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer	16	128	7	25	23	153

Total	50	$1,536	18	$389	68	$1,925

Non-Performing Assets. The accrual of interest on loans is discontinued at the time future payments are not reasonably assured or the loan is 90 days delinquent, unless the credit is well secured. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Restructured loans are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for a reasonable period of time (typically six months) and the ultimate collectibility of the total contractual principal and interest is reasonably assured.

The following table sets forth information regarding our non-performing assets at the dates indicated. We had no TDRs at the dates indicated.

	At December 31,
	2015	2014
	(Dollars in thousands)
Non-accrual loans:
One- to four-family residential real estate	$185	$202
Non owner-occupied one- to four-family residential real estate	—	—
Commercial real estate	302	—
Consumer	—	—

Total	487	202

Non owner-occupied one- to four-family residential real estate	—	—
Accruing loans 90 days or more past due:
One- to four-family residential real estate	275	—
Commercial real estate	—	—
Consumer	27	—

Total loans 90 days or more past due	302	—

Total non-performing loans	789	202

Real estate owned	6	—
Other non-performing assets	—	—

Total non-performing assets	$795	$202

Ratios:
Total non-performing loans to total net loans	1.38%	0.37%
Total non-performing assets to total assets	0.70%	0.18%

For the year ended December 31, 2015, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms and interest income recognized on such loans was immaterial, and the amount of interest we recorded on these loans was $0.

At December 31, 2015, nonaccrual loans consisted of three one- to four-family residential real estate loans totaling $185,000 and one commercial real estate loan totaling $302,000.

At December 31, 2015, we had $2.0 million in loans that were not currently classified as nonaccrual, 90 days past due or troubled debt restructurings, but where known information about possible credit problems of borrowers caused management to have concerns as to the ability of the borrowers to comply with existing loan repayment terms and that could result in disclosure as non-accrual, 90 days past due or troubled debt restructurings.

Troubled Debt Restructurings. Troubled debt restructurings are defined under ASC 310-40 to include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates or on terms materially less favorable than current market rates. At December 31, 2015 and 2014, we had no loans that were classified as a troubled debt restructuring.

Foreclosed Real Estate Held for Sale. At December 31, 2015, we had $6,000 in foreclosed real estate held for sale, consisting of one residential real estate property.

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention/watch” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required to charge-off the amount of such assets. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional loss allowances.

In connection with the filing of our periodic reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or because of delinquency status, or if the loan possesses weaknesses although currently performing. Management reviews the status of each impaired loan on our watch list with the Loan Committee and then with the full board of directors at the next regularly scheduled board meeting. If the asset quality of a loan deteriorates, the classification is changed to “special mention/watch,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Assets that do not expose us to risk sufficient to warrant classification, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention/watch. As of December 31, 2015, we had $2.0 million of assets designated as special mention/watch.

We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at December 31, 2015, substandard assets consisted of loans of $488,000. There were no doubtful or loss assets at December 31, 2015.

As of December 31, 2015, our largest substandard loan classification had a principal balance of $302,000 and was secured by raw land. Management believes this loan is adequately collateralized.

See Note 4 to our consolidated financial statements beginning on page F-1 of this prospectus for a description by loan category of our classified and special mention/watch assets as of December 31, 2015 and 2014.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on at least a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for impaired loans, and (2) a general valuation allowance for non-impaired loans. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Specific Allowances on Impaired Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral for the mortgage.

General Valuation Allowance on Non-impaired Loans. We establish a general allowance for non-impaired loans to recognize the probable losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience for the last three years, adjusted for qualitative factors that could impact the allowance for loan losses. These qualitative factors may include changes in lending policies and procedures, existing general economic and business conditions affecting our primary market area, volume and severity of non-performing loans, collateral value, nature and volume of the loan portfolio and existence and effect of any concentrations of credit and the level of such concentrations, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, as an integral part of their examination process, the OCC with respect to WCF Financial Bank, and the Federal Reserve Bank of Kansas City with respect to Webster City Federal Bancorp, will periodically review our allowance for loan losses and may require that we recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

The allowance for loan losses increased $144,000, or 40.1%, to $505,000 at December 31, 2015 from $361,000 at December 31, 2014. In addition, the allowance for loan losses to total loans receivable increased to 0.87% at December 31, 2015 from 0.65% at December 31, 2014. The allowance for loan losses as a percentage of non-performing loans decreased to 63.95% at December 31, 2015 from 92.78% at December 31, 2014. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2015 and December 31, 2014.

Net charge-offs to average loans outstanding were 0.90% for the year ended December 31, 2015, compared to 0.63% for the year ended December 31, 2014.

Appraisals are performed by a rotating list of independent, certified appraisers to obtain fair values on non-homogenous loans secured by real estate. The appraisals are generally obtained when a loan becomes impaired.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations.

The accrual of interest on loans is discontinued at the time future payments are not reasonably assured or the loan is 90 days delinquent, unless the credit is well secured. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. Subsequent collection of interest on nonaccrual loans is recorded as income when received or applied to reduce the loan balance. Loans are returned to accrual status when there is no longer any reasonable doubt as to the timely collection of interest.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2015	2014
	(Dollars in thousands)
Balance at beginning of year	$361	$436
Charge-offs:
One- to four-family residential	(33)	(97)
Non-owner occupied one- to four-family residential	—	—
Commercial real estate	—	—
Consumer	(13)	—

Total charge-offs	(46)	(97)

Recoveries:
One- to four-family residential	—	—
Non-owner occupied one- to four-family residential	—	—
Commercial real estate	—	—
Consumer	—	4

Total recoveries	—	4
Net charge-offs	(46)	(93)

Provision for loan losses	190	18

Balance at end of year	$505	$361

Ratios:
Net charge-offs to average loans outstanding	0.08%	0.17%
Allowance for loan losses to non-performing loans at end of year	64.01%	178.71%
Allowance for loan losses to total loans at end of year	0.88%	0.66%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2015			2014
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family residential	$367	72.7%	80.1%	$301	83.4%	82.1%
Non owner-occupied one- to four-family residential	46	9.1	6.9	27	7.5	7.7
Commercial real estate	32	6.3	5.1	15	4.2	4.7
Consumer	60	11.9	7.8	18	5.0	5.5

Total allowance for loan losses	$505	100.0%	100.0%	$361	100.0%	100.0%

Investments

General. Our investment policy is established by the board of directors. Our investment policy dictates that investment decisions will be made based on the safety of the investment, liquidity and pledging requirements, our interest rate risk and our potential long term earnings. The Investment Committee of the board of directors is responsible for overseeing our investment program and evaluating on an ongoing basis our investment policy and objectives. Our Chief Executive Officer has the authority to purchase securities within specific guidelines established by the investment policy. All transactions are reviewed by the board of directors at its regular meetings. U.S. GAAP requires that securities be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. U.S. GAAP allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.”

At December 31, 2015, all of our securities were classified as available-for-sale.

Our investment policy does not permit hedging activities, such as futures, options or swap transactions, gains trading or short sales. Additionally, securities deemed unacceptable for our portfolio include any security whose interest rate is tied to a foreign currency exchange rate.

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding Federal Home Loan Bank of Des Moines and Bankers’ Bank common stock) at the dates indicated. At the dates indicated, all of our investment securities were held as available for sale.

	At December 31,
	2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
U.S government and agency securities	$—	$—	$3,809	$3,809
Mortgage-backed securities (1)	17,523	17,356	21,088	21,232
Municipal securities	18,300	18,613	14,383	14,569
Corporate securities	552	557	1,052	1,065

Total securities available for sale	$36,375	$36,526	$40,332	$40,675

(1)	Represents securities issued by Fannie Mae, Freddie Mac or Ginnie Mae, and are backed by residential mortgage loans.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2015 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent yield adjustments were made. Our municipal securities are all tax-exempt. All of our securities at this date were held as available-for-sale.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities	$5	4.76%	$20	2.28%	$5,885	1.55%	$11,613	1.68%	$17,523	$17,356	1.64%
Municipal securities	445	2.48%	2,476	1.96%	13,593	2.34%	1,786	2.76%	18,300	18,613	2.33%
Corporate securities	—	—%	500	2.69%	—	—%	$52	6.45%	$552	$557	3.04%

Total securities available for sale	$450	2.51%	$2,996	2.09%	$19,478	2.10%	$13,451	1.84%	$36,375	$36,526	2.01%

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our lending activities and, as applicable, other investments. We also borrow from the Federal Home Loan Bank of Des Moines to supplement cash flow needs, and at December 31, 2015 we had $8.0 million of FHLB advances outstanding. We also have an available line of credit in the amount of $1.0 million at Bankers’ Bank, of which there was no amount outstanding at December 31, 2015. Our additional sources of funds are scheduled loan repayments, loan prepayments, retained earnings and the proceeds of loan and securities sales.

Deposits. We accept deposits primarily from individuals who reside in and businesses located in our market area. We rely on our competitive pricing and products, convenient location and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of statement savings accounts, money market accounts, NOW accounts and certificates of deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals. Historically we have not relied on brokered deposits and at December 31, 2015 and 2014, we did not have any brokered deposits.

The following table sets forth the distribution of average total deposits by account type, for the periods indicated.

	For the Years Ended December 31,
	2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Statement savings	$11,977	13.1%	0.18%	$11,314	12.1%	0.21%
Money market	12,121	13.3	0.27	11,926	12.7	0.24
NOW	17,900	19.6	0.07	16,654	17.8	0.11
Certificates of deposit	49,346	54.0	1.00	53,772	57.4	1.08

Total deposits	$91,344	100.0%	0.65%	$93,666	100.0%	0.73%

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2015	2014
	(In thousands)
Interest Rate:
Less than 1%	$18,969	$22,309
1.00% - 1.99%	18,038	14,592
2.00% - 2.99%	9,252	12,660
3.00% - 3.99%	—	2,479

Total	$46,259	$52,040

The following table sets forth the amount and maturities of all our certificates of deposit by interest rate at December 31, 2015.

	At December 31, 2015
	Period to Maturity
	Less Than or Equal to One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
Interest Rate:
Less than or equal to1.00%	$15,341	$3,449	$179	$—	$18,969	41.0%
1.00% - 1.99%	3,594	4,340	3,371	6,733	18,038	39.0
2.00% - 2.99%	3,904	4,854	494	—	9,251	20.0

Total	$22,839	$12,623	$4,044	$6,733	$46,258	100.0%

As of December 31, 2015, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $13.3 million. The following table sets forth the maturity of those certificates as of December 31, 2015.

At December 31, 2015
(In thousands)
Three months or less	$1,152
Over three months through six months	699
Over six months through one year	5,749
Over one year to three years	3,865
Over three years	1,808

Total	$13,273

Borrowings. We may obtain advances from the FHLB of Des Moines utilizing the security of the common stock we own in the FHLB of Des Moines and qualifying residential mortgage loans as collateral, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB of Des Moines advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	At or For the Years Ended December 31,
	2015	2014
	(Dollars in thousands)
FHLB:
Balance at end of period	$8,000	$1,000
Average balance during period	$2,603	$1,014
Maximum outstanding at any month end	$8,000	$1,100
Weighted average interest rate at end of period	0.95%	5.10%
Average interest rate during period	1.96%	5.13%

Properties

We operate from our main office located at 401 Fair Meadow Drive, Webster City, Iowa 50595 and our branch office located at 305 First Street West, Independence, Iowa 50644. Both of our premises are owned. The net book value of our premises, land and equipment was $4.6 million at December 31, 2015. We believe that our current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Legal Proceedings

At December 31, 2015, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Personnel

As of December 31, 2015, we had 20 full-time equivalent employees. Our employees are not represented by any collective bargaining group. We believe that we have a good working relationship with our employees.

Subsidiary Activity

WCF Financial Bank is the only direct subsidiary of Webster City Federal Bancorp. WCF Financial Bank has one subsidiary, WCF Financial Service Corp., an inactive Iowa corporation that previously provided insurance products, but no longer conducts any business.

Upon completion of the conversion, WCF Financial Bank will become the wholly owned subsidiary of WCF Bancorp.

SUPERVISION AND REGULATION

General

As a federal savings bank, WCF Financial Bank is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. The federal system of regulation and supervision establishes a comprehensive framework of activities in which WCF Financial Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. WCF Financial Bank also is a member of and owns stock in the Federal Home Loan Bank of Des Moines, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as WCF Financial Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, WCF Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. WCF Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of WCF Bancorp and WCF Financial Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to WCF Financial Bank and WCF Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on WCF Financial Bank and WCF Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, WCF Financial Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. WCF Financial Bank may also establish subsidiaries that may engage in certain activities not otherwise permissible for WCF Financial Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of a final rule implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

At December 31, 2015, WCF Financial Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2015, WCF Financial Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, WCF Financial Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, WCF Financial Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

WCF Financial Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2015, WCF Financial Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as WCF Financial Bank, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. WCF Financial Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as WCF Financial Bank. WCF Bancorp will be an affiliate of WCF Financial Bank because of its control of WCF Financial Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

WCF Financial Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of WCF Financial Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by WCF Financial Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The applicable OCC regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. Under the amended regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Reserve Board to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At December 31, 2015, WCF Financial Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as WCF Financial Bank. Deposit accounts in WCF Financial Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Institutions deemed to be less risky pay lower rates while institutions deemed riskier pay higher rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC, which has exercised that discretion by establishing a long range fund ratio of 2%.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of WCF Financial Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2015, the annualized FICO assessment was equal to 0.60 basis points of total assets less tangible capital.

Privacy Regulations. Federal regulations generally require that WCF Financial Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, WCF Financial Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. WCF Financial Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. WCF Financial Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by WCF Financial Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of WCF Financial Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $103.6 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $103.6 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $14.5 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. WCF Financial Bank is in compliance with these requirements.

Federal Home Loan Bank System

WCF Financial Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. WCF Financial Bank was in compliance with this requirement at December 31, 2015. Based on redemption provisions of the Federal Home Loan Bank of Des Moines, the stock has no quoted market value and is carried at cost. WCF Financial Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Des Moines stock. As of December 31, 2015, no impairment has been recognized.

Holding Company Regulation

WCF Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over WCF Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to WCF Financial Bank.

As a savings and loan holding company, WCF Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if WCF Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in December 2014 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $1 billion in assets. Regulations implementing this amendment were effective May 15, 2015. Consequently, savings and loan holding companies of under $1 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of WCF Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

In order for WCF Bancorp to be regulated as savings and loan holding company by the Federal Reserve Board, rather than as a bank holding company, WCF Financial Bank must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At December 31, 2015, WCF Financial Bank maintained 88.6% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

WCF Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. WCF Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in WCF Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of WCF Bancorp may be resold without registration. Shares purchased by an affiliate of WCF Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If WCF Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of WCF Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of WCF Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, WCF Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as WCF Bancorp unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with WCF Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

WCF Financial, M.H.C., Webster City Federal Bancorp and WCF Financial Bank are, and WCF Bancorp will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Webster City Federal Bancorp, WCF Bancorp or WCF Financial Bank.

Webster City Federal Bancorp is currently open to audit under statute of limitations by the Internal Revenue Service and state taxing authorities for the fiscal years ended December 31, 2012 through December 31, 2015. Neither the federal tax return nor the state tax return has been audited for the last five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Webster City Federal Bancorp and WCF Financial Bank currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), WCF Financial Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of the 1996 Act, WCF Financial Bank has elected to use the experience method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At December 31, 2015, WCF Financial Bank had no reserves subject to recapture in excess of its base year reserves.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if WCF Financial Bank failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At December 31, 2015, our total federal pre-1988 base year reserve was approximately $2.1 million. However, under current law, pre-1988 base year reserves remain subject to recapture if WCF Financial Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, which we refer to as “alternative minimum taxable income.” The AMT is payable to the extent such alternative minimum taxable income is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain AMT payments may be used as credits against regular tax liabilities in future years. At December 31, 2015, Webster City Federal Bancorp had $62,000 of AMT payments available to carry forward to future periods.

Net Operating Loss Carryovers. A company may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2015, Webster City Federal Bancorp had $0 in net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Webster City Federal Bancorp may exclude from its income 100% of dividends received from WCF Financial Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from a corporation in which a corporate recipient owns at least 20% of its stock, and corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

WCF Bancorp will file an Iowa corporation tax return, and the Bank files an Iowa franchise income tax return.

The Iowa corporate income tax rate ranges from 6% to 12% depending upon Iowa taxable income. Interest from federal securities is not taxable for purposes of the Iowa corporate income tax.

Iowa imposes a financial institution franchise tax, in lieu of the corporate income tax, on the Iowa franchise taxable income of financial institutions at the rate of 5%. Iowa franchise taxable income is generally similar to federal taxable income except that interest from state and municipal obligations is taxable, and no deduction is allowed for state franchise taxes. The net operating loss carryforward rules are similar to the federal rules. However, Iowa no longer allows carrybacks of net operating losses for tax years beginning on or after January 1, 2009.

MANAGEMENT

Our Directors and Executive Officers

Directors of WCF Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The executive officers of WCF Bancorp and WCF Financial Bank are elected annually. The following table states our directors’ and executive officers’ names, their ages as of December 31, 2015, the years when they began serving as directors of WCF Financial Bank and the years when their current terms expire.

Name (1)	Position(s) Held With WCF Bancorp and WCF Financial Bank	Age	Director Since	Current Term Expires
C. Thomas Chalstrom	Director	51	2014	2019
Leo Moriarity	Director	56	2000	2017
Stephen L. Mourlam	President, Chief Executive Officer and Director	63	2001	2018
Harold J. Pursley	Chairman of the board of directors	73	2007	2019
Kyle R. Swon	Senior Vice President and Director	54	2001	2017
Kasie L. Doering	Chief Financial Officer	38	n/a	n/a

(1)	The mailing address for each person listed is 401 Fair Meadow Drive, Webster City, Iowa 50595.

The business experience for the past five years of each of our directors and executive officers is set forth below. With regard to our directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director is also a director of WCF Financial Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

C. Thomas Chalstrom is the President and Chief Executive Officer of First Federal Credit Union, Cedar Rapids, Iowa, a position he has held since September 2013. Prior to this, from June 2012 until August 2013, following the sale of First Federal Savings Bank of Iowa, Mr. Chalstrom was a consultant. From 1985 until its sale in 2012, Mr. Chalstrom served in positions of increasing importance at First Federal Savings Bank of Iowa. Mr. Chalstrom has over 25 years experience as a senior executive of a financial institution and his extensive banking experience in both lending and management provides the board with industry insights and valuable perspectives in assessing strategic direction of WCF Financial Bank.

Dr. Leo Moriarity is a dentist with offices in Webster City and Clarion, Iowa. Dr. Moriarity is our longest serving board member and as such provides the board with extensive institutional knowledge of WCF Financial Bank. Additional, Dr. Moriarity provides the board with managerial and financial experience as a small business owner.

Stephen L. Mourlam is our President and Chief Executive Officer, positions he has held since January 2009. Mr. Moral began his employment with WCF Financial Bank in 1979 and held positions of increasing responsibility during his tenure. Mr. Mourlam’s experience provides the Board with a perspective on the day to day operations of WCF Financial Bank, and assists the board in assessing the trends and developments in the financial institutions industry on a local and national basis. Additionally, Mr. Mourlam has extensive ties to the communities that support our business generation.

Harold J. Pursley is retired. Prior to his retirement in 2008, Mr. Pursley was the chief executive officer of IMD Medical, a medical device company. Mr. Pursley additionally had over 30 years of accounting experience during his career, including serving as controller or chief financial officer for various companies. Mr. Pursley’s expertise and background with regard to accounting matters and internal controls and business finance provide the board and the Audit Committee with valuable insight into accounting issues involving WCF Financial Bank.

Kyle R. Swon is our Senior Vice President, a position he has held since January 2009. Mr. Swon has been employed by WCF Financial Bank since 1987. Mr. Swon’s experience provides the board with a perspective on the day to day operations of WCF Financial Bank, and assists the board in assessing the trends and developments in the financial institutions industry on a local basis. Additionally, Mr. Swon has extensive ties to the communities that support our business generation.

Executive Officer Who is Not a Director

Kasie L. Doering is our Chief Financial Officer, a position she has held since February 2016. Prior to her employment with WCF Financial Bank, from 2007 until January 2016, Ms. Doering held the position of Program Manager for Academic Budgeting and Planning at Iowa State University, Ames, Iowa.

Board Independence

The board of directors has determined that, except for Messrs. Mourlam and Swon, each member of the board of directors is an “independent director” as defined in the Nasdaq listing rules, which we choose to follow. Messrs. Mourlam and Swon are not considered independent because they serve as executive officers of Webster City Federal Bancorp and WCF Financial Bank. In evaluating the independence of our independent directors, we found no transactions between us and our independent directors that are not required to be reported under “ – Transactions With Certain Related Persons,” below, and that had an impact on our determination as to the independence of our directors.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.wcfbank.com. Amendments to and waivers from the Code of Business Conduct and Ethics will also be disclosed on our website.

Transactions With Certain Related Persons

All transactions between Webster City Federal Bancorp and its executive officers, directors, holders of 10% or more of the shares of its common stock and affiliates thereof, are on terms no less favorable to Webster City Federal Bancorp than could have been obtained by it in arms-length negotiations with unaffiliated persons. Such transactions must be approved by a majority of the independent directors of Webster City Federal Bancorp not having any interest in the transaction. In the ordinary course of business, WCF Financial Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WCF Financial Bank. These loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from (1) extending or maintaining credit, (2) arranging for the extension of credit, or (3) renewing an extension of credit in the form of a personal loan, to an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Webster City Federal Bancorp. The Sarbanes-Oxley Act does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to WCF Financial Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

In accordance with the listing standards of the Nasdaq Stock Market which we choose to follow, any transactions that would be required to be reported under this section of this prospectus must be reviewed by our audit committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction, to confirm that the transaction is on terms that are no less favorable as those that would be available to us from an unrelated party through an arms-length transaction.

Executive Compensation

The following table sets forth for the year ended December 31, 2015 certain information as to the total remuneration paid by us to Messrs. Mourlam and Swon. No other executive officer received total compensation for the year ended December 31, 2015 of more than $100,000. Each individual listed below is referred to as a “named executive officer.”

	SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($) (2)	Total ($)
Stephen L. Mourlam President and Chief Executive Officer	2015	139,417	500	12,450	152,367
Kyle R. Swon Senior Vice President	2015	105,994	500	12,450	118,944

(1)	Represents a holiday bonus payable to all employees of WCF Financial Bank.
(2)	Represents board fees payable for services rendered in 2015. Beginning in 2016, directors who are also officers of WCF Financial Bank will no longer receive board fees.

Benefit Plans

Change in Control Agreements. As of the effective date of the conversion, WCF Financial Bank intends to enter into change in control agreements with Messrs. Mourlam and Swon that will supersede and replace their existing severance agreements with WCF Financial Bank. The terms of proposed change in control agreements are substantially similar to with the existing severance agreements.

The change in control agreements will have an initial term of two years. At least 60 days prior to the anniversary date of the agreements, the disinterested members of the board of directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreements. If the board of directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to such date.

In the event that the executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of WCF Bancorp or WCF Financial Bank, the executive would be entitled to a severance payment equal to two times the average of the three preceding years’ annual base salary, bonuses and any other cash compensation paid or accrued by the executive during such years, and the amount of any benefits received pursuant to any employee benefit plans on behalf of the executive by WCF Financial Bank during such years, excluding health and welfare benefits. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, the executive would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage under the same cost sharing arrangements that apply for active employees of WCF Financial Bank. Such coverage will cease upon the date which is two years after the executive’s date of termination.

Notwithstanding the foregoing, the payments required under the agreements will be reduced to the extent necessary to avoid penalties under Code Section 280G. For purposes of the change in control agreements, “good reason” is defined as: (1) a material reduction in the executive’s base compensation in effect immediately prior to the date of a change in control; (2) a material reduction in the executive’s duties or responsibilities as in effect prior to a change in control; (3) a material diminution in the authority, duties or responsibilities of the officer to whom the executive is required to report; (4) any material change in the geographic location at which the executive must perform his services to WCF Financial Bank; and (5) a material breach of the change in control agreements by WCF Financial Bank.

401(k) Plan. Webster City Federal Bancorp and WCF Financial Bank currently maintain The Architect 401(k) MEP, which is a multiple-employer tax-qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate in the plan.

A participant may elect to contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2016, the pre-tax deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $6,000 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that WCF Financial Bank will make a matching contribution to each participant’s account equal to 100% of the participant’s contribution, up to 6% of the participant’s elective deferral contributions. WCF Financial Bank may, in its sole discretion, make a profit sharing contribution to the 401(k) Plan on behalf of the participants. A participant is always 100% vested in his or her salary deferral and employer contributions. The 401(k) Plan permits a participant to direct the investment of his or her own account into various available investment options.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59 1⁄2 (while employed), death, disability or termination of employment, and the distribution will be made in a cash lump sum payment.

Stock Benefit Plans

Employee Stock Ownership Plan. In connection with the conversion, WCF Financial Bank adopted an employee stock ownership plan for eligible employees. WCF Financial Bank’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee. Eligible employees who have attained age 21 and were employed by us as of January 1, 2016 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of WCF Bancorp common stock sold in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from WCF Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through WCF Financial Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a 6-year period, beginning in the second year. Participants who were employed by WCF Financial Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, WCF Financial Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in WCF Bancorp’s earnings.

Director Compensation

The following table sets forth for the year ended December 31, 2015 certain information as to the total remuneration paid to directors other than Messrs. Mourlam and Swon.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)	Total ($)
C. Thomas Chalstrom	13,200	—	—	13,200
Leo Moriarity	13,200	—	—	13,200
Harold Pursley	13,200	3,968	—	17,168
Dennis Tasler (2)	4,000	—	—	4,000

(1)	Represents above-market earnings on compensation that was deferred by Mr. Pursley pursuant to the 2005 Director Deferred Compensation Plan, as calculated in accordance with SEC rules.
(2)	Mr. Tasler retired from the board of directors in May 2015.

Director Fees

WCF Financial Bank pays each outside director a monthly retainer of $600 and an additional $400 per meeting attended. Directors do not receive additional fees for board committees. Webster City Federal Bancorp does not separately compensate directors for their service.

Director Plans

2005 Director Deferred Compensation Plan. WCF Financial Bank adopted the Amended and Restated WCF Financial Bank 2005 Director Deferred Compensation Plan, effective January 1, 2005. Any member of the board of directors is eligible to participate in the plan. The plan allows for a participant to elect to defer up to 100% of his director fees to the plan. All amounts contributed to the plan are credited to a bookkeeping account established on behalf of each participant. The participant’s account balance will be credited with earnings based on an adjustable rate equal to 1.0% above the prime rate, as published in The Wall Street Journal. The interest rate adjusts annually and will be 1.0% above the prime rate on the first business day of the plan year, retroactive to January 1, of such year.

Each participant will have the right to elect for the payment of his account balance to commence on either a specified date or upon his separation from service (the “commencement date”). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability. Generally, the participant’s account balance will be payable in a lump sum distribution. However, a participant can elect for his account balance to be payable in equal monthly installments over a period of either five or 10 years. In the event of the director’s separation from service within two years following a change in control of WCF Bancorp or WCF Financial Bank, the participant’s account balance will accrue earnings at an interest rate equal to 7.0% from his date of termination until his account balance has been fully distributed.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plan will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless WCF Financial Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of WCF Financial Bank or WCF Bancorp; and

•	our executive officers or directors must exercise or forfeit their options in the event that WCF Financial Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present the stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the conversion. If either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under a stock-based benefit plan would be based in part on the price of WCF Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $6.00 per share to $12.00 per share.

Share Price	55,250 Shares Awarded at Minimum of Offering Range	65,000 Shares Awarded at Midpoint of Offering Range	74,750 Shares Awarded at Maximum of Offering Range	85,963 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$6.00	$332	$390	$449	$516
8.00	442	520	598	688
10.00	553	650	748	860
12.00	663	780	897	1,032

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of common stock of WCF Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $6.00 per share to $12.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	138,125 Options at Minimum of Offering Range	162,500 Options at Midpoint of Offering Range	186,875 Options at Maximum of Offering Range	214,906 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$6.00	$0.79	$109	$128	$148	$170
8.00	1.05	145	171	196	226
10.00	1.31	181	213	245	282
12.00	1.58	218	257	295	340

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $8.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Webster City Federal Bancorp held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of May 5, 2016.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)	Percent of All Common Stock Outstanding
C. Thomas Chalstrom	—	—%
Leo Moriarity	4,700	*
Harold J. Pursley	4,000	*
Stephen L. Mourlam	3,281	*
Kyle R. Swon	2,671	*
Kasie L. Doering	—	—
All directors and executive officers as a group (6 persons)	14,652	* %
WCF Financial, M.H.C. 401 Fair Meadow Drive Webster City, Iowa 50595	2,496,529	82.7%

*	Less than 1%.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of WCF Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Webster City Federal Bancorp common stock as of May 5, 2016;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering – Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to Be Held (1)	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
C. Thomas Chalstrom	—	2,500	$20,000	2,500	*	%
Leo Moriarity	2,394	2,000	16,000	4,394	*
Harold J. Pursley	2,038	2,000	16,000	4,038	*
Stephen L. Mourlam	1,671	2,000	16,000	3,671	*
Kyle R. Swon	1,360	300	2,400	1,660	*
Kasie L. Doering	—	625	5,000	625	*

Total for Directors and Executive Officers	7,463	9,425	$75,400	16,888	1.0%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.5095 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 21,039 shares, or less than 1.0% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of WCF Financial, M.H.C., Webster City Federal Bancorp and WCF Financial Bank have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of Webster City Federal Bancorp and the members of WCF Financial, M.H.C. Special meetings of stockholders and members have been called for this purpose. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to WCF Bancorp becoming the holding company for WCF Financial Bank, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion. We have also submitted amendments to WCF Financial Bank’s charter with the OCC, and the effectiveness of this amendment is required before we can consummate the conversion and issue shares of common stock.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. WCF Financial, M.H.C. will be merged into Webster City Federal Bancorp, and WCF Financial, M.H.C. will no longer exist. Webster City Federal Bancorp, which owns 100% of WCF Financial Bank, will be merged into a new Iowa corporation named WCF Bancorp, Inc. As part of the conversion, the 82.7% ownership interest of WCF Financial, M.H.C. in Webster City Federal Bancorp will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of WCF Financial Bank will be owned by WCF Bancorp, and all of the outstanding common stock of WCF Bancorp will be owned by public stockholders. Webster City Federal Bancorp and WCF Financial, M.H.C. will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Webster City Federal Bancorp common stock owned by persons other than WCF Financial, M.H.C. will be converted automatically into the right to receive new shares of WCF Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Webster City Federal Bancorp for new shares of WCF Bancorp, the public stockholders will own the same aggregate percentage of shares of common stock of WCF Bancorp that they owned in Webster City Federal Bancorp immediately prior to the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, adjusted downward to reflect certain assets held by WCF Financial, M.H.C.

We intend to retain between $4.0 million and $5.7 million of the net proceeds of the offering and to invest between $4.9 million and $6.9 million of the net proceeds in WCF Financial Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders and Other Members. In addition, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa; and

(ii)	Webster City Federal Bancorp’s public stockholders as of May 5, 2016.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “ – Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering in which Keefe, Bruyette & Woods, Inc. will be sole manager. See “– Syndicated Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of WCF Bancorp. All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “ – Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of WCF Financial Bank. The plan of conversion is also filed as an exhibit to WCF Financial, M.H.C.’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board, and filed as an exhibit to WCF Bancorp’s application to become the holding company for WCF Financial Bank, which can be inspected, without charge, at the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•	Transition our organization to a more common and flexible stock holding company structure from our existing mutual holding company structure. The stock holding company structure is a more common and flexible form of organization, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•

Enable our stock holding company the ability to pay dividends to our public stockholders without diluting their stock ownership interest. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, which has resulted in changes in regulations with respect to the payment of dividends applicable to WCF Financial, M.H.C. and Webster City Federal Bancorp. Among other things, these changes have adversely affected our ability to pay cash dividends to our public without diluting their stock ownership interest. The conversion will eliminate our mutual holding company structure and will enhance our ability to pay dividends to our public stockholders, subject to the customary legal, regulatory and financial considerations applicable to all savings and loan holding companies. See “Our Dividend Policy.”

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid market for WCF Bancorp common stock. A more liquid market should make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While WCF Financial Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of WCF Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by members of WCF Financial, M.H.C. (depositors and eligible borrowers of WCF Financial Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of WCF Financial, M.H.C. will also be approving the merger of WCF Financial, M.H.C. into Webster City Federal Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Webster City Federal Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Webster City Federal Bancorp held by the public stockholders of Webster City Federal Bancorp (stockholders other than WCF Financial, M.H.C.) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to WCF Bancorp becoming the holding company for WCF Financial Bank, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The proposed amendment to WCF Financial Bank’s charter must also be deemed effective by the OCC in order to consummate the conversion.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Webster City Federal Bancorp common stock will be converted automatically into the right to receive a number of shares of WCF Bancorp common stock. The number of shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders will own the same percentage of common stock in WCF Bancorp after the conversion as they held in Webster City Federal Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, adjusted downward to reflect certain assets held by WCF Financial, M.H.C. The exchange ratio will not depend on the market value of Webster City Federal Bancorp common stock. The exchange ratio will be based on the percentage of Webster City Federal Bancorp common stock held by the public, the independent valuation of WCF Bancorp prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 0.5095 shares for each publicly held share of Webster City Federal Bancorp at the minimum of the offering range to 0.7927 shares for each publicly held share of Webster City Federal Bancorp at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of WCF Bancorp as of February 26, 2016, assuming public stockholders of Webster City Federal Bancorp own 17.3% of Webster City Federal Bancorp common stock and WCF Financial, M.H.C. has net assets of $1,029,000 immediately prior to the completion of the conversion (reflecting the continued payments of dividends by Webster City Federal Bancorp prior to the completion of the conversion). The table also shows how many shares of WCF Bancorp a hypothetical owner of Webster City Federal Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of WCF Bancorp to be Issued for Shares of Webster City Federal Bancorp		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,381,250	83.8%	266,190	16.2%	1,647,440	0.5095	$4.08	$7.42	50
Midpoint	1,625,000	83.8	313,165	16.2	1,938,165	0.5994	4.80	7.95	59
Maximum	1,868,750	83.8	360,140	16.2	2,228,890	0.6893	5.51	8.49	68
Adjusted Maximum	2,149,063	83.8	414,161	16.2	2,563,224	0.7927	6.34	9.09	79

(1)	Represents the value of shares of WCF Bancorp common stock to be received in the conversion by a holder of one share of Webster City Federal Bancorp, pursuant to the exchange ratio, based upon the $8.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Effects of Conversion

Continuity. The conversion will not affect the normal business of WCF Financial Bank of accepting deposits and making loans. WCF Financial Bank will continue to be a federal savings association and will continue to be regulated by the OCC and the Federal Reserve Board. After the conversion, WCF Financial Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of Webster City Federal Bancorp serving at the time of the conversion will be the directors of WCF Bancorp upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of WCF Financial Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from WCF Financial Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members of WCF Financial, M.H.C. At present, members of WCF Financial, M.H.C. (depositors and certain borrowers of WCF Financial Bank) have voting rights in WCF Financial, M.H.C. as to all matters requiring member approval. Upon completion of the conversion, members of WCF Financial, M.H.C. will cease to have any voting rights. Upon completion of the conversion, all voting rights in WCF Financial Bank will be vested in WCF Bancorp as the sole stockholder of WCF Financial Bank. The stockholders of WCF Bancorp will possess exclusive voting rights with respect to WCF Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank, the public stockholders of Webster City Federal Bancorp (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders or other members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in WCF Financial Bank has both a deposit account in WCF Financial Bank and a pro rata ownership interest in the net worth of WCF Financial, M.H.C. based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of WCF Financial, M.H.C. and WCF Financial Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in WCF Financial, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of WCF Financial, M.H.C., which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that WCF Financial, M.H.C. and WCF Financial Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of WCF Financial, M.H.C. after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by WCF Bancorp and WCF Financial Bank in an aggregate amount equal to (i) WCF Financial, M.H.C.’s ownership interest in Webster City Federal Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of WCF Financial, M.H.C. as of the date of the latest statement of financial condition of WCF Financial, M.H.C. prior to the consummation of the conversion (excluding its ownership of Webster City Federal Bancorp). WCF Bancorp and WCF Financial Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in WCF Financial Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with WCF Financial Bank a liquidation interest in the residual net worth, if any, of WCF Bancorp or WCF Financial Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) WCF Bancorp and WCF Financial Bank or (b) WCF Financial Bank. See “ – Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and any valuation updates, RP Financial, LC. will receive a fee of $50,000, as well as payment for reimbursable expenses. We have paid RP Financial, LC. less than $40,000 in professional fees over the past three years, consisting of valuation and planning analysis, including services in connection with our January 2014 acquisition of Independence. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Webster City Federal Bancorp. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Webster City Federal Bancorp and the projected results and financial condition of WCF Bancorp;

•	the economic and demographic conditions in Webster City Federal Bancorp’s existing market area;

•	certain historical, financial and other information relating to Webster City Federal Bancorp;

•	a comparative evaluation of the operating and financial characteristics of Webster City Federal Bancorp with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on WCF Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of WCF Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to WCF Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for WCF Bancorp also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to Midwest institutions with assets less than $750 million.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of WCF Bancorp with the peer group. RP Financial, LC. made downward adjustments for financial condition, profitability, growth and viability of earnings, primary market area and liquidity of the shares. RP Financial made no adjustments for asset growth, dividends, marketing of the issue, management, or effect of government regulations and regulatory reform. The downward adjustment applied for financial condition was due in part to Webster City Federal Bancorp’s lower loans/assets ratio, less loan diversification, higher funding costs and lower return on equity. The downward adjustment applied for profitability, growth and viability of earnings was due to Webster City Federal Bancorp’s lower reported earnings rate and lower earnings growth potential due to the concentration on residential lending for portfolio and the less favorable market area characteristics. The downward adjustment applied for primary market area took into consideration Hamilton and Buchanan Counties’ generally less favorable demographic and economic measures. The downward adjustment for liquidity of the shares was applied due to WCF Bancorp’s lower expected market capitalization and number of common shares to be outstanding, and the projected listing of WCF Bancorp stock on the OTC Pink Marketplace exchange.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of WCF Bancorp after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.10% as of December 31, 2015 on the net offering proceeds and purchases in the open market of 4% of the common stock sold in the offering by the stock-based benefit plan at the $8.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of February 26, 2016, the estimated pro forma market value of WCF Bancorp was $15.5 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $13.2 million and a maximum of $17.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Webster City Federal Bancorp common stock owned by WCF Financial, M.H.C. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Webster City Federal Bancorp common stock owned by WCF Financial, M.H.C., certain assets held by WCF Financial, M.H.C. and the $8.00 price per share, the minimum of the offering range is 1,381,250 shares, the midpoint of the offering range is 1,625,000 shares and the maximum of the offering range is 1,868,750 shares.

The board of directors of WCF Bancorp reviewed the independent valuation and, in particular, considered the following:

•	Webster City Federal Bancorp’s financial condition and results of operations;

•	a comparison of financial performance ratios of Webster City Federal Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Webster City Federal Bancorp common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Webster City Federal Bancorp or WCF Financial Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of WCF Bancorp to less than $13.2 million or more than $20.5 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to WCF Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for WCF Bancorp (on a pro forma basis) as of and for the twelve months ended December 31, 2015, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2015, or the latest date available, with stock prices as of February 26, 2016, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 34.2% on a price-to-book value basis, a discount of 37.2% on a price-to-tangible book value basis and a premium of 86.9% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Webster City Federal Bancorp’s common stock. The closing price of the common stock was $7.50 per share on February 26, 2016, the effective date of the appraisal, and $7.12 per share on March 3, 2016, the last trading day immediately preceding the announcement of the conversion.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
WCF Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	52.21x	69.57%	69.75%
Maximum	45.48x	64.83%	64.99%
Midpoint	39.61x	60.15%	60.33%
Minimum	33.72x	54.76%	54.95%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	21.19x	91.36%	96.12%
Medians	20.33x	90.28%	92.16%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers WCF Financial Bank as a going concern and should not be considered as an indication of the liquidation value of WCF Financial Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $8.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $20.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,149,063 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $8.00 per share will remain fixed. See “ – Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 2,149,063 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $20.5 million and a corresponding increase in the offering range to more than 2,149,063 shares, or a decrease in the minimum of the valuation range to less than $13.2 million and a corresponding decrease in the offering range to fewer than 1,381,250 shares, then we will promptly return with interest at 0.10% per annum all funds processed by us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order within a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond June 29, 2016, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and WCF Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and WCF Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “ – Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of WCF Financial Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $200,000 (25,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “ – Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2014. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Webster City Federal Bancorp or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including WCF Financial Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of WCF Financial Bank with a Qualifying Deposit at the close of business on March 31, 2016 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $200,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “ – Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2016. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, each depositor of WCF Financial Bank as of the close of business on May 5, 2016 who is not an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower of WCF Financial Bank as of August 12, 1994 whose borrowings remained outstanding as of May 5, 2016 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $200,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “ – Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit and eligible loan accounts in which he or she had an ownership interest at May 5, 2016. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 1:00 p.m., Central Time, on June 14, 2016, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor and borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 1,381,250 shares have not been sold in the offering by July 29, 2016 and the Federal Reserve Board not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.10% per annum for funds processed in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond July 29, 2016, we will resolicit purchasers in the offering as described under “ – Procedure for Purchasing Shares in the Subscription and Community Offerings – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa;

(ii)	Webster City Federal Bancorp’s public stockholders as of May 5, 2016; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to $200,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “ – Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Hamilton and Buchanan Counties, Iowa, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Webster City Federal Bancorp or members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond July 29, 2016, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager, and we will pay fees of 6.0% of the aggregate amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($8.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to WCF Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at WCF Financial Bank or wire transfers). See “ – Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares ($200) of common stock, to the extent those shares are available for purchase;

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 25,000 shares ($200,000) of common stock in all categories of the offering combined;

(iv)	The number of shares of common stock that an existing Webster City Federal Bancorp stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Webster City Federal Bancorp common stock, may not exceed 9.9% of the shares of common stock of WCF Bancorp to be issued and outstanding at the completion of the conversion and offering; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of WCF Financial Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 33% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of WCF Financial, M.H.C. or stockholders of Webster City Federal Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 2,149,063 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa, then to Webster City Federal Bancorp’s public stockholders as of May 5, 2016, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than WCF Financial Bank, WCF Bancorp, Webster City Federal Bancorp or WCF Financial, M.H.C. or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Webster City Federal Bancorp or WCF Financial Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying accounts registered at the same address, will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of WCF Bancorp or WCF Financial Bank and except as described below. Any purchases made by any associate of WCF Bancorp or WCF Financial Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “ – Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of WCF Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the conversion and the plan of conversion;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. has received a non-refundable management fee of $25,000, and will receive a success fee of $225,000 for the shares of common stock sold in the subscription and community offerings. The $25,000 management fee will be credited against the $225,000 success fee.

In connection with the subscription offering, if, as a result of any resolicitation of subscribers undertaken by us, Keefe, Bruyette & Woods, Inc. reasonably determines that it is required or requested to provide significant services, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services, which additional compensation will not exceed $25,000.

Syndicated Offering. If shares of common stock are sold in a syndicated offering, we will pay a fee of 6.0% of the aggregate dollar amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering.

Expenses. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable expenses, not to exceed $30,000, and fees and expenses of its legal counsel in an amount not to exceed $75,000. Such fees may be increased by an additional amount not to exceed $25,000, including in the event of a material delay of the offering. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agency agreement, Keefe, Bruyette & Woods, Inc. will receive reimbursement of its reasonable out-of-pocket expenses. Keefe, Bruyette & Woods, Inc. shall have earned in full, and be entitled to be paid in full, all fees then due and payable as of such date of termination. We have separately agreed to pay Keefe, Bruyette & Woods, Inc. up to $23,000 in fees for serving as records agent, as described below.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Keefe, Bruyette & Woods, Inc., will assist us in the offering by:

•	consolidating accounts into a central file;

•	designing and preparing proxy forms and stock order forms;

•	organizing and supervising our stock information center;

•	providing proxy and ballot tabulation services for the special meeting of members, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

Keefe, Bruyette & Woods, Inc. will receive fees of $23,000 for these services, plus reimbursement for reasonable expenses up to $5,000. Of the fees for serving as records agent, $5,000 has been paid as of the date of this prospectus.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of WCF Financial Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., we will not, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of WCF Bancorp stock or any securities convertible into or exchangeable or exercisable for WCF Bancorp stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of WCF Bancorp stock, or (iii) announce any intention to take any of the foregoing actions, whether any such transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In addition, our directors and executive officers have agreed that they will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of WCF Bancorp common stock or any security convertible into or exercisable or exchangeable for WCF Bancorp common stock. If either (1) during the last 17 days of the restricted period described in the first sentence of this paragraph, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above will continue to apply during the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or event.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription offering and the community offering, if held, will expire at 1:00 p.m., Central Time, on June 14, 2016, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond July 29, 2016 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.10% per annum for funds processed in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a specified period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum from the date the order is processed.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 1:00 p.m., Central Time, on June 14, 2016. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form, or deliver it in person to our main office located at 401 Fair Meadow Drive, Webster City, Iowa. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other office. Please do not mail stock order forms to WCF Financial Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by WCF Financial Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to WCF Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from your WCF Financial Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at WCF Financial Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at WCF Financial Bank and will earn interest at 0.10% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash or any type of third-party checks (including those payable to you and endorsed over to WCF Bancorp). You may not designate on your stock order form direct withdrawal from a WCF Financial Bank retirement account. See “ – Using Individual Retirement Account Funds.” If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “– Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. No wire transfer will be accepted without our prior approval.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by July 29, 2016. If the subscription and community offerings are extended past July 29, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit WCF Financial Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or WCF Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, WCF Financial Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a WCF Financial Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at WCF Financial Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the June 14, 2016 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. Non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investors total assets (not including home, home furnishings, or automobiles) minus total liabilities.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (877) 643-8217. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that WCF Financial, M.H.C. is liquidated prior to the conversion, all claims of creditors of WCF Financial, M.H.C. would be paid first. Thereafter, if there were any assets of WCF Financial, M.H.C. remaining, these assets would be distributed to depositors of WCF Financial Bank pro rata based on the value of their accounts in WCF Financial Bank

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by WCF Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) WCF Financial, M.H.C.’s ownership interest in Webster City Federal Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of WCF Financial, M.H.C. as of the date of the latest statement of financial condition of WCF Financial, M.H.C. prior to the consummation of the conversion (excluding its ownership of Webster City Federal Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in WCF Financial Bank to support the WCF Bancorp liquidation account in the event WCF Bancorp does not have sufficient assets to fund its obligations under the WCF Bancorp liquidation account.

In the unlikely event that WCF Financial Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Webster City Federal Bancorp, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of WCF Financial Bank or WCF Bancorp above that amount.

The liquidation account established by WCF Bancorp is intended to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in WCF Financial, M.H.C.) after the conversion in the event of a complete liquidation of WCF Bancorp and WCF Financial Bank or a liquidation solely of WCF Financial Bank. Specifically, in the unlikely event that either (i) WCF Financial Bank or (ii) WCF Bancorp and WCF Financial Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of December 31, 2014 and March 31, 2016 of their interests in the liquidation account maintained by WCF Bancorp. Also, in a complete liquidation of both entities, or of WCF Financial Bank only, when WCF Bancorp has insufficient assets (other than the stock of WCF Financial Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and WCF Financial Bank has positive net worth, then WCF Financial Bank shall immediately make a distribution to fund WCF Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by WCF Bancorp as adjusted from time to time pursuant to the plan of conversion and federal regulations. If WCF Bancorp is completely liquidated or sold apart from a sale or liquidation of WCF Financial Bank, then the WCF Bancorp liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the WCF Financial Bank liquidation account, subject to the same rights and terms as the WCF Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, WCF Bancorp will transfer, or upon the prior written approval of the Federal Reserve Board, WCF Bancorp may transfer, the liquidation account and the depositors’ interests in such account to WCF Financial Bank and the liquidation account shall thereupon be subsumed into the liquidation account of WCF Financial Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which WCF Bancorp or WCF Financial Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in WCF Financial Bank on December 31, 2014 or March 31, 2016, respectively, equal to the proportion that the balance of such account holder’s deposit account on December 31, 2014 or March 31, 2016, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in WCF Financial Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2014 or March 31, 2016, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that WCF Bancorp or WCF Financial Bank would prevail in a judicial proceeding.

WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and WCF Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of WCF Financial, M.H.C. with and into Webster City Federal Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in WCF Financial, M.H.C. for liquidation interests in Webster City Federal Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of WCF Financial, M.H.C., Webster City Federal Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of WCF Financial, M.H.C. to Webster City Federal Bancorp and the assumption by Webster City Federal Bancorp of WCF Financial, M.H.C.’s liabilities, if any, in constructive exchange for liquidation interests in Webster City Federal Bancorp.

4.	The basis of the assets of WCF Financial, M.H.C. and the holding period of such assets to be received by Webster City Federal Bancorp will be the same as the basis and holding period of such assets in WCF Financial, M.H.C. immediately before the exchange.

5.	The merger of Webster City Federal Bancorp with and into WCF Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Webster City Federal Bancorp nor WCF Bancorp will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Webster City Federal Bancorp and the holding period of such assets to be received by WCF Bancorp will be the same as the basis and holding period of such assets in Webster City Federal Bancorp immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Webster City Federal Bancorp for interests in the liquidation account in WCF Bancorp.

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Webster City Federal Bancorp for interests in the liquidation account established in WCF Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.	Each stockholder’s aggregate basis in shares of WCF Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Webster City Federal Bancorp common stock surrendered in the exchange.

10.	Each stockholder’s holding period in his or her WCF Bancorp common stock received in the exchange will include the period during which the Webster City Federal Bancorp common stock surrendered was held, provided that the Webster City Federal Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of Webster City Federal Bancorp will not recognize any gain or loss upon their exchange of Webster City Federal Bancorp common stock for WCF Bancorp common stock.

12.	Cash received by any current stockholder of Webster City Federal Bancorp in lieu of a fractional share interest in shares of WCF Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of WCF Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase WCF Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of WCF Bancorp common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of WCF Financial Bank supporting the payment of the WCF Bancorp liquidation account in the event WCF Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the WCF Financial Bank liquidation account as of the effective date of the merger of Webster City Federal Bancorp with and into WCF Bancorp.

15.	It is more likely than not that the basis of the shares of WCF Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the WCF Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by WCF Bancorp on the receipt of money in exchange for WCF Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank, WCF Bancorp and persons receiving subscription rights and stockholders of Webster City Federal Bancorp. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in WCF Financial Bank are reduced; and (iv) the WCF Financial Bank liquidation account payment obligation arises only if WCF Bancorp lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the WCF Financial Bank liquidation account supporting the payment of the liquidation account in the event WCF Bancorp lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the WCF Financial Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from RSM US LLP that the Iowa state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to WCF Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of WCF Financial Bank, Webster City Federal Bancorp, WCF Bancorp or WCF Financial, M.H.C. generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. These shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of WCF Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our equity incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF

WEBSTER CITY FEDERAL BANCORP

General. As a result of the conversion, existing stockholders of Webster City Federal Bancorp will become stockholders of WCF Bancorp. There are differences in the rights of stockholders of Webster City Federal Bancorp and stockholders of WCF Bancorp caused by differences between federal and Iowa law and regulations, and differences in Webster City Federal Bancorp’s federal stock charter and bylaws and WCF Bancorp’s Iowa articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of WCF Bancorp’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Webster City Federal Bancorp consists of 20,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share.

The authorized capital stock of WCF Bancorp consists of 30,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Webster City Federal Bancorp’s charter and WCF Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, WCF Financial, M.H.C. is required to own not less than a majority of the outstanding shares of Webster City Federal Bancorp common stock. WCF Financial, M.H.C. will no longer exist following completion of the conversion.

WCF Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Webster City Federal Bancorp’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by WCF Bancorp stockholders to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Webster City Federal Bancorp’s charter or bylaws nor WCF Bancorp’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “ – Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Webster City Federal Bancorp’s ability to pay dividends depends, to a large extent, upon WCF Financial Bank’s ability to pay dividends to Webster City Federal Bancorp, which is restricted by federal statutes and regulations and by federal income tax considerations related to federal savings associations.

The same restrictions will apply to WCF Financial Bank’s payment of dividends to WCF Bancorp. In addition, Iowa law generally provides that WCF Bancorp is limited to paying dividends: (i) if, after paying such dividend, it would not be able to pay its debts as they become due in the usual course of business; or (ii) if WCF Bancorp’s total assets would be less than the sum of its total liabilities plus any amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of its shareholders whose rights are superior to the rights of its shareholders receiving the distribution.

Limitations on Liability. The charter and bylaws of Webster City Federal Bancorp do not limit the personal liability of directors or officers.

WCF Bancorp’s articles of incorporation provide that directors will not be personally liable for monetary damages to WCF Bancorp for certain actions as directors or officers, except: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on WCF Bancorp or its shareholders; (3) a violation of Section 490.833 of the Iowa Business Corporation Act (“IBCA”); or (4) an intentional violation of criminal law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit WCF Bancorp.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and Webster City Federal Bancorp’s bylaws, Webster City Federal Bancorp will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Webster City Federal Bancorp or its stockholders. Webster City Federal Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of WCF Bancorp provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Iowa law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and permitted by Iowa law. Iowa law allows WCF Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of WCF Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Webster City Federal Bancorp’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting. WCF Bancorp’s bylaws provide that special meetings of stockholders may be called by the president, the chief executive officer, the chairman or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least 25% of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Webster City Federal Bancorp’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Webster City Federal Bancorp at least five days before the date of any such meeting.

WCF Bancorp’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to WCF Bancorp not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of WCF Bancorp at the principal executive office of WCF Bancorp no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interests of WCF Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. The bylaws of Webster City Federal Bancorp provide that action may be taken without a meeting if all shareholders entitled to vote on such matter consent in writing. WCF Bancorp’s bylaws do not provide for action to be taken by shareholders without a meeting. However, under Iowa law, action may be taken by stockholders without a meeting if 90% of all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholders’ Right to Examine Books and Records. A federal regulation, which is applicable to Webster City Federal Bancorp, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Iowa law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who have made the demand in good faith, have a proper purpose for doing so and satisfy certain procedural requirements, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. WCF Bancorp’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Webster City Federal Bancorp’s charter no longer contains voting limits based on stock ownership.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of WCF Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. If any person acquires beneficial ownership of more than 10% of a class of WCF Bancorp’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Business Combinations with Interested Stockholders. Under Iowa law, “business combinations” between WCF Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for three years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Iowa law defines an interested stockholder as any person that is the owner of 10% or more of the outstanding voting stock of WCF Bancorp, or is an affiliate or associate of WCF Bancorp and was the owner of 10% or more of the outstanding voting stock of WCF Bancorp at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder. A person is not an interested stockholder under the statute if a person whose ownership of shares in excess of the 10% limitation is the result of action taken solely by the corporation. WCF Bancorp can engage in a business combination with an interested shareholder if the board of directors of WCF Bancorp approves in advance the transaction by which the person became an interested shareholder.

After the three-year prohibition, any business combination between WCF Bancorp and an interested stockholder generally must be approved by the board of directors of WCF Bancorp and approved by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock of WCF Bancorp.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies.

Mergers, Consolidations and Sales of Assets. Under Iowa law, WCF Bancorp requires approval of a majority of all votes entitled to be cast by stockholders to approve a merger. However, no approval by stockholders is required for a merger if:

•	WCF Bancorp will survive the merger or is the acquiring corporation in a share exchange;

•	WCF Bancorp’s articles of incorporation will not be changed; and

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after.

In addition, under certain circumstances the approval of the stockholders is not required to authorize a merger with or into a 90% owned subsidiary of WCF Bancorp.

Under Iowa law, a sale of all or substantially all of WCF Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of WCF Bancorp, requires the approval of its board of directors and the affirmative vote of a majority of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers. The articles of incorporation of WCF Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of WCF Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of WCF Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to: the long-term as well as the short-term interests of WCF

Bancorp and its shareholders, including the possibility that those interests may be best served by the continued independence of WCF Bancorp, which includes the financial and managerial resources and future prospects of the other party, the possible effects on the business of WCF Bancorp and its subsidiaries and on the employees, customers, suppliers and creditors of WCF Bancorp and its subsidiaries, and the effects on the communities in which WCF Bancorp’s and its subsidiaries’ facilities are located.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Webster City Federal Bancorp’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. The IBCA provides dissenters’ rights that will be applicable to WCF Bancorp stockholders following the conversion for future applicable transactions. The following discussion is intended as a brief summary of the material provisions of Iowa corporate procedures that a WCF Bancorp stockholder must follow in order to exercise dissenters’ rights under Iowa law. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 490.1302 of the IBCA.

The IBCA generally provides that a stockholder of an Iowa corporation that engages in a merger, consolidation, share exchange or amends its articles of incorporation in a way that alters contract rights shall have the right to demand from such corporation payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A stockholder generally must file a written objection at or before the stockholder meeting at which the transaction is to be considered and must vote against the proposed transaction. A dissenting stockholder then must make a written demand to the successor corporation for the appraisal within 20 days after the Secretary of State has accepted the articles of merger for the record stating the number and class of shares for which the stockholder demands payment. The successor corporation will notify each objecting stockholder in writing of the date such articles were accepted for filing and may offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles of merger filed with the Secretary of State.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies.

Amendment of Governing Instruments. No amendment of Webster City Federal Bancorp’s charter may be made unless it is first proposed by the board of directors, then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Webster City Federal Bancorp’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Webster City Federal Bancorp at any legal meeting.

WCF Bancorp’s articles of incorporation may be amended with the approval of the board of directors and, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least a majority of the outstanding shares of common stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least 80% of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire WCF Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the number of stockholders constituting a quorum or required for stockholder consent;

(ix)	the indemnification of current and former directors and officers, as well as employees and other agents, by WCF Bancorp;

(x)	the limitation of liability of directors to WCF Bancorp for money damages;

(xi)	the inability of stockholders to cumulate their votes in the election of directors;

(xii)	the advance notice requirements for stockholder proposals and nominations; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xii) of this list.

WCF Bancorp’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF WCF BANCORP

Although the board of directors of WCF Bancorp is not aware of any effort that might be made to obtain control of WCF Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of WCF Bancorp’s articles of incorporation to protect the interests of WCF Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of WCF Financial Bank, WCF Bancorp or WCF Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Iowa law, WCF Bancorp’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. WCF Bancorp’s articles of incorporation and bylaws are included as part of WCF Financial, M.H.C.’s application for conversion filed with the Federal Reserve Board, and WCF Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Iowa Law and Articles of Incorporation and Bylaws of WCF Bancorp

Iowa law, as well as WCF Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of WCF Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past 10 years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon WCF Bancorp entering into a merger or similar transaction in which WCF Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to WCF Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of WCF Bancorp;

•	a prohibition against any person who has attained the age of 75 commencing a new term of service as a director;

•	a prohibition against any person who has attained the age of 70 being appointed to a new term of service as an officer;

•	a requirement that any person proposed to serve as director have maintained his or her principal residence within the State of Iowa for a period of at least one year immediately before his or her nomination or appointment to the board of directors;

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of WCF Bancorp; and

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service on the board of directors or of an entity the partners or controlling persons of which would not be eligible for such service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling a Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that no person who beneficially owns more than 10% of the then-outstanding shares of common stock will be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of WCF Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, WCF Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of WCF Bancorp Following the Conversion.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. WCF Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of WCF Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of WCF Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority of the outstanding shares of common stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Webster City Federal Bancorp – Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of WCF Bancorp’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of WCF Bancorp in reliance on Section 490.727 of the IBCA. Section 490.727 permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the IBCA.

Business Combinations with Interested Stockholders. Iowa law restricts mergers, consolidations, sales of assets and other business combinations between WCF Bancorp and an “interested stockholder.” See “Comparison of Stockholder Rights for Existing Stockholders of Webster City Federal Bancorp – Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of WCF Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of WCF Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of WCF Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of Webster City Federal Bancorp – Evaluation of Offers.”

Purpose and Anti-Takeover Effects of WCF Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of WCF Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of WCF Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of WCF Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of WCF Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of WCF Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with WCF Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK OF WCF BANCORP FOLLOWING THE CONVERSION

General

WCF Bancorp is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. WCF Bancorp currently expects to issue in the offering and exchange up to 2,563,224 shares of common stock, at the adjusted maximum of the offering range. WCF Bancorp will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. WCF Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if WCF Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, WCF Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by WCF Bancorp is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce WCF Bancorp’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of WCF Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If WCF Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of WCF Bancorp will have exclusive voting rights in WCF Bancorp. They will elect WCF Bancorp’s board of directors and act on other matters as are required to be presented to them under Iowa law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of WCF Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If WCF Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federal stock savings association, corporate powers and control of WCF Financial Bank are vested in its board of directors, who elect the officers of WCF Financial Bank and who fill any vacancies on the board of directors. Voting rights of WCF Financial Bank are vested exclusively in the owners of the shares of capital stock of WCF Financial Bank, which will be WCF Bancorp, and voted at the direction of WCF Bancorp’s board of directors. Consequently, the holders of the common stock of WCF Bancorp will not have direct control of WCF Financial Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of WCF Financial Bank, WCF Bancorp, as the holder of 100% of WCF Financial Bank’s capital stock, would be entitled to receive all assets of WCF Financial Bank available for distribution, after payment or provision for payment of all debts and liabilities of WCF Financial Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of WCF Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of WCF Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of WCF Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of WCF Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for WCF Bancorp’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

CHANGE IN ACCOUNTANTS

Prior to this stock offering, the financial statements of Webster City Federal Bancorp for the year ended December 31, 2014 were audited by KPMG LLP (“KPMG”). During the year ended December 31, 2014, KPMG performed audit services for Webster City Federal Bancorp. During 2014, Webster City Federal Bancorp was not a public company and was not subject to Securities and Exchange Commission regulations for public companies.

In connection with this offering, on October 12, 2015, Webster City Federal Bancorp dismissed KPMG and, on November 30, 2015, Webster City Federal Bancorp engaged RSM US LLP (“RSM”), an independent registered public accounting firm, to audit its financial statements as of and for the years ended December 31, 2015 and 2014. These financial statements, including RSM’s audit report thereon, are included in this prospectus. Prior to engaging RSM, Webster City Federal Bancorp did not consult with RSM during the years ended December 31, 2015 and 2014 on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Webster City Federal Bancorp’s financial statements, or any other matter that was the subject of a disagreement as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The engagement of RSM was approved by the audit committee of the board of directors of Webster City Federal Bancorp.

KPMG’s report on the financial statements of Webster City Federal Bancorp as of and for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2014, and the subsequent interim period through October 12, 2015, Webster City Federal Bancorp had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement during its audit of the year ended December 31, 2014. During the fiscal year ended December 31, 2014, and the subsequent interim period through October 12, 2015, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

KPMG was provided with a copy of the above statements on or about March 4, 2016, and Webster City Federal Bancorp requested that it furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with these statements. KPMG has furnished a letter dated March 9, 2016 addressed to the Securities and Exchange Commission and filed as Exhibit 16 to WCF Bancorp’s registration statement stating its agreement with the above statements as they relate to KPMG.

EXPERTS

The consolidated financial statements of Webster City Federal Bancorp and Subsidiary as of December 31, 2015 and 2014, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the reports of RSM US LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights and the liquidation accounts.

LEGAL AND TAX MATTERS

Luse Gorman, PC, Washington, D.C., counsel to WCF Bancorp, WCF Financial, M.H.C., Webster City Federal Bancorp and WCF Financial Bank, has issued to WCF Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. RSM US LLP, Des Moines, Iowa has provided an opinion to us regarding the Iowa income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. and, in the event of a syndicated offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

WCF Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including WCF Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

WCF Financial, M.H.C. has filed with the Federal Reserve Board an Application on Form AC with respect to the conversion, and WCF Bancorp has filed with the Federal Reserve Board an Application on Form FR Y-3 with respect to its acquisition of WCF Financial Bank. This prospectus omits certain information contained in those applications. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Dennis Denney, Assistant Vice President of the Federal Reserve Bank of Kansas City, at (816) 881-2633. The plan of conversion and reorganization is available, upon request, at each of WCF Financial Bank’s offices.

In connection with the offering, WCF Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, WCF Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, WCF Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Webster City Federal Bancorp

We have audited the accompanying consolidated balance sheets of Webster City Federal Bancorp and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster City Federal Bancorp and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Des Moines, Iowa

March 9, 2016

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
Assets
Cash and cash equivalents	$8,866,561	$4,039,704
Time deposits in other financial institutions	2,950,111	5,094,000
Securities available-for-sale, at fair value	36,525,732	40,675,343
Loans receivable, net	57,380,062	55,039,091
Federal Home Loan Bank (FHLB) stock, at cost	452,700	173,600
Bankers’ Bank stock, at cost	147,500	147,500
Office property and equipment, net	4,570,371	4,557,469
Deferred taxes on income	486,849	333,371
Income taxes receivable	—	41,511
Accrued interest receivable	407,975	436,264
Goodwill	55,148	55,148
Prepaid expenses and other assets	1,072,915	642,280

	$112,915,924	$111,235,281

Liabilities and Stockholders’ Equity
Deposits	$88,079,831	$92,914,445
FHLB advances	8,000,000	1,000,000
Advance payments by borrowers for taxes and insurance	431,090	372,525
Accrued interest payable	9,008	4,940
Accrued expenses and other liabilities	1,812,853	2,120,893

Total liabilities	98,332,782	96,412,803

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.10 par value.
Authorized 10,000,000 shares; issued none	—	—
Common stock, $0.10 par value. Authorized 20,000,000 shares; issued 4,334,478 in 2015 and 2014; 3,019,005 shares outstanding in 2015 and 3,023,360 shares outstanding in 2014	433,448	433,448
Additional paid-in capital	9,633,893	9,689,603
Retained earnings, substantially restricted	16,635,039	16,664,227
Accumulated other comprehensive income	93,177	214,517
Treasury stock, 1,315,473 shares in 2015 and 1,311,118 shares in 2014, at cost	(12,212,415)	(12,179,317)

Total stockholders’ equity	14,583,142	14,822,478

Total liabilities and stockholders’ equity	$112,915,924	$111,235,281

See Notes to Consolidated Financial Statements.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2015 and 2014

	2015	2014
Interest income:
Loans receivable	$2,868,731	$2,912,422
Investment securities - taxable	404,064	707,043
Investment securities - tax exempt	372,498	270,356
Other interest earning assets	61,903	67,720

Total interest income	3,707,196	3,957,541

Interest expense:
Deposits	561,580	644,069
FHLB advances	51,446	51,772

Total interest expense	613,026	695,841

Net interest income	3,094,170	3,261,700
Provision for losses on loans	190,000	17,600

Net interest income after provision for losses on loans	2,904,170	3,244,100

Noninterest income:
Fees and service charges	316,753	264,197
Impairment loss on securities available-for-sale	—	(183,440)
Gains on sale of securities available-for-sale, net	207,605	22,208
Gain on disposition of office property and equipment	137,437	—
Other income	2,645	16,574

Total noninterest income	664,440	119,539

Noninterest expense:
Compensation, payroll taxes, and employee benefits	1,246,192	1,243,446
Advertising	87,364	69,722
Office property and equipment	482,216	239,405
Federal insurance premiums	67,583	68,607
Data processing services	366,107	467,246
Charitable contributions	260,000	—
Other real estate expenses, net	4,309	16,064
Dues and subscriptions	69,793	78,341
Accounting, regulatory and professional fees	255,923	238,347
Debit card expenses	54,097	47,490
Other expenses	251,631	345,197

Total noninterest expense	3,145,215	2,813,865

Earnings before taxes on income	423,395	549,774
Taxes on income	29,530	100,608

Net income	$393,865	$449,166

Basic/diluted earnings per common share	$0.13	$0.15

See Notes to Consolidated Financial Statements.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2015 and 2014

	2015	2014
Net income	$393,865	$449,166
Other comprehensive income (loss):
Net change in unrealized gain on securities	15,762	1,302,518
Reclassification adjustnent for net gain realized in net income	(207,605)	(22,208)
Net change in noncredit related other-than-temporary impairment	—	183,440
Taxes on income	70,503	(545,886)

Other comprehensive (loss) income	(121,340)	917,864

Comprehensive income	$272,525	$1,367,030

See Notes to Consolidated Financial Statements.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2015 and 2014

				Accumulated
		Additional		other
	Common	paid-in	Retained	comprehensive	Treasury
	stock	capital	earnings	income (loss)	stock	Total
Balance at December 31, 2013	$433,448	$9,689,603	$16,814,563	$(703,347)	$(12,407,356)	$13,826,911
Net income	—	—	449,166	—	—	449,166
Other comprehensive income	—	—	—	917,864	—	917,864
Common stock repurchased	—	—	—	—	(1,616,823)	(1,616,823)
Merger of bank	—	1,245,360	—	—	—	1,245,360
Treasury stock issued to parent 196,429 shares	—	(1,245,360)	(599,502)	—	1,844,862	—

Balance at December 31, 2014	433,448	9,689,603	16,664,227	214,517	(12,179,317)	14,822,478
Net income	—	—	393,865	—	—	393,865
Other comprehensive loss	—	—	—	(121,340)	—	(121,340)
Stock offering costs	—	(55,710)	—	—	—	(55,710)
Common stock repurchased	—	—	—	—	(33,098)	(33,098)
Dividends paid on common stock, $0.20 per common share	—	—	(423,053)	—	—	(423,053)

Balance at December 31, 2015	$433,448	$9,633,893	$16,635,039	$93,177	$(12,212,415)	$14,583,142

See Notes to Consolidated Financial Statements.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net income	$393,865	$449,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	713,174	480,659
Provision for losses on loans	190,000	17,600
Charitable contribution - donation of building	260,000	—
Deferred taxes on income	(82,975)	(21,132)
Impairment loss on securities available-for-sale	—	183,440
Gain on sales of securities	(207,605)	(22,208)
Gain on sales of one-to-four family residential loans	(22,029)	(11,226)
Proceeds from sales of one-to-four family residential loans	2,599,329	1,523,541
Originations of one-to-four family residential loans	(2,577,300)	(1,512,315)
Write-down of other real estate owned	(7,200)	—
Gain on sale of other real estate owned	—	(27,802)
Gain on sale of office property and equipment	(137,437)	—
Change in:
Accrued interest receivable	28,289	55,741
Prepaid expenses and other assets	(409,935)	(92,164)
Advance payments by borrowers for taxes and insurance	58,565	28,226
Accrued interest payable	4,068	(550)
Accrued expenses and other liabilities	415,991	150,031
Accrued taxes on income	41,511	(98,519)

Net cash provided by operating activities	1,260,311	1,102,488

Cash flows from investing activities:
Proceeds from maturity of time deposits in other financial institutions	8,743,000	4,510,799
Purchase of time deposits in other financial institutions	(6,599,111)	(3,144,777)
Proceeds from calls and maturies of investment securities available-for-sale	5,089,349	6,456,771
Proceeds from sale of investment securities available-for-sale	18,562,212	11,126,396
Purchase of investment securities available-for-sale	(19,924,019)	(15,236,557)
Proceeds from sale of securities held-to-maturity	—	35,000
Net change in loans receivable	(2,544,471)	(938,161)
Net change in FHLB stock	(279,100)	5,300
Purchase of office property and equipment	(1,036,744)	(2,351,408)
Proceeds from sale of office property and equipment	200,000	—
Proceeds from sale of other real estate owned	—	203,152
Cash received from acquisition of business	—	143,938

Net cash provided by investing activities	2,211,116	810,453

Cash flows from financing activities:
Net change in deposits	(4,834,614)	(1,529,624)
Net change in FHLB advances	7,000,000	(100,000)
Cash paid for Treasury Stock	(331,193)	(1,318,728)
Dividends paid	(423,053)	—
Stock offering costs	(55,710)	—

Net cash provided (used in) by financing activities	1,355,430	(2,948,352)

Net increase (decrease) in cash and cash equivalents	4,826,857	(1,035,411)
Cash and cash equivalents at beginning of year	4,039,704	5,075,115

Cash and cash equivalents at end of year	$8,866,561	$4,039,704

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$608,958	$696,345
Taxes on income	70,994	220,259
Noncash investing activities:
Transfers to other real estate owned from loans	13,500	112,500
Accounts payable for purchase of office property and equipment	—	425,936
Accounts payable for repurchase of treasury stock	—	298,095

See Notes to Consolidated Financial Statements.

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business

Webster City Federal Bancorp and its subsidiaries (the Company), WCF Financial Bank (the Bank), and Webster City Federal Service Corp, conduct operations in Webster City, Iowa, a community of approximately 8,000 people and Independence, Iowa, a community of approximately 6,000 people. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing such deposits in mortgage loans secured by one-to-four family residential real estate. The Bank’s primary area for lending and other financial services consists of Hamilton and Buchanan Counties in Iowa, and the surrounding contiguous counties.

Webster City Federal Bancorp was formed on July 1, 1999 pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of the Bank stock held by existing stockholders of the Bank was exchanged for a share of common stock of Webster City Federal Bancorp. Approximately 83% of the Company’s common stock is owned by WCF Financial M.H.C., a mutual holding company (the Holding Company). The remaining 17% of the Company’s common stock is owned by the general public.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of Webster City Federal Bancorp and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

(c)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the allowance for loan losses, valuation of investments and deferred tax asset and liabilities including valuation allowance.

(d)	Reclassification

Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation. The reclassifications had no effect on net income or stockholders’ equity.

(e)	Segment information

An operating segment is generally defined as a component of a business for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision-maker. The Company has determined that its business is comprised of one operating segment, which is banking. The banking segment generates revenue through interest and fees on loans, service charges on deposit accounts, interest on investment securities, and other miscellaneous banking related activities. This segment includes the Company, WCF Financial Bank, its subsidiary, and related elimination entries between them, as the Company’s operation is similar to that of WCF Financial Bank.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(f)	Comprehensive income

Comprehensive income consists of net income and other comprehensive income (OCI). OCI consists of the net change in unrealized gains and losses on the Company’s securities available-for-sale, including the noncredit-related portion of unrealized gains (losses) of OTTI securities.

(g)	Cash and Cash Equivalents

For the purpose of reporting cash flows, the Company includes cash and funds due from other depository institutions. The Company maintains amounts due from banks which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Included as cash equivalents at December 31, 2015 and 2014 were interest-bearing deposits totaling $7,846,000 and $2,759,491, respectively.

(h)	Time Deposits in Other Financial Institutions

Time deposits in other financial institutions consist of certificate of deposits not meeting the definition of cash and cash equivalents. All certificates are held by other banks, are recorded at cost and mature from March 2016 through January 2024.

(i)	Investment Securities

Investment securities are classified based on the Company’s intended holding period. Securities that may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company’s asset-liability position are classified as available-for-sale. Currently, all securities are classified as available-for-sale.

Securities available-for-sale are carried at fair value, with the aggregate unrealized gains or losses, net of the effect of taxes on income, reported as accumulated other comprehensive income or loss. Other-than-temporary impairment is recorded in net income. The Company’s net income reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value), if any, on debt securities that the Company intends to sell, or would more likely than not be required to sell, before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell, and believes that it will not more likely than not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in net income, while the rest of the fair value loss is recognized in other comprehensive income. The credit loss component recognized in net income is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using the Company’s cash flow projections using its base assumptions.

A decline in the fair value of any available-for-sale security below cost and that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount by fair value for the credit portion of the loss. The impairment is charged to net income and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability to hold and lack of intent to sell the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and the general market conditions.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Net realized gains or losses are shown in the consolidated statements of comprehensive income in the noninterest income line using the specific-identification method. Net realized gains of $207,605 and $22,208 were recorded in 2015 and 2014, respectively.

(j)	FHLB Stock

FHLB stock represents equity interest in the Federal Home Loan Bank (FHLB) of Des Moines and is carried at cost due to the restricted nature of the stock and is evaluated for potential impairment annually. The Bank is required by law to own stock in the FHLB of Des Moines as a condition of membership or for borrowing from the FHLB. There was no impairment in 2015 or 2014.

(k)	Bankers’ Bank Stock

Bankers’ Bank stock represents equity interest in Bankers’ Bank of Madison (Bankers’ Bank) and is carried at cost due to the restricted nature of the stock and is evaluated for potential impairment annually. There was no impairment in 2015 or 2014.

(l)	Loans Receivable, Net

Loans receivable are stated at the amount of unpaid principal, reduced by the allowance for loan losses, deferred loan fees and discounts on loans purchased. Loans receivable are charged against the allowance when management believes collectability of principal is unlikely.

Interest on loans receivable is accrued and credited to operations based primarily on the principal amount outstanding. Certain loan balances include unearned discounts, which are recorded as income over the term of the loan.

Accrued interest receivable on loans receivable that become more than 90 days in arrears is charged to an allowance that is established by a charge to interest income. Interest income is subsequently recognized only to the extent cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is reasonably assured, in which case the loan is returned to accrual status.

Under the Company’s credit policies, commercial loans are considered impaired when management believes it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.

(m)	Allowance for Loan Losses

The allowance for loan losses is based on management’s periodic evaluation of the loan portfolio and reflects an amount that, in management’s opinion, is appropriate to absorb probable losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, value of underlying collateral, and management’s estimate of probable credit losses.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(n)	Loan Origination Fees and Related Costs

Mortgage loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is amortized using the interest method over the estimated life of the loan. Premiums and discounts in connection with loans purchased are amortized over the term of the loans using the interest method.

(o)	Financial Instruments with Off-Balance-Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements (see note 13). The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the counterparty.

(p)	Office Property and Equipment, Net

Office property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets, which range from 10 to 40 years for the office building and improvements and 5 to 25 years for furniture, fixtures, and equipment.

Maintenance and repairs expenditures are charged against income. Expenditures for improvements are capitalized and subsequently depreciated. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

At December 31, 2015 and 2014, the cost and accumulated depreciation of office property and equipment were as follows:

	2015	2014
Land	$1,054,000	$1,179,747
Office building and improvements	3,618,923	1,452,453
Office building under construction	—	2,817,088
Furniture, fixtures, and equipment	437,512	954,461

	5,110,435	6,403,749
Less accumulated depreciation	540,064	1,846,280

	$4,570,371	$4,557,469

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(q)	Goodwill Accounting Policy

Goodwill is not amortized but is subject to a qualitative impairment test to determine if it is more likely than not that goodwill is impaired. If it is determined impairment is more likely than not, a quantitative test is performed to measure the impairment, if any. The Company has completed its annual qualitative test and determined no impairment indicators existed as of December 31, 2015 and 2014.

(r)	Revenue Recognition

Interest income and expenses are recognized on the accrual method based on the respective outstanding balances of assets and liabilities. Other revenue is recognized at the time the service is rendered.

(s)	Taxes on Income

Deferred income taxes are provided under the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties on unrecognized tax benefits are classified as other noninterest expense.

(t)	Regulatory Environment

The Company is subject to regulations of certain state and federal agencies, including periodic examinations by those regulatory agencies. The Company and the Bank are also subject to minimum regulatory capital requirements. At December 31, 2015 and 2014, capital levels exceeded minimum capital requirements (see note 11).

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(u)	Investment in Affiliate

The Company records its investment in an affiliate, New Castle Players, LLC, in which it has a 27.17% interest using the equity method of accounting. The affiliate holds an investment in a local hotel in Webster City, Iowa. The Company records the value of its investment at year-end based on the affiliate’s financial statements on a one-month lag. The investment in affiliate is analyzed annually. If impairment is determined to be other than temporary, the carrying amount is written down to fair value. The investment is included as a component of prepaid expenses and other assets on the consolidated balance sheets, while the equity income earned is included as a component of other noninterest expense on the consolidated statements of income. Summary unaudited financial information of the affiliate as of and for the eleven months ended November 30, 2015 and 2014 is presented below:

	2015	2014
Current assets	$192,299	$137,534
Long-term assets	1,740,175	1,777,885
Current liabilities	89,022	90,010
Long-term liabilities	—	57,278
Total equity	1,843,452	1,768,131
Total revenue	879,876	877,169
Net income	142,968	160,872

(v)	Earnings per Common Share

The calculation of earnings per common share and diluted earnings per common share for the years ended December 31, 2015 and 2014 is presented below.

	2015	2014
Net income	$393,865	$449,166

Weighted average common shares and diluted common shares outstanding	3,021,904	2,976,444
Basic earnings per common share	$0.13	$0.15

Diluted earnings per common share	$0.13	$0.15

(w)	Subsequent Events

The Company has evaluated subsequent events through March 9, 2016, which is the date the consolidated financial statements were issued. There are two subsequent events requiring recognition or disclosure in the consolidated financial statements as noted by the Company. The Company declared and paid a dividend of $0.05 per share in February 2016.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

On March 3, 2016, the boards of directors of the MHC, the Company and the Bank adopted a Plan of Conversion. Pursuant to the Plan of Conversion, the MHC will convert from the mutual holding company form of organization to the fully public form. The MHC will be merged into the Company, and the MHC will no longer exist. The Company will then merge into a new Iowa corporation named WCF Bancorp, Inc. As part of the conversion, the MHC’s ownership interest in the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of WCF Bancorp, Inc., the new Iowa corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of common stock of the new Iowa corporation that they owned immediately prior to the completion of the conversion and public offering (excluding shares purchased in the stock offering, cash received in lieu of fractional shares and as adjusted to reflect assets held by the MHC). When the conversion and public offering are completed, all of the capital stock of the Bank will be owned by the new Iowa corporation. The Plan of Conversion provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to the MHC’s ownership interest in the equity of the Company as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Company). Neither the Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Company (to the extent applicable) or the Bank. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.

(x)	Current Accounting Developments

In January 2014, the FASB issued ASU No. 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loan upon Foreclosure. The update clarifies when an in substance foreclosure occurs, that is, when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This is the point when the consumer mortgage loan should be derecognized and the real property recognized. For public companies, this update was effective for interim and annual periods beginning after December 31, 2014. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Codification. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2017. The Company is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the Company’s consolidated financial statements.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The update simplifies the presentation of debt issuance costs by requiring the debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2015, and is to be applied retrospectively. The Company has determined that this guidance will not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information by updating certain aspects or recognition, measurement, presentation and disclosure of financial instruments. Among other changes, the update includes requiring changes in fair value of equity securities with readily determinable fair value to be recognized in net income and clarifies that entities should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with entities other deferred tax assets. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2017, and is to be applied on a modified retrospective basis. The Company is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the Company’s consolidated financial statements.

(2)	Fair Value Measurements

FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset of liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and liabilities carried at fair value.

•	Cash and cash equivalents and time deposits in other financial institutions. The carrying amount is a reasonable estimate of fair value.

•	Securities available-for-sale. Investment securities classified as available-for-sale are reported at fair value on a recurring basis. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

•	Loans receivable. The Company does not record loans at fair value on a recurring basis. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The Company does record nonrecurring fair value adjustments to loans to reflect (1) partial write-downs to collateral value or (2) the establishment of specific loan reserves that are based on the observable market price of the loan or the appraised of the collateral. These loans are classified as Level 3.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

•	Foreclosed assets. Foreclosed assets consist mainly of other real estate owned but may include other types of assets repossessed by the Company. Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Fair value is generally based upon independent market prices or appraised values of the collateral. Foreclosed assets are classified as Level 3.

•	Bankers’ Bank and Federal Home Loan Bank (FHLB) stock. The value of Bankers’ Bank and FHLB stock is equivalent to its carrying value because the stock is redeemable at par value.

•	Accrued interest receivable and accrued interest payable. The recorded amount of accrued interest receivable and accrued interest payable approximates fair value as a result of the short-term nature of the instruments.

•	Deposits. The fair value of deposits with no stated maturity, such as passbook, money market, noninterest-bearing checking, and NOW accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

•	FHLB advances. The fair value of the FHLB advances is based on the discounted value of the cash flows. The discount rate is estimated using the rates currently offered for fixed-rate advances of similar remaining maturities.

The following tables summarize financial assets measured at fair value on a recurring basis as of December 31, 2015 and 2014, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value. The Company has no liabilities measured at fair value in the consolidated balance sheets.

	2015
	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value
Mortgage-backed securities *	$—	$17,355,555	$—	$17,355,555
Municipal bonds	—	18,613,248	—	18,613,248
Corporate bonds	52,139	504,790	—	556,929

Total	$52,139	$36,473,593	$—	$36,525,732

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2014
	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value
U.S. agency securities	$—	$3,809,296	$—	$3,809,296
Mortgage-backed securities *	—	21,232,505	—	21,232,505
Municipal bonds	—	14,568,518	—	14,568,518
Corporate bonds	51,898	1,013,126	—	1,065,024

Total	$51,898	$40,623,445	$—	$40,675,343

*	All mortgage-backed securities are issued by FNMA, FHLMC, or GNMA and are backed by residential mortgage loans.

There have been no changes in valuation methodologies at December 31, 2015 compared to December 31, 2014 and there were no transfers between levels during the years ended December 31, 2015 or 2014.

The Company is required to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost or fair value accounting or write-downs of individual assets. As of December 31, 2015 and 2014, the Company did not have any material assets measured at fair value on a nonrecurring basis.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(3)	Securities Available-for-Sale

Securities available-for-sale at December 31, 2015 and 2014 were as follows:

		Gross	Gross
	Amortized	unrealized	unrealized
Description	cost	gains	losses	Fair value
2015:
Mortgage-backed securities	$17,522,971	$12,167	$179,583	$17,355,555
Municipal bonds	18,300,293	336,817	23,862	18,613,248
Corporate bonds	551,500	5,429	—	556,929

	$36,374,764	$354,413	$203,445	$36,525,732

2014:
U.S. agency securities	$3,809,296	$—	$—	$3,809,296
Mortgage-backed securities	21,088,405	197,241	53,141	21,232,505
Municipal bonds	14,383,331	216,547	31,360	14,568,518
Corporate bonds	1,051,500	13,524	—	1,065,024

	$40,332,532	$427,312	$84,501	$40,675,343

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2015 and 2014 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2015		2014
	Amortized		Amortized
	cost	Fair value	cost	Fair value
Due in one year or less	$445,309	$447,569	$470,305	$471,202
Due after one year through five years	2,975,830	2,996,599	2,406,920	2,430,386
Due after five years, but less than ten years	13,593,191	13,875,254	9,120,704	9,195,163
Due after ten years	1,837,463	1,850,755	7,246,198	7,346,087
Mortgage-backed securities	17,522,971	17,355,555	21,088,405	21,232,505

	$36,374,764	$36,525,732	$40,332,532	$40,675,343

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The details of the sales of investment securities for the years ended December 31, 2015 and 2014 are summarized in the following table.

	2015	2014
Proceeds from sales	$18,562,212	$11,126,396
Gross gains on sales	255,719	191,230
Gross losses on sales	48,114	169,022

At December 31, 2015 and 2014, accrued interest receivable for securities available-for-sale totaled $189,862 and $200,772, respectively.

The following tables show the Company’s available-for-sale investments’ gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014.

	2015
	Up to 12 months		Greater than 12 months
	Fair value	Gross unrealized loss	Fair value	Gross unrealized loss
Mortgage-backed securities	$13,669,247	$157,996	$1,390,849	$21,587
Municipal bonds	2,549,250	23,862	—	—

Total	$16,218,497	$181,858	$1,390,849	$21,587

	2014
	Up to 12 months		Greater than 12 months
	Fair value	Gross unrealized loss	Fair value	Gross unrealized loss
Mortgage-backed securities	$5,208,670	$53,141	$—	$—
Municipal bonds	4,759,487	31,360	—	—

Total	$9,968,157	$84,501	$—	$—

The Company’s assessment of other-than-temporary impairment is based on its reasonable judgment of the specific facts and circumstances impacting each individual security at the time such assessments are made. The Company reviews and considers factual information, including expected cash flows, the structure of the security, the credit quality of the underlying assets, and the current and anticipated market conditions.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company does not intend to sell its available-for-sale investment securities and it is not more likely than not that the Company will be required to sell them before the recovery of its cost. Due to the issuers’ continued satisfactions of their obligations under the securities in accordance with their contractual terms and the expectation that they will continue to do so, and management’s intent and ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value, the Company believes that the investment securities identified in the tables above were temporarily depressed as of December 31, 2015 and 2014. There was no other-than-temporary impairment in 2015. The Company recorded other-than-temporary impairment $183,440 during the year ended December 31,2014, due to the Company’s intent to sell certain securities at year end. All securities with other-than-temporary impairment were sold in January 2015.

(4)	Loans Receivable

At December 31, 2015 and 2014, loans receivable consisted of the following segments:

	2015	2014
Loans:
One-to-four family residential	$46,510,605	$45,661,579
Non-owner occupied one-to-four family residential	4,030,249	4,257,124
Commercial real estate	2,974,668	2,635,679
Consumer	4,542,892	3,077,372

Total loans receivable	58,058,414	55,631,754

Discounts on loans purchased	(84,907)	(113,107)
Deferred loan costs (fees)	(88,267)	(118,854)
Allowance for loan losses	(505,178)	(360,702)

	$57,380,062	$55,039,091

Accrued interest receivable on loans receivable was $218,113 and $235,492 at December 31, 2015 and 2014, respectively.

The loan portfolio included approximately $42.9 million and $43.6 million of fixed rate loans and approximately $15.2 million and $12.0 million of variable rate loans as of December 31, 2015 and 2014, respectively.

The Company originates residential, commercial real estate loans and other consumer loans, primarily in its Hamilton County, and Buchanan County, Iowa market areas and their adjacent counties. A substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market area.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Loan customers of the Company include certain directors, officers and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. Changes in such loans during the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Balance at beginning of year	$486,623	$362,449
Additions	64,885	214,010
Reductions	(53,216)	(89,836)

Ending balance	$498,292	$486,623

(5)	Allowance for Loan Losses

The following tables present the balance in the allowance for loan losses and recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2015 and 2014.

	December 31, 2015
	One-to-four family residential	Non-owner occupied one-to-four family residential	Commercial real estate	Consumer	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	366,858	44,510	32,443	61,367	505,178

Total	$366,858	$44,510	$32,443	$61,367	$505,178

Loans receivable:
Individually evaluated for impairment	$—	$—	$302,412	$—	$302,412
Collectively evaluated for impairment	46,510,605	4,030,249	2,672,256	4,542,892	57,756,002

Total	$46,510,605	$4,030,249	$2,974,668	$4,542,892	$58,058,414

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	December 31, 2014
	One-to-four family residential	Non-owner occupied one-to-four family residential	Commercial real estate	Consumer	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	300,654	26,949	15,192	17,907	360,702

Total	$300,654	$26,949	$15,192	$17,907	$360,702

Loans receivable:
Individually evaluated for impairment	$—	$—	$302,412	$—	$302,412
Collectively evaluated for impairment	45,661,579	4,257,124	2,333,267	3,077,372	55,329,342

Total	$45,661,579	$4,257,124	$2,635,679	$3,077,372	$55,631,754

Activity in the allowance for loan losses by segment for the years ended December 31, 2015 and 2014 is summarized in the following tables:

	Allowance for loan losses activity
	December 31, 2015
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance
Loans:
One-to-four family residential	$300,654	$32,805	$—	$99,009	$366,858
Non-owner occupied one-to-four family residential	26,949	—	—	17,561	44,510
Commercial real estate	15,192	—	—	17,251	32,443
Consumer	17,907	12,907	188	56,179	61,367

Total	$360,702	$45,712	$188	$190,000	$505,178

	Allowance for loan losses activity
	December 31, 2014

	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance
Loans:
One-to-four family residential	$379,783	$96,729	$—	$17,600	$300,654
Non-owner occupied one-to-four family residential	26,949	—	—	—	26,949
Commercial real estate	15,192	—	—	—	15,192
Consumer	14,237	—	3,670	—	17,907

Total	$436,161	$96,729	$3,670	$17,600	$360,702

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(a)	Loan Portfolio Segment Risk Characteristics

One-to-four family residential: The Company generally retains most residential mortgage loans that are originated for its own portfolio. The market value of real estate securing residential real estate loans can fluctuate as a result of market conditions in the geographic area in which the real estate is located. Adverse developments affecting real estate values in the Company’s market could increase credit risk associated with its loan portfolio. Additionally, real estate lending typically involves large loan principal amounts and the repayment of the loans generally is dependent, in large part, on the borrower’s continuing financial stability, and is therefore more likely to be affected by adverse personal circumstances.

Non-owner occupied one-to-four family residential: The Company originates fixed-rate and adjustable-rate loans secured by non-owner occupied one-to-four family properties. These loans may have a term of up to 20 years. Generally the Bank will lend up to 75% of the property’s appraised value. Appraised values are determined by an outside independent appraiser. In deciding to originate a loan secured by a non-owner occupied one-to-four family residential property, management reviews the creditworthiness of the borrower and the expected cash flows from the property securing the loan, the cash flow requirements of the borrower and the value of the property securing the loan. This segment is generally secured by one-to-four family properties.

Commercial real estate: On a very limited basis, the Company originates fixed-rate and adjustable-rate commercial real estate and land loans. These loans may have a term of up to 20 years. Generally the Bank will lend up to 75% of the property’s appraised value. Appraised values are determined by an outside independent appraiser. In recent years, the Company has significantly reduced the emphasis on these types of loans and does not intend to emphasize these types of loans in the future. This segment is generally secured by retail, industrial, service or other commercial properties and loans secured by raw land, including timber.

Consumer: Consumer loans typically have shorter terms, lower balances, higher yields, and higher rates of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and are therefore more likely to be affected by adverse personal circumstances. This segment consists mainly of loans collateralized by automobiles. The collateral securing these loans, may depreciate over time, may be difficult to recover and may fluctuate in value based on condition.

(b)	Charge-off Policy

The Company requires a loan to be at least partially charged off as soon as it becomes apparent that some loss will be incurred, or when its collectability is sufficiently questionable that it no longer is considered a bankable asset. The primary considerations when determining if and how much of a loan should be charged off are as follows: (1) the potential for future cash flows; (2) the value of any collateral; and (3) the strength of any co-makers or guarantors.

(c)	Troubled Debt Restructurings (TDR)

All loans deemed troubled debt restructurings, or “TDR”, are considered impaired, and are evaluated for collateral sufficiency. A loan is considered a TDR when the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. There were no new troubled debt restructurings in 2015 or 2014. There were no TDR’s that subsequently defaulted within the previous 12 months.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(d)	Loans Measured Individually for Impairment

Loans that are deemed to be impaired are reserved for with the necessary allocation. All loans deemed troubled debt restructurings are considered impaired. Generally loans for 1-4 family residential and consumer are collectively evaluated for impairment.

(e)	Loans Measured Collectively for Impairment

All loans not evaluated individually for impairment are grouped together by type and further segmented by risk classification. The Company’s historical loss experiences for each portfolio segment are calculated using the three-year average loss rate for estimating losses adjusted for qualitative factors. The qualitative factors consider economic and business conditions, changes in nature and volume of the loan portfolio, concentrations, collateral values, level and trends in delinquencies, external factors, lending policies, experience of lending staff, and monitoring of credit quality.

The following tables set forth the composition of each class of the Company’s loans by internally assigned credit quality indicators.

	Pass	Special mention/watch	Substandard	Doubtful	Total
December 31, 2015:
Loans
One-to-four family residential	$44,448,707	$1,876,618	$185,280	$—	$46,510,605
Non-owner occupied one-to-four family residential	4,030,249	—	—	—	4,030,249
Commercial real estate	2,672,256	—	302,412	—	2,974,668
Consumer	4,416,516	126,376	—	—	4,542,892

Total	$55,567,728	$2,002,994	$487,692	$—	$58,058,414

	Pass	Special mention/watch	Substandard	Doubtful	Total
December 31, 2014:
Loans
One-to-four family residential	$42,845,004	$2,615,062	$201,513	$—	$45,661,579
Non-owner occupied one-to-four family residential	4,171,314	85,810	—	—	4,257,124
Commercial real estate	2,333,267	—	302,412	—	2,635,679
Consumer	2,966,139	111,233	—	—	3,077,372

Total	$52,315,724	$2,812,105	$503,925	$—	$55,631,754

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Special Mention/Watch – Loans classified as special mention/watch are assets that do not warrant adverse classification but possess credit deficiencies or potential weakness deserving close attention.

Substandard – Substandard loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable, and improbable.

The Company had one impaired loan as of December 31, 2015 and December 31, 2014. No interest income was recorded on impaired loans during 2015 or 2014.

(f)	Nonaccrual and Delinquent Loans

Loans are placed on nonaccrual status when (1) payment in full of principal and interest is no longer expected or (2) principal or interest has been in default for 90 days or more (unless the loan is well secured with marketable collateral).

A nonaccrual asset may be restored to an accrual status when all past-due principal and interest has been paid and the borrower has demonstrated satisfactory payment performance (excluding renewals and modifications that involve the capitalizing of interest).

Delinquency status of a loan is determined by the number of days that have elapsed past the loan’s payment due date, using the following classification groupings: 30-59 days, 60-89 days, and 90 days or more. Loans shown in the 30-59 day’s and 60-89 day’s columns in the table below reflect contractual delinquency status only, and include loans considered nonperforming due to classification as a TDR or being placed on nonaccrual.

The following tables set forth the composition of the Company’s past-due loans at December 31, 2015 and 2014:

	30–59 days past due	60–89 days past due	90 days or more past due	Total past due	Current	Total loans receivable	Recorded investment > 90 days and accruing
December 31, 2015:
Loans
One-to-four family residential	$1,148,965	$288,087	$460,485	$1,897,537	$44,613,068	$46,510,605	$275,205
Non-owner occupied one-to-four family residential	—	—	—	—	4,030,249	4,030,249	—
Commercial real estate	—	—	302,412	302,412	2,672,256	2,974,668	—
Consumer	54,592	44,988	26,796	126,376	4,416,516	4,542,892	26,796

Total	$1,203,557	$333,075	$789,693	$2,326,325	$55,732,089	$58,058,414	$302,001

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	30–59 days past due	60–89 days past due	90 days or more past due	Total past due	Current	Total loans receivable	Recorded investment > 90 days and accruing
December 31, 2014:
Loans
One-to-four family residential	$1,017,083	$391,267	$363,631	$1,771,981	$43,889,598	$45,661,579	$—
Non-owner occupied one-to-four family residential	—	—	—	—	4,257,124	4,257,124	—
Commercial real estate	—	—	—	—	2,635,679	2,635,679	—
Consumer	115,605	11,963	25,493	153,061	2,924,311	3,077,372	—

Total	$1,132,688	$403,230	$389,124	$1,925,042	$53,706,712	$55,631,754	$—

The following tables set forth the composition of the Company’s recorded investment in loans on nonaccrual status as of December 31, 2015 and 2014:

	2015	2014
Loans
One-to-four family residential	$185,280	$201,513
Non-owner occupied one-to-four family residential	—	—
Commercial real estate	302,412	—
Consumer	—	—

Total	$487,692	$201,513

(6)	Deposits

At December 31, 2015 and 2014, deposits are summarized as follows:

	2015	2014
Statement savings	$11,163,443	$11,320,835
Money market plus	11,688,644	12,062,253
NOW	18,968,879	17,491,776
Certificates of deposit	46,258,865	52,039,581

	$88,079,831	$92,914,445

Included in the NOW accounts were approximately $4.7 million and $4.3 million of non-interest bearing deposits as of December 31, 2015 and 2014, respectively.

The aggregate amount of certificates of deposit with a minimum denomination of $250,000 was $3,721,757 and $5,403,861 at December 31, 2015 and 2014, respectively.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

At December 31, 2015 and 2014, the scheduled maturities of certificates of deposit were as follows:

	2015	2014
2015	$—	$25,269,876
2016	22,838,684	10,493,470
2017	12,643,205	9,686,991
2018	4,043,627	3,513,553
2019	2,836,097	3,075,691
2020	3,897,252	—

	$46,258,865	$52,039,581

Interest expense on deposits for the years ended December 31, 2015 and 2014 is summarized as follows:

	2015	2014
Statement savings	$21,579	$24,002
Money market plus and NOW	46,360	41,566
Certificates of deposit	493,641	578,501

	$561,580	$644,069

Public funds amounted to $3,635,743 and $4,408,969 at December 31, 2015 and 2014, respectively.

(7)	Advances from Federal Home Loan Bank

The following is a summary of advances from FHLB at December 31, 2015 and 2014:

FHLB of Des Moines maturity in fiscal year ending December 31	Fixed interest rate	2015	2014
2015	5.10%	$—	$1,000,000
2016	0.93%	7,000,000	—
2017	1.14%	1,000,000	—

		$8,000,000	$1,000,000

Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 125% of outstanding advances. The advance requires monthly interest payments and principal is due at maturity. The FHLB advance at December 31, 2015 and 2014 is collateralized by one-to-four family residential real estate loans with a carrying value of $48.8 million and $46.5 million, respectively.

The Bank also has an available line of credit in the amount of $1.0 million at Bankers’ Bank. As of December 31, 2015 and 2014, there were no amounts outstanding, and there had been no draws on the line of credit during 2015 or 2014.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(8)	Taxes on Income

Taxes on income comprise the following:

	2015
	Federal	State	Total
Current	$77,564	$34,941	$112,505
Deferred	(67,975)	(15,000)	(82,975)

	$9,589	$19,941	$29,530

	2014
	Federal	State	Total
Current	$97,854	$23,886	$121,740
Deferred	(19,132)	(2,000)	(21,132)

	$78,722	$21,886	$100,608

Taxes on income differ from the amounts computed by applying the federal income tax rate of 34% to earnings before taxes on income for the following reasons, expressed in percentages:

	2015	2014
Federal tax at statutory rate	$143,954	$183,174
Items affecting federal income tax rate:
State taxes on income, net of federal benefit	13,161	14,445
Tax-exempt income	(144,001)	(100,009)
Building donation	(21,611)	—
Valuation allowance	49,000	—
Other	(10,973)	2,998

	$29,530	$100,608

Federal income tax expense for the years ended December 31, 2015 and 2014 was computed using the consolidated effective federal tax rate. The Company also recognized income tax expense pertaining to state franchise taxes payable individually by the Bank.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are presented below:

	2015	2014
Deferred tax assets:
Deferred directors’ fees	$369,000	$364,000
Allowance for loan losses	188,000	135,000
Securities	—	68,000
AMT credit	62,000	22,000
Charitable contribution	81,000	—
Other	34,000	3,000

Gross deferred tax assets	734,000	592,000
Valuation allowance	(49,000)	—

Net deferred tax assets	685,000	592,000

Deferred tax liabilities:
Securities	(57,058)	(127,561)
Prepaid expenses	(18,000)	(19,000)
FHLB stock dividends	(38,000)	(38,000)
Fixed assets	(19,000)	(44,000)
Intangible assets	(28,000)	(30,068)
Other	(38,093)	—

Gross deferred tax liabilities	(198,151)	(258,629)

Net deferred tax assets	$486,849	$333,371

Based upon the Company’s level of historical taxable income and anticipated future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. No valuation allowance was required for deferred tax assets at December 31, 2015 and 2014, except for a valuation allowance related to the charitable contribution carryforward. The valuation allowance increased by $49,000 during 2015 due to the charitable contribution carryforward. The charitable contribution expires if not used by 2020.

As of December 31, 2015, the Company had no material unrecognized tax benefits. The evaluation was performed for those tax years that remain open to audit. The Company files a consolidated tax return for federal purposes and separate tax returns for the State of Iowa purposes. The tax years ended after December 31, 2011, remain subject to examination by the Internal Revenue Service and state tax purposes.

Under previous law, the provisions of the IRS and similar sections of Iowa law permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions for 1996 and in future years.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Deferred taxes have been provided for the difference between tax bad debt reserves and the loan loss allowances recorded in the financial statements subsequent to December 31, 1987. However, at December 31, 2015 and 2014, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,134,000 as of December 31, 1987, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If these amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then-existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $800,000.

(9)	Benefit Plans

(a)	Retirement Plans

The Bank is a participant in the Financial Institutions Retirement Fund (FIRF), and all of its officers and employees hired prior to November 1, 2008 are covered by the retirement plan. In August 2008, the board of directors passed a resolution to change the Employer’s Basis of Participation in the Pentegra Defined Benefit Plan for Financial Institutions. The amendment to the defined-benefit plan excludes new employees who began employment after November 1, 2008 from receiving benefits under the defined-benefit plan. The defined-benefit plan had total assets of $4.9 million and total liabilities of $4.5 million with an excess funding in the plan of $390,901 as of June 30, 2015, the date of the latest actuarial valuation. In 2014 the defined-benefit plan had total assets of $5.0 million and total liabilities of $4.4 million with an excess funding in the plan of $651,161 as of June 30, 2014, the date of the latest actuarial valuation. The Company has not undertaken, and does not intend to voluntarily withdraw or partially withdraw from the defined-benefit plan. Additionally, there are no known intentions to terminate the defined-benefit plan.

The Company’s contribution to the Pentegra Defined Benefit Plan was less than five percent of all contributions received. The table below provides additional information for the defined-benefit plan:

Plan Name	Pentegra Defined Benefit Plan for Financial Institutions
Plan numbers	ER# 8066
Funded status:
Plan year ending 6/30/15	At least 80% funded
Plan year ending 6/30/14	At least 80% funded
Employer contributions:
Plan year ending 6/30/15	$ 49,151
Plan year ending 6/30/14	28,469
Surcharge imposed	No
Rehabilitation plan in place	No
Minimum contribution required	Yes

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The minimum contributions required relate to on-going servicing costs associated with managing the plan and do not relate to a minimum contribution required to keep the funding status above critical levels.

On November 1, 2008, the Company began participating in the Pentegra Defined Contribution Plan. The defined-contribution plan covers employees who began employment after November 1, 2008, with a Company match of employee contributions up to 6% of the employee’s salary. Employees covered under the defined-benefit plan can also participate in the defined-contribution plan, but the company match is only available to employees who began employment after November 1, 2008.On January 1, 2012 the Company switched defined-contribution plan providers from Pentegra Defined Contribution Plan to Architect 401(k) MEP, provided by The Finway Group. There were $7,533 and $6,038 in contributions made by the Company to the defined-contribution plan in 2015 and 2014, respectively.

(b)	Deferred Compensation

The Company has deferred compensation agreements with certain directors. At December 31, 2015 and 2014 accrued deferred compensation of $990,106 and $977,211, respectively, was recorded in accrued expenses and other liabilities. Directors’ fees deferred were $17,200 and $24,000 for 2015 and 2014, respectively. A retired director withdrew $43,118 and $43,632 in 2015 and 2014, respectively. Interest of $38,813 and $38,940 was accrued in 2015 and 2014, respectively.

(10)	Merger

To expand the Company’s banking presence, on January 3, 2014, the Company completed the purchase of all of the voting interests of Independence Federal Bank for Savings (Independence) based in Independence, Iowa. Under the terms of the merger agreement, the fair value of Independence, was $1,245,360. As part of this merger 196,429 shares held in treasury were issue by the Company to the mutual holding company. Fair value of those shares approximated the fair value of the merger target. The transaction included, at fair value, total assets of $19.7 million, loans of $10.5 million, and deposits of $18.4 million. All of Independence operations were merged with the Bank.

The assets and liabilities of Independence were recorded on the consolidated balance sheet at estimated fair value on the merger date. The following table represents, in thousands, the amounts recorded on the consolidated balance sheet as of January 3, 2014:

The accompanying consolidated statements of income include the results of operations of Independence from the January 3, 2014 merger date. Operations of the merged entity were immediately integrated with the Company’s operations. Post-merger revenues and net income of the merged entity were not captured separately subsequent to the merger. As such, the Company has determined it is not practical to report the post-merger date revenues and net income of the merged entity that were included in the Company’s consolidated income statement for the year ended December 31, 2014.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

January 3, 2014
Fair value of target entity	$1,245,360
Fair value of assets acquired:
Cash and cash equivalents	143,938
Securities available-for-sale	8,589,978
Federal Home Loan Bank (FHLB) stock	29,000
Loans receivable	10,462,309
Office property and equipment, net	312,941
Other real estate, net	62,850
Core deposit intangible	33,000
Other assets	57,233

Total assets	$19,691,249

Fair value of liabilities assumed:
Deposits	$18,385,521
Short term borrowings	100,000
Other liabilities	15,516

Total liabilities assumed	$18,501,037

Fair value of net assets acquired	$1,190,212

Goodwill resulting from merger	$55,148

The Company recognized goodwill of $55,148 that is calculated as the excess of both the fair value of target entity and the liabilities assumed as compared to the fair value of identifiable assets acquired.

Total loans acquired in the merger were recorded at a fair value of $10,462,309 and had a contractual amount due of $10,454,309 as of the merger date which was January 3, 2014. The loan portfolio acquired did not have any material loans with deteriorated credit quality at the merger date.

Total merger related costs included in other noninterest expenses in the consolidated statement of income were immaterial for the year ended December 31, 2014.

(11)	Stockholders’ Equity

(a)	Common Stock Repurchase

The Company repurchased 4,355 and 186,493 shares of common stock during 2015 and 2014, respectively. These shares are recorded at cost in treasury stock in the consolidated balance sheets.

In 2014, the Company issued 196,429 shares of stock to WCF Financial M.H.C. in connection with the merger with Independence Federal Bank for Savings at a value of $6.34 per share based on fair market value.

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(b)	Regulatory Capital Requirements

The Company and WCF Financial Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements (as shown in the following table) can result in certain mandatory and possibly additional discretionary actions by regulators which, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and WCF Financial Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and WCF Financial Bank’s capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Management believes the Company and WCF Financial Bank met all capital adequacy requirements to which they were subject as of December 31, 2015 and 2014.

The Company’s and WCF Financial Bank’s capital amounts and ratios are presented in the following table as of December 31, 2015 and 2014.

	2015
	Actual		For capital adequacy purposes		To be well-capitalized under prompt corrective action provisions
	Amount	Percent	Amount	Percent	Amount		Percent
Tangible capital:
Consolidated	$14,428	13.5%	$4,289	4.0%	$	N/A	N/A
WCF Financial Bank	13,024	12.3	4,257	4.0		5,321	5.0%
Comon Equity Tier 1:
Consolidated	14,428	29.3	4,825	4.5		6,970	6.5
WCF Financial Bank	13,024	26.8	4,789	4.5		6,918	6.5
Risk-based capital:
Consolidated	14,933	30.3	3,938	8.0		4,923	10.0
WCF Financial Bank	13,529	27.8	3,896	8.0		4,869	10.0
Tier 1 risk-based capital:
Consolidated	14,428	29.3	2,954	6.0		3,938	8.0
WCF Financial Bank	13,024	26.8	2,922	6.0		3,896	8.0

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2014
	Actual		For capital adequacy purposes		To be well-capitalized under prompt corrective action provisions
	Amount	Percent	Amount	Percent	Amount		Percent
Tangible capital:
Consolidated	$14,528	13.1%	$4,442	4.0%	$	N/A	N/A
WCF Financial Bank	13,607	12.3	4,410	4.0		5,512	5.0%
Risk-based capital:
Consolidated	14,889	31.4	3,791	8.0		4,739	10.0
WCF Financial Bank	13,968	29.8	3,745	8.0		4,680	10.0
Tier 1 risk-based capital:
Consolidated	14,528	30.7	1,896	4.0		2,844	6.0
WCF Financial Bank	13,607	29.1	1,872	4.0		2,809	6.0

In July 2013, the Federal Reserve Board and the FDIC issued final rules implementing the Basel III regulatory capital framework and related Dodd-Frank Wall Street Reform and Consumer Protection Act changes. The rules revised minimum capital requirements and adjusted prompt corrective action thresholds. The final rules revised the regulatory capital elements, added a new common equity Tier 1 capital ratio, increased the minimum Tier 1 capital ratio requirement, and implemented a new capital conservation buffer. The rules also permitted certain banking organizations to retain, through a one-time election, the existing treatment for AOCI. The Company and WCF Financial Bank made the election to retain the existing treatment, which excludes AOCI from regulatory capital amounts. The final rules took effect for the Company and WCF Financial Bank on January 1, 2015, subject to a transition period for certain parts of the rules.

Beginning in 2016, an additional capital conservation buffer will be added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.50 percent. A banking organization with a conservation buffer of less than 2.50 percent (or the required phase-in amount in years prior to 2019) will be subject to limitations on capital distributions, including dividend payments, and certain discretionary bonus payments to executive officers. As of December 31, 2015, the ratios for the Company and WCF Financial Bank were sufficient to meet the fully phased-in conservation buffer.

(c)	Dividends and Restrictions Thereon

The Company declared and paid $.20 dividends in 2015. The Company paid no dividends in 2014.

Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under the regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by the OCC regulations) subsequent to a capital distribution is generally permitted to make such capital distribution without OCC approval so long as they have not been notified of the need for more than normal supervision by the OCC. The Bank has not been so notified and, therefore, may make capital distributions during the calendar year equal to net income plus 50% of the amount by which the Bank’s capital exceeds the fully phased-in

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

capital requirement as measured at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OCC approval, capital distributions of between 25% and 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OCC.

On February 26, 2015, WCF Financial Bank paid a dividend of $1.0 million to Webster City Federal Bancorp, with approval from the OCC. Such approval was not required since the bank meets current minimum capital requirements. The funds were to be used to pay dividends and the repurchase of stock.

(12)	Fair Value of Financial Instruments

The estimated fair values of Company’s financial instruments (as described in note 1) at December 31, 2015 and 2014 were as follows:

		2015		2014
	Fair value hierarchy	Carrying amount	Approximate fair value	Carrying amount	Approximate fair value
Financial assets:
Cash and cash equivalents	Level 1	$8,866,561	$8,866,561	$4,039,704	$4,039,704
Time deposits in other financial institutions	Level 1	2,950,111	2,950,111	5,094,000	5,094,000
Securities available for sale	See previous table	36,525,732	36,525,732	40,675,343	40,675,343
Loans receivable, net	Level 2	57,380,062	58,900,634	55,039,091	55,407,629
FHLB stock	Level 1	452,700	452,700	173,600	173,600
Bankers’ Bank stock	Level 1	147,500	147,500	147,500	147,500
Accrued interest receivable	Level 1	407,975	407,975	436,264	436,264
Financial liabilities:
Deposits	Level 2	88,079,831	85,208,429	92,914,445	92,620,538
FHLB advances	Level 2	8,000,000	8,003,000	1,000,000	1,020,000
Accrued interest payable	Level 1	9,008	9,008	4,940	4,940

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(13)	Commitments and Contingencies

The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial statements.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit of approximately $132,000 and $250,000 as of December 31, 2015 and 2014, respectively. These commitments expire one year from origination and are both fixed and adjustable interest rates ranging from 3.89% to 6.00%.

(14)	Parent Company Only Financial Statements

The following parent only balance sheets, statements of income and cash flows for Webster City Federal Bancorp should be read in conjunction with the consolidated statements and the notes thereto.

Balance Sheets

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$676,919	$385,951
Securities available-for-sale	172,374	287,380
Loans receivable, net	62,662	64,979
Investment in WCF Financial Bank	13,179,293	13,897,318
Deferred taxes on income	6,694	(23,343)
Accrued interest receivable	1,067	1,412
Prepaid expenses and other assets	489,998	484,721

Total assets	$14,589,007	$15,098,418

Liabilities and Stockholders’ Equity
Other liabilities	$5,865	$275,940

Common stock	433,448	433,448
Additional paid-in capital	9,633,893	9,689,603
Retained earnings	16,635,039	16,664,227
Accumulated other comprehensive income	93,177	214,517
Treasury stock	(12,212,415)	(12,179,317)

Total stockholders’ equity	14,583,142	14,822,478

Total liabilities and stockholders’ equity	$14,589,007	$15,098,418

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Statements of Income

	Years Ended
	December 31,
	2015	2014
Dividends from subsidiary	$1,000,000	$—
Interest income:
Loans receivable	4,315	4,088
Investment securities - taxable	9,652	12,983

Total interest income	13,967	17,071
Noninterest income	—	—
Noninterest expense	31,187	83,855

Income (loss) before income taxes and equity in undistributed earnings of Bank	982,780	(66,784)
Taxes	(7,770)	(42,337)

Loss before equity in undistributed earnings of Bank	990,550	(24,447)
Equity in undistributed earnings of Bank	(596,685)	473,613

Net income	$393,865	$449,166

(Continued)

WEBSTER CITY FEDERAL BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Statements of Cash Flows

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$393,865	$449,166
Adjustments to reconcile net income to net cash used for operating activities:
Equity in net income of Bank	596,685	(473,613)
Amortization of premiums and discounts	(586)	(2,926)
Net change in accrued interest receivable	345	831
Deferred taxes	(30,037)	938
Net change in other assets	(5,277)	23,137
Net change in other liabilities	28,020	(39,875)

Net cash provided by operating activities	983,015	(42,342)

Cash flow from investing activities:
Proceeds from sale of investment in securities	115,592	—
Proceeds from maturity of investments	—	35,000
Net change in loans receivable	2,317	1,992

Net cash provided by investing activities	117,909	36,992

Cash flow from financing activities:
Stock offering costs	(55,710)	—
Cash dividends paid	(423,053)	—
Cash paid for treasury stock	(331,193)	(1,318,728)

Net cash used for financing activities	(809,956)	(1,318,728)

Net increase (decrease) in cash and cash equivalents	290,968	(1,324,078)
Cash and cash equivalents at beginning of year	385,951	1,710,029

Cash and cash equivalents at end of year	$676,919	$385,951

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by WCF Bancorp or WCF Financial Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of WCF Bancorp or WCF Financial Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,868,750 Shares

(Subject to Increase to up to 2,149,063 Shares)

WCF Bancorp, Inc.

(Proposed Holding Company for

WCF Financial Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Keefe, Bruyette & Woods

A Stifel Company

[Prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until             , 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[Existing Logo of Webster City Federal Bancorp]

Dear Fellow Stockholder:

Webster City Federal Bancorp is soliciting stockholder votes regarding the mutual-to-stock conversion of WCF Financial, M.H.C. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 1,381,250 shares of common stock of a newly formed company, named WCF Bancorp, Inc. (“WCF Bancorp”), which will become the holding company for WCF Financial Bank.

The Proxy Vote

We must receive the approval of our stockholders before we can proceeds with the transactions contemplated by the Plan of Conversion and Reorganization. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of stockholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of Webster City Federal Bancorp common stock will be exchanged for shares of WCF Bancorp common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each stockholder of Webster City Federal Bancorp who holds stock certificates. The transmittal form explains the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Webster City Federal Bancorp that are held in street name (e.g., in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of WCF Bancorp for sale at $8.00 per share. The shares are first being offered in a subscription offering to eligible depositors and borrowers of WCF Financial Bank. Webster City Federal Bancorp public stockholders do not have priority rights to purchase shares in the subscription offering unless they are also depositors or borrowers of WCF Financial Bank. However, if all shares are not subscribed for in the subscription offering, shares would be available in a community offering to Webster City Federal Bancorp public stockholders and others not eligible to place orders in the subscription offering. If you may be interested in purchasing shares of our common stock, contact our Stock Information Center at (877) 643-8217 to receive a stock order form and prospectus. The stock offering period is expected to expire on June 14, 2016.

If you have any questions, please refer to the Questions & Answers section herein.

We thank you for your support as a stockholder of Webster City Federal Bancorp

Sincerely,

Stephen L. Mourlam

President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF WCF BANCORP, INC., AN IOWA CORPORATION

PROXY STATEMENT OF WEBSTER CITY FEDERAL BANCORP, A FEDERAL

CORPORATION

WCF Financial Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. Currently, WCF Financial Bank is a wholly-owned subsidiary of Webster City Federal Bancorp, a federally chartered corporation, and WCF Financial, M.H.C. owns 82.7% of Webster City Federal Bancorp’s common stock. The remaining 17.3% of Webster City Federal Bancorp’s common stock is owned by public stockholders. As a result of the conversion, a newly formed Iowa corporation named WCF Bancorp, Inc., which we sometimes refer to in this document as “WCF Bancorp,” will replace Webster City Federal Bancorp as the holding company of WCF Financial Bank. Each share of Webster City Federal Bancorp common stock owned by the public will be exchanged for between 0.5095 and 0.7927 shares of common stock of WCF Bancorp, so that immediately after the conversion Webster City Federal Bancorp’s existing public stockholders will own the same percentage of WCF Bancorp common stock as they owned of Webster City Federal Bancorp’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and reflecting certain assets held by WCF Financial, M.H.C. The actual number of shares that you will receive will depend on the percentage of Webster City Federal Bancorp common stock held by the public at the completion of the conversion, certain assets held by WCF Financial, M.H.C., the final independent appraisal of WCF Bancorp and the number of shares of WCF Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of Webster City Federal Bancorp common stock. See “Proposal 1 – Approval of the Plan of Conversion and Reorganization – Share Exchange Ratio” for a discussion of the exchange ratio. Based on the $                    per share closing price of Webster City Federal Bancorp common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least                     shares of WCF Bancorp common stock are sold in the offering (which is between the                     and the                     of the offering range), the initial value of the WCF Bancorp common stock you receive in the share exchange would be less than the market value of the Webster City Federal Bancorp common stock you currently own. See “Risk Factors – The market value of WCF Bancorp common stock received in the share exchange may be less than the market value of Webster City Federal Bancorp common stock exchanged.”

Concurrently with the exchange offer, we are offering for sale up to 2,149,063 shares of common stock of WCF Bancorp, representing the ownership interest of WCF Financial, M.H.C. in Webster City Federal Bancorp as well as certain assets held by WCF Financial, M.H.C. We are offering the shares of common stock to eligible depositors of WCF Financial Bank, to WCF Financial Bank’s tax qualified benefit plans and to the public, including Webster City Federal Bancorp stockholders, at a price of $8.00 per share. The conversion of WCF Financial, M.H.C. and the offering and exchange of common stock by WCF Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, WCF Financial Bank will be a wholly owned subsidiary of WCF Bancorp, and 100% of the common stock of WCF Bancorp will be owned by public stockholders. As a result of the conversion and offering, Webster City Federal Bancorp and WCF Financial, M.H.C. will cease to exist.

Webster City Federal Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the trading symbol “WCFB,” and we expect the shares of WCF Bancorp common stock will continue to be quoted on the OTC Pink Marketplace (OTCPK) under the symbol “WCFB.” Following completion of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to trade on Nasdaq.

The conversion and offering cannot be completed unless the stockholders of Webster City Federal Bancorp approve the Plan of Conversion and Reorganization of WCF Financial, M.H.C., which may be referred to herein as the “plan of conversion.” Webster City Federal Bancorp is holding a special meeting of stockholders at the main office of WCF Financial Bank located at 401 Fair Meadow Drive, Webster City, Iowa, on June 29, 2016, at 10:00 a.m., Central Time, to consider and vote upon the plan of conversion. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Webster City Federal Bancorp stockholders, including shares held by WCF Financial, M.H.C., and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Webster City Federal Bancorp stockholders other than WCF Financial, M.H.C. Webster City Federal Bancorp’s board of directors unanimously recommends that stockholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of stockholders of Webster City Federal Bancorp and the prospectus for the shares of WCF Bancorp common stock to be issued in exchange for shares of Webster City Federal Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System. This document does not serve as the prospectus relating to the offering by WCF Bancorp of its shares of common stock in the offering, which is being made pursuant to a separate prospectus. Stockholders of Webster City Federal Bancorp are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 11 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus including the Questions and Answers section, beginning on page 1. Questions about voting on the plan of conversion may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 8:00 a.m. to 4:00 p.m., Central Time. Brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

The date of this proxy statement/prospectus is [document date], and it is first being mailed to stockholders of Webster City Federal Bancorp on or about             , 2016.

WEBSTER CITY FEDERAL BANCORP

401 Fair Meadow Drive

Webster City, Iowa

(515) 832-3071

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On June 29, 2016, Webster City Federal Bancorp will hold a special meeting of stockholders at the main office of WCF Financial Bank located at 401 Fair Meadow Drive, Webster City, Iowa. The meeting will begin at 10:00 a.m., Central Time. At the meeting, stockholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization, whereby WCF Financial, M.H.C. and Webster City Federal Bancorp, a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

The following informational proposals:

3.	Approval of a provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to WCF Bancorp’s articles of incorporation;

4.	Approval of a provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to WCF Bancorp’s bylaws;

5.	Approval of a provision in WCF Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock; and

Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which our board of directors approved the plan of conversion and reorganization (referred to herein as the “plan of conversion”). These proposals are informational in nature only because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The board of directors has fixed May 5, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Webster City Federal Bancorp at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion, the written request should be received by Webster City Federal Bancorp by June 15, 2016.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Tami L. Hejlik
Corporate Secretary

Webster City, Iowa

[document date]

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF WEBSTER CITY FEDERAL BANCORP

REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion. We have filed an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) with respect to the conversion and stock offering and with respect to WCF Bancorp becoming the holding company for WCF Financial Bank, and the approval of the Federal Reserve Board is required before we can consummate the conversion and stock offering. Any approval by the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of reorganization. We have also submitted to the Office of the Comptroller of the Currency proposed amendments to WCF Financial Bank’s Charter, and these amendments must be deemed effective before we can consummate the conversion and stock offering. Consummation of the conversion is also subject to approval of the Plan of Conversion and Reorganization by Webster City Federal Bancorp’s stockholders, and to the satisfaction of certain other conditions.

Q.	WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.	Webster City Federal Bancorp stockholders as of May 5, 2016 are being asked to vote on the plan of conversion pursuant to which WCF Financial, M.H.C. will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Iowa corporation, WCF Bancorp, is offering its common stock to eligible depositors and borrowers of WCF Financial Bank, to WCF Financial Bank’s tax qualified benefit plans, to stockholders of Webster City Federal Bancorp as of May 5, 2016 and to the public. The shares offered represent WCF Financial, M.H.C.’s current ownership interest in Webster City Federal Bancorp, adjusted for certain assets held by WCF Financial, M.H.C. Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and complete the stock offering.

In addition, Webster City Federal Bancorp stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of WCF Bancorp:

•	Approval of a provision requiring a super-majority vote to approve certain amendments to WCF Bancorp’s articles of incorporation;

•	Approval of a provision requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to WCF Bancorp’s bylaws; and

•	Approval of a provision to limit the voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock.

The provisions of WCF Bancorp’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of WCF Bancorp’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of WCF Bancorp if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

1

Your vote is important. Without sufficient votes “FOR” adoption of the plan of conversion, we cannot implement the plan of conversion and the related stock offering.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	The primary reasons for the conversion and offering are to:

•	transition WCF Financial Bank to a more common and flexible stock holding company structure from our existing mutual holding company structure;

•	enable our stock holding company the ability to pay dividends to our public stockholders without diluting their stock ownership interest in our stock holding company;

•	improve the trading liquidity of our shares of common stock by increasing the number of shares that will be outstanding after completion of the conversion and stock offering;

•	strengthen our regulatory capital position with the additional capital we will raise in the stock offering; and

•	facilitate future mergers and acquisitions with a stock holding company structure that will give us greater flexibility to structure and pay for mergers and acquisitions, and therefore make us a more attractive and competitive participant in the market for such transactions.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since WCF Financial, M.H.C. is required to own a majority of Webster City Federal Bancorp’s outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition. See “Proposal 1 – Approval of the Plan of Conversion and Reorganization – Reasons for the Conversion” for a more complete discussion of our reasons for conducting the conversion and offering.

Q.	WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING WEBSTER CITY FEDERAL BANCORP SHARES?

A.	As more fully described in “Proposal 1 – Approval of the Plan of Conversion and Reorganization – Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 0.5095 shares at the minimum and 0.7927 shares at the adjusted maximum of the offering range of WCF Bancorp common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of Webster City Federal Bancorp common stock, and the exchange ratio is 0.7927 (at the adjusted maximum of the offering range), after the conversion you will receive 79 shares of WCF Bancorp common stock and $2.16 in cash, the value of the fractional share based on the $8.00 per share purchase price of stock in the offering.

If you own shares of Webster City Federal Bancorp common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares. If you own shares in the

2

form of Webster City Federal Bancorp stock certificates, after the completion of the conversion and stock offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. A statement reflecting your ownership of shares of common stock of WCF Bancorp and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your existing Webster City Federal Bancorp stock certificate(s). WCF Bancorp will not issue stock certificates. You should not submit a stock certificate until you receive a transmittal form.

Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $8.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.	The shares will be based on a price of $8.00 per share because that is the price at which WCF Bancorp will sell shares in its stock offering. The amount of common stock WCF Bancorp will issue at $8.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of WCF Bancorp, assuming the conversion and offering are completed. RP Financial LC., an appraisal firm experienced in the appraisal of financial institutions, has estimated that, as of February 26, 2016, this market value was $15.5 million. Based on Federal Reserve Board regulations, the market value forms the midpoint of a range with a minimum of $13.2 million and a maximum of $17.8 million. Based on this valuation and the valuation range, the number of shares of common stock of WCF Bancorp that existing public stockholders of Webster City Federal Bancorp will receive in exchange for their shares of Webster City Federal Bancorp common stock is expected to range from 0.5095 to 0.6893 with a midpoint of 0.5994 (a value of approximately $2.1 million to $2.9 million, with a midpoint of $2.5 million, at $8.00 per share). If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $20.5 million and the value of exchanged shares of $3.3 million. The number of shares received by the existing public stockholders of Webster City Federal Bancorp is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and as adjusted to reflect certain assets held by WCF Financial, M.H.C.). The independent appraisal is based in part on Webster City Federal Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 12 publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to Webster City Federal Bancorp

The following table shows how the exchange ratio will adjust, based on the appraised value of WCF Bancorp as of February 26, 2016, assuming public stockholders of Webster City Federal Bancorp own 17.3% of Webster City Federal Bancorp common stock and WCF Financial, M.H.C. has net assets of $1,029,000 immediately prior to the completion of the conversion (reflecting the continued payments of dividends by Webster City Federal Bancorp prior to the completion of the conversion). The table also shows how many shares of WCF Bancorp a hypothetical owner of Webster City Federal Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

3

	Shares to be Sold in This Offering		Shares of WCF Bancorp to be Issued for Shares of Webster City Federal Bancorp		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,381,250	83.8%	266,190	16.2%	1,647,440	0.5095	$4.08	$7.43	50
Midpoint	1,625,000	83.8	313,165	16.2	1,938,165	0.5994	4.80	7.97	59
Maximum	1,868,750	83.8	360,140	16.2	2,228,890	0.6893	5.51	8.50	68
Adjusted Maximum	2,149,063	83.8	414,161	16.2	2,563,224	0.7927	6.34	9.11	79

(1)	Represents the value of shares of WCF Bancorp common stock to be received in the conversion by a holder of one share of Webster City Federal Bancorp, pursuant to the exchange ratio, based upon the $8.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Q.	DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF WEBSTER CITY FEDERAL BANCORP COMMON STOCK?

A.	No, the exchange ratio will not be based on the market price of Webster City Federal Bancorp common stock. Instead, the exchange ratio will be based on the appraised value of WCF Bancorp. The purpose of the exchange ratio is to maintain the ownership percentage of existing public stockholders of Webster City Federal Bancorp, as adjusted to reflect certain assets held by WCF Financial, M.H.C. Therefore, changes in the price of Webster City Federal Bancorp common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.	No. If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion. If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. For information on submitting your proxy, please refer to instructions on the enclosed proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.	No. Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. We believe the conversion and offering are in the best interests of our stockholders. Not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion. Without sufficient favorable votes “for” the plan of conversion, we cannot complete the conversion and offering.

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Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.	Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE COMMUNITY OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.	Yes. If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at (877) 643-8217, Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center is closed bank holidays.

Eligible depositors and borrowers of WCF Financial Bank have priority subscription rights allowing them to purchase common stock in a subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as described herein. In the event orders for WCF Bancorp common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in Hamilton and Buchanan County, Iowa; second to cover orders of Webster City Federal Bancorp stockholders as of May 5, 2016; and thereafter to cover orders of the general public.

Stockholders of Webster City Federal Bancorp are subject to an ownership limitation. Shares of common stock purchased in the offering by a stockholder and his or her associates or individuals acting in concert with the stockholder, plus any shares a stockholder and these individuals receive in the exchange for existing shares of Webster City Federal Bancorp common stock, may not exceed 9.9% of the total shares of common stock of WCF Bancorp to be issued and outstanding after the completion of the conversion.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) no later than 1:00 p.m., Central Time on June 14, 2016.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT WCF FINANCIAL BANK?

A.	No. The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit. Loans and rights of borrowers will not be affected. Depositors and borrowers will no longer have voting rights in WCF Financial, M.H.C. as to matters currently requiring such vote. WCF Financial, M.H.C. will cease to exist after the conversion and offering. Only stockholders of WCF Bancorp will have voting rights after the conversion and offering.

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 8:00 a.m. to 4:00 p.m., Central Time. Brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305. Questions about the stock offering may be directed to our Stock Information Center at (877) 643-8217, Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center is closed bank holidays.

5

SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 – Approval of The Plan of Conversion and Reorganization,” “Proposal 2 – Adjournment of the Special Meeting,” “Proposals 3 through 5 – Informational Proposals Related to the Articles of Incorporation of WCF Bancorp” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. Webster City Federal Bancorp will hold its special meeting of stockholders at the main office of WCF Financial Bank located at 401 Fair Meadow Drive, Webster City, Iowa, on June 29, 2016, at 10:00 a.m., Central Time.

The Proposals. Stockholders will be voting on the following proposals at the special meeting:

1.	The approval of a plan of conversion and reorganization whereby: (a) WCF Financial, M.H.C. and Webster City Federal Bancorp, a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) WCF Bancorp, Inc., an Iowa corporation (“WCF Bancorp”), will become the new stock holding company of WCF Financial Bank; (c) the outstanding shares of Webster City Federal Bancorp, other than those held by WCF Financial, M.H.C., will be converted into shares of common stock of WCF Bancorp; and (d) WCF Bancorp will offer shares of its common stock for sale in a subscription offering, and, if necessary, a community offering and a syndicated offering;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

The following informational proposals:

3.	Approval of a provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to WCF Bancorp’s articles of incorporation;

4.	Approval of a provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to WCF Bancorp’s bylaws;

5.	Approval of a provision in WCF Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock; and

Such other business that may properly come before the meeting.

The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of WCF Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

6

Vote Required for Approval of Proposals by the Stockholders of Webster City Federal Bancorp

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of the holders of (i) at least two-thirds of the total number of votes entitled to be cast at the special meeting by Webster City Federal Bancorp stockholders, including shares held by WCF Financial, M.H.C., and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Webster City Federal Bancorp stockholders other than WCF Financial, M.H.C.

Proposal 1 must also be approved by the members of WCF Financial, M.H.C. (depositors and certain borrowers of WCF Financial Bank) at a special meeting called for that purpose. Depositors and borrowers will receive separate proxy materials from WCF Financial, M.H.C. regarding the conversion.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of a majority of the votes cast by Webster City Federal Bancorp stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3 through 5. The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Webster City Federal Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of WCF Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Webster City Federal Bancorp. At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Webster City Federal Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by WCF Financial, M.H.C.

Management anticipates that WCF Financial, M.H.C., our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above. If WCF Financial, M.H.C. votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured.

As of May 5, 2016 the directors and executive officers of Webster City Federal Bancorp beneficially owned 7,463 shares, or approximately 0.25% of the outstanding shares of Webster City Federal Bancorp common stock, and WCF Financial, M.H.C. owned 2,496,529 shares, or approximately 82.7% of the outstanding shares of Webster City Federal Bancorp common stock.

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Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion, “FOR” the adjournment of the special meeting, if necessary, and “FOR” the Informational Proposals 3 through 5.

Our Business

[same as prospectus]

Plan of Conversion and Reorganization

The Boards of Directors of Webster City Federal Bancorp, WCF Financial, M.H.C., WCF Financial Bank and WCF Bancorp have adopted a plan of conversion pursuant to which WCF Financial Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public stockholders of Webster City Federal Bancorp will receive shares in WCF Bancorp in exchange for their shares of Webster City Federal Bancorp common stock based on an exchange ratio. See “– The Exchange of Existing Shares of Webster City Federal Bancorp Common Stock.” This conversion to a stock holding company structure also includes the offering by WCF Bancorp of shares of its common stock to eligible depositors and borrowers of WCF Financial Bank and to the public, including Webster City Federal Bancorp stockholders, in a subscription offering and, if necessary, in a community offering and/or in a separate offering through a syndicate of broker-dealers, referred to in this proxy statement/prospectus as the syndicated offering. Following the conversion and offering, WCF Financial, M.H.C. and Webster City Federal Bancorp will no longer exist, and WCF Bancorp will be the parent company of WCF Financial Bank.

The conversion and offering cannot be completed unless the stockholders of Webster City Federal Bancorp approve the plan of conversion. Webster City Federal Bancorp’s stockholders will vote on the plan of conversion at Webster City Federal Bancorp’s special meeting. This document is the proxy statement used by Webster City Federal Bancorp’s board of directors to solicit proxies for the special meeting. It is also the prospectus of WCF Bancorp regarding the shares of WCF Bancorp common stock to be issued to Webster City Federal Bancorp’s stockholders in the share exchange. This document does not serve as the prospectus relating to the offering by WCF Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which will be made pursuant to a separate prospectus.

Our Organizational Structure

[same as prospectus]

Business Strategy

[same as prospectus]

Reasons for the Conversion and Offering

[same as prospectus]

See “Proposal 1 – Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Conditions to Completion of the Conversion

[same as prospectus]

8

The Exchange of Existing Shares of Webster City Federal Bancorp Common Stock

[same as prospectus]

How We Determined the Offering Range, the Exchange Ratio and the $8.00 Per Share Stock Price

[same as prospectus]

How We Intend to Use the Proceeds From the Offering

[same as prospectus]

Our Dividend Policy

[same as prospectus]

Purchases and Ownership by Officers and Directors

[same as prospectus]

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

[same as prospectus]

Market for Common Stock

[same as prospectus]

Tax Consequences

[same as prospectus]

Changes in Stockholders’ Rights for Existing Stockholders of Webster City Federal Bancorp

As a result of the conversion, existing stockholders of Webster City Federal Bancorp will become stockholders of WCF Bancorp. Some rights of stockholders of WCF Bancorp will be reduced compared to the rights stockholders currently have in Webster City Federal Bancorp. The reduction in stockholder rights results from differences between the federal and Iowa charters/articles of incorporation and bylaws, and from distinctions between federal and Iowa law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of WCF Bancorp are not mandated by Iowa law but have been chosen by management as being in the best interests of WCF Bancorp and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of WCF Bancorp include the following: (i) greater lead time required for stockholders to submit proposals for certain provisions of new business or to nominate directors; (ii) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; (iii) a limit on voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock and (iv) director qualifications. See “Comparison of Stockholders’ Rights For Existing Stockholders of Webster City Federal Bancorp” for a discussion of these differences.

9

Dissenters’ Rights

Stockholders of Webster City Federal Bancorp do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning WCF Bancorp’s Common Stock

Before you vote on the conversion, you should read the “Risk Factors” section beginning on page 11 of this proxy statement/prospectus.

10

RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of WCF Bancorp common stock.

Risks Related to Our Business

[same as prospectus]

Risks Related to the Offering and the Exchange

The market value of WCF Bancorp common stock received in the share exchange may be less than the market value of Webster City Federal Bancorp common stock exchanged.

The number of shares of WCF Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Webster City Federal Bancorp common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of WCF Bancorp common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of Webster City Federal Bancorp common stock will own the same percentage of WCF Bancorp common stock after the conversion and offering as they owned of Webster City Federal Bancorp common stock immediately prior to completion of the conversion and offering (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, adjusted downward to reflect certain assets held by WCF Financial, M.H.C.). The exchange ratio will not depend on the market price of Webster City Federal Bancorp common stock.

The exchange ratio ranges from 0.5095 shares at the minimum and 0.7927 shares at the adjusted maximum of the offering range of WCF Bancorp common stock per share of Webster City Federal Bancorp common stock. Shares of WCF Bancorp common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of Webster City Federal Bancorp common stock at the time of the exchange, the initial market value of the WCF Bancorp common stock that you receive in the share exchange could be less than the market value of the Webster City Federal Bancorp common stock that you currently own. Based on the most recent closing price of Webster City Federal Bancorp common stock prior to the date of this proxy statement/prospectus, which was $            , unless at least             shares of WCF Bancorp common stock are sold in the offering (which is between the             and the             of the offering range), the initial value of the WCF Bancorp common stock you receive in the share exchange would be less than the market value of the Webster City Federal Bancorp common stock you currently own.

There may be a decrease in stockholders’ rights for existing stockholders of Webster City Federal Bancorp.

As a result of the conversion, existing stockholders of Webster City Federal Bancorp will become stockholders of WCF Bancorp. In addition to the provisions discussed above that may discourage takeover attempts that may be favored by stockholders, some rights of stockholders of WCF Bancorp will be reduced compared to the rights stockholders currently have in Webster City Federal Bancorp. The reduction in stockholder rights results from differences between the federal and Iowa chartering documents and bylaws, and from differences between federal and Iowa law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of WCF Bancorp are not mandated by Iowa law but have been chosen by management as being in the best interests of WCF Bancorp and its stockholders. The articles of incorporation and bylaws of WCF Bancorp include the following provisions: (i) greater lead time required for stockholders to submit proposals for new business or to nominate directors; (ii) approval by at least 80% of the outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation; (iii) a limit on voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock; and (iv) director qualifications. See “Comparison of Stockholders’ Rights For Existing Stockholders of Webster City Federal Bancorp” for a discussion of these differences.

11

[Remaining risks same as prospectus]

12

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Webster City Federal Bancorp of proxies to be voted at the special meeting of stockholders to be held at the main office of WCF Financial Bank located at 401 Fair Meadow Drive, Webster City, Iowa, on June 29, 2016, at 10:00 a.m., Central Time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of WCF Financial, M.H.C. (referred to herein as the “plan of conversion”).

In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal. Stockholders also will vote on informational proposals with respect to the articles of incorporation of WCF Bancorp.

Voting in favor of or against the plan of conversion includes a vote for or against the conversion of WCF Financial, M.H.C. to a stock holding company as contemplated by the plan of conversion. Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at WCF Financial Bank.

Who Can Vote at the Meeting

You are entitled to vote your Webster City Federal Bancorp common stock if our records show that you held your shares as of the close of business on May 5, 2016. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on May 5, 2016, there were 3,019,005 shares of Webster City Federal Bancorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on May 5, 2016, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Webster City Federal Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

13

Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of the holders of (i) at least two-thirds of the outstanding common stock of Webster City Federal Bancorp entitled to be cast at the special meeting, including shares held by WCF Financial, M.H.C., and (ii) a majority of the outstanding shares of common stock of Webster City Federal Bancorp entitled to be cast at the special meeting, other than shares held by WCF Financial, M.H.C.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of a majority of the votes cast by Webster City Federal Bancorp stockholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 3 through 5: Approval of certain provisions in WCF Bancorp’s articles of incorporation. The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Webster City Federal Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of WCF Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Webster City Federal Bancorp At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by WCF Financial, M.H.C. and Our Officers and Directors

As of May 5, 2016, WCF Financial, M.H.C. beneficially owned 2,496,529 shares of Webster City Federal Bancorp common stock. This equals approximately 82.7% of our outstanding shares. We expect that WCF Financial, M.H.C. will vote all of its shares in favor of Proposal 1 – Approval of the Plan of Conversion and Reorganization, Proposal 2 – Approval of the adjournment of the special meeting, and Informational Proposals 3 through 5.

As of May 5, 2016, our officers and directors beneficially owned 7,463 shares of Webster City Federal Bancorp common stock. This equals 0.25% of our outstanding shares and 1.4% of shares held by persons other than WCF Financial, M.H.C.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Webster City Federal Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Webster City Federal Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” approval of the adjournment of the special meeting, if necessary, and “FOR” each of the Informational Proposals 3 through 5.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

14

If your Webster City Federal Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Webster City Federal Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors. Webster City Federal Bancorp will pay the costs of soliciting proxies from its stockholders. To the extent necessary to permit approval of the plan of conversion and the other proposals being considered, Laurel Hill Advisory Group, LLC, our proxy solicitor, and directors, officers or employees of Webster City Federal Bancorp and WCF Financial Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and stockholder proxy solicitor, we will pay Laurel Hill Advisory Group, LLC $4,500 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

The board of directors recommends that you promptly sign and mark the enclosed proxy in favor of the above described proposals, including the adoption of the plan of conversion, and promptly return it in the enclosed envelope. Voting the proxy card will not prevent you from voting in person at the special meeting. For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Webster City Federal Bancorp and WCF Financial, M.H.C. have approved the Plan of Conversion and Reorganization of WCF Financial, M.H.C., referred to herein as the “plan of conversion.” The plan of conversion must also be approved by the members of WCF Financial, M.H.C. and the stockholders of Webster City Federal Bancorp, and is subject to the satisfaction of certain other conditions. Special meetings of members and stockholders have been called for this purpose. The approval of the Federal Reserve Board is required before we can consummate the conversion and stock offering. Any approval by the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of reorganization. We have also submitted proposed amendments to the Office of the Comptroller of the Currency with respect to WCF Financial Bank’s Charter, and these amendments must be deemed effective before we can consummate the conversion and issue shares of common stock.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Currently, WCF Financial Bank is a wholly-owned subsidiary of Webster City Federal Bancorp and WCF Financial, M.H.C. owns approximately 82.7% of Webster City Federal Bancorp’s common stock. The remaining 17.3% of Webster City Federal Bancorp’s common stock is owned by public

15

stockholders. As a result of the conversion, a newly formed company, WCF Bancorp, will become the holding company of WCF Financial Bank. Each share of Webster City Federal Bancorp common stock owned by the public will be exchanged for between 0.5095 shares at the minimum and 0.7927 shares at the adjusted maximum of the offering range of WCF Bancorp common stock, so that Webster City Federal Bancorp’s existing public stockholders will own the same percentage of WCF Bancorp common stock as they owned of Webster City Federal Bancorp’s common stock immediately prior to the conversion (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted to reflect certain assets held by WCF Financial, M.H.C.). The actual number of shares that you will receive will depend on the percentage of Webster City Federal Bancorp common stock held by the public immediately prior to the completion of the conversion, the final independent appraisal of WCF Bancorp and the number of shares of WCF Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of Webster City Federal Bancorp common stock.

The board of directors considered the possibility that the initial market value of the WCF Bancorp common stock received by Webster City Federal Bancorp stockholders may be less than the current market value of Webster City Federal Bancorp common stock when the stockholders exchange their shares for shares of WCF Bancorp, depending on the amount of stock sold in the offering. However, the board of directors believes that stockholders should vote to approve the plan of conversion because the long-term stockholder benefits of completing the conversion from the mutual holding company form of organization to the fully stock form of organization outweigh any short-term decline in market price. The board of directors believes that completing the conversion and stock offering will increase our capital and support continued growth and future business activities which will increase long-term stockholder value.

Concurrently with the exchange offer, WCF Bancorp is offering up to 2,149,063 shares of common stock for sale, representing the ownership interest of WCF Financial, M.H.C. in Webster City Federal Bancorp, to eligible depositors and to the public at a price of $8.00 per share. After the conversion and offering are completed, WCF Financial Bank will be a wholly-owned subsidiary of WCF Bancorp, and 100% of the common stock of WCF Bancorp will be owned by public stockholders. As a result of the conversion and offering, Webster City Federal Bancorp and WCF Financial, M.H.C. will cease to exist.

WCF Bancorp intends to contribute between $4.9 million and $8.0 million of the net proceeds to WCF Financial Bank and to retain between $4.0 million and $6.6 million of the net proceeds. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	To depositors with accounts at WCF Financial Bank with aggregate balances of at least $50 at the close of business on December 31, 2014.

(ii)	To our tax-qualified employee benefit plans (including WCF Financial Bank’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the stock offering.

(iii)	To depositors with accounts at WCF Financial Bank with aggregate balances of at least $50 at the close of business on March 31, 2016.

(iv)	To depositors of WCF Financial Bank at the close of business on May 5, 2016 and to borrowers of WCF Financial Bank as of August 12, 1994 whose borrowings remained outstanding as of May 5, 2016.

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Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa. To the extent shares of common stock remain available, we will also offer the shares to Webster City Federal Bancorp’s public stockholders as of May 5, 2016. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering. Keefe, Bruyette & Woods, Inc. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of WCF Bancorp. All shares of common stock to be sold in the offering will be sold at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “ – Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion is available for inspection at each branch office of WCF Financial Bank and at the Federal Reserve Bank of Chicago. The plan of conversion is also filed as an exhibit to WCF Financial, M.H.C.’s application to convert from mutual to stock form of which this proxy statement/prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the Plan of Conversion and Reorganization of WCF Financial, M.H.C.

[Remaining sections same as Prospectus under “The Conversion and Offering,” with the following to be added]

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of Webster City Federal Bancorp common stock into the right to receive shares of WCF Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public stockholder of Webster City Federal Bancorp who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing Webster City Federal Bancorp common stock in exchange for shares of WCF Bancorp common stock in book entry form, to be held electronically on the books of our transfer agent. WCF Bancorp will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of WCF Bancorp common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Webster City Federal Bancorp stock certificates and other required documents. Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of WCF Bancorp common stock will be issued to any public stockholder of Webster City Federal Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Webster City Federal Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares in your account.

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You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. After the conversion, stockholders will not receive shares of WCF Bancorp common stock and will not be paid dividends on the shares of WCF Bancorp common stock until existing certificates representing shares of Webster City Federal Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Webster City Federal Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of WCF Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Webster City Federal Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of WCF Bancorp common stock that we issue in exchange for existing shares of Webster City Federal Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Webster City Federal Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Webster City Federal Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Webster City Federal Bancorp recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion.

PROPOSALS 3 THROUGH 5 – INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF WCF BANCORP

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Webster City Federal Bancorp has approved each of the informational proposals numbered 3 through 5, all of which relate to provisions included in the articles of incorporation of WCF Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public stockholders of Webster City Federal Bancorp, whose rights are presently governed by the charter and bylaws of Webster City Federal Bancorp, will become stockholders of WCF Bancorp, whose rights will be governed by the articles of incorporation and bylaws of WCF Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter and bylaws of Webster City Federal Bancorp and the articles of incorporation and bylaws of WCF Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

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The provisions of WCF Bancorp’s articles of incorporation that are summarized as informational proposals 3 through 5 were approved as part of the process in which the board of directors of Webster City Federal Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Webster City Federal Bancorp’s stockholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of WCF Bancorp’s articles of incorporation and bylaws that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of WCF Bancorp, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3 – Approval of a Provision in WCF Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote to Amend Certain Provisions of the Articles of Incorporation of WCF Bancorp. No amendment of the charter of Webster City Federal Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of WCF Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E of Article 4 (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities and Quorum), Article 6 (Directors), Article 7 (Bylaws), Article 8 (Evaluation of Certain Offers), Article 9 (Indemnification, etc. of Directors and Officers), Article 10 (Limitation of Liability) and Article 11 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

These limitations on amendments to specified provisions of WCF Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of stockholders to amend those provisions, WCF Financial, M.H.C., as an 82.7% stockholder, currently can effectively block any stockholder proposed change to the charter.

The requirement of a super-majority stockholder vote to amend specified provisions of WCF Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of WCF Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to WCF Bancorp’s articles of incorporation.

Informational Proposal 4 – Approval of a Provision in WCF Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to WCF Bancorp’s Bylaws. An amendment to Webster City Federal Bancorp’s bylaws proposed by stockholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Federal Reserve Board. The articles of incorporation of WCF Bancorp provides that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

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The requirement of a super-majority stockholder vote to amend the bylaws of WCF Bancorp is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders. While this limits the ability of stockholders to amend the bylaws, WCF Financial, M.H.C., as an 82.7% stockholder, currently can effectively block any stockholder proposed change to the bylaws. Also, the board of directors of both Webster City Federal Bancorp and WCF Bancorp may by a majority vote amend either company’s bylaws.

This provision in WCF Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of WCF Bancorp and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of the provision in WCF Bancorp’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder proposed amendments to WCF Bancorp’s bylaws.

Informational Proposal 5 – Approval of a Provision in WCF Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of WCF Bancorp’s Outstanding Voting Stock. The articles of incorporation of WCF Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by WCF Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plans of WCF Bancorp or any subsidiary or a trustee of a plan.

The provision in WCF Bancorp’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of WCF Bancorp’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of WCF Bancorp common stock and thereby gain sufficient voting control so as to cause WCF Bancorp to effect a transaction that may not be in the best interests of WCF Bancorp and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in WCF Bancorp, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the board of directors of the merits of the course of action proposed by the stockholder. The board of directors of WCF Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that its ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in WCF Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in WCF Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of WCF Bancorp’s outstanding voting stock.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

[Same as prospectus]

RECENT DEVELOPMENTS

[Same as prospectus]

FORWARD-LOOKING STATEMENTS

[Same as prospectus]

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

[Same as prospectus]

OUR DIVIDEND POLICY

[Same as prospectus]

MARKET FOR THE COMMON STOCK

[Same as prospectus]

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

[Same as prospectus]

CAPITALIZATION

[Same as prospectus]

PRO FORMA DATA

[Same as prospectus]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

[Same as prospectus]

BUSINESS OF WCF BANCORP

[Same as prospectus]

BUSINESS OF WEBSTER CITY FEDERAL BANCORP AND WCF FINANCIAL BANK

[Same as prospectus]

SUPERVISION AND REGULATION

[Same as prospectus]

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TAXATION

[Same as prospectus]

MANAGEMENT

[Same as prospectus]

BENEFICIAL OWNERSHIP OF COMMON STOCK

[Same as prospectus]

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

[Same as prospectus]

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING

STOCKHOLDERS OF WEBSTER CITY FEDERAL BANCORP

[Same as prospectus]

RESTRICTIONS ON ACQUISITION OF WCF BANCORP

[Same as prospectus]

DESCRIPTION OF CAPITAL STOCK OF WCF BANCORP

FOLLOWING THE CONVERSION

[Same as prospectus]

TRANSFER AGENT

[Same as prospectus]

EXPERTS

[Same as prospectus]

LEGAL MATTERS

[Same as prospectus]

WHERE YOU CAN FIND ADDITIONAL INFORMATION

[Same as prospectus]

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Provisions of Webster City Federal Bancorp’s Bylaws. Under Webster City Federal Bancorp’s Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not less than five days in advance of such meeting, subject to certain exceptions) by the Secretary of Webster City Federal Bancorp.

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Provisions of WCF Bancorp’s Bylaws. WCF Bancorp’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, WCF Bancorp’s Secretary must receive written notice not earlier than the 120th day nor later than the 110th day prior to date of the annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on WCF Bancorp’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of WCF Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors of WCF Bancorp; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of WCF Bancorp’s Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on WCF Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of WCF Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

The 2017 annual meeting of stockholders is expected to be held April 19, 2017. If the conversion is completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than December 20, 2016 and no later than December 30, 2016. If notice is received before December 20, 2016 or after December 30, 2016, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting. If the conversion is not completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us by April 14, 2017. If notice is received after April 14, 2017, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at             .

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of shares of common stock being registered.

*	Registrant’s Legal Fees and Expenses	$400,000
*	Registrant’s Accounting Fees and Expenses	200,000
*	Marketing Agent Fees and Expenses	330,000
*	Records Management Fees and Expenses	28,000
*	Appraisal Fees and Expenses	55,000
*	Printing, Postage, Mailing and EDGAR Fees	100,000
*	Filing Fees (Nasdaq, FINRA, SEC and Blue Sky Fees)	69,000
*	Transfer Agent Fees and Expenses	10,000
*	Business Plan Fees and Expenses	24,000
*	Other	34,000

*	Total	$1,250,000

*	Estimated.

Item 14.	Indemnification of Directors and Officers

Articles 9 and 10 of the Articles of Incorporation of WCF Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 9. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the IBCA now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 9 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by (a) a majority vote of directors, who were not parties to such action, suit or proceeding even though less than a quorum, (b) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the shareholders.

B. Procedure. If a claim under Section A of this Article 9 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the IBCA. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the IBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 9 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 9 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of shareholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the IBCA.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 9 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 9, in no event shall any payments made by the Corporation pursuant to this Article 9 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 9 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 9 is in force.

ARTICLE 10. Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) an unlawful distribution by the Corporation in violation of Section 490.833 of the IBCA; or (4) an intentional violation of criminal law. If the IBCA is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letters between WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and Keefe, Bruyette & Woods, Inc. *

1.2	Form of Agency Agreement between WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and WCF Bancorp, Inc., and Keefe, Bruyette & Woods, Inc. *

2	Plan of Conversion and Reorganization*

3.1	Articles of Incorporation of WCF Bancorp, Inc.*

3.2	Bylaws of WCF Bancorp, Inc.*

4	Form of Common Stock Certificate of WCF Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*

8.1	Federal Tax Opinion *

8.2	State Tax Opinion *

10.1	Form of WCF Financial Bank Employee Stock Ownership Plan*

10.2	Form of Change in Control Agreement between WCF Financial Bank and each of Stephen L. Mourlam and Kyle R. Swon*

10.3	Severance Agreement between WCF Financial Bank and Stephen L. Mourlam*

10.4	Severance Agreement between WCF Financial Bank and Kyle R. Swon*

10.5	WCF Financial Bank 2005 Director Deferred Compensation Plan*

16	Letter regarding change in accountants*

21	Subsidiaries of WCF Bancorp, Inc.*

23.1	Consent of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)

23.2	Consent of RSM US LLP

23.3	Consent of RP Financial, LC

24	Power of Attorney (set forth on the signature page to this Registration Statement)

99.1	Engagement Letter with RP Financial, LC to serve as appraiser*

99.2	Letter of RP Financial, LC with respect to Subscription Rights *

99.3	Appraisal Report of RP Financial, LC* **

99.4	Marketing Materials *

99.5	Stock Order and Certification Form *

99.6	Letter of RP Financial, LC with respect to Liquidation Rights*

99.7	Form of Webster City Financial Bancorp Stockholder Proxy Card*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Webster City, State of Iowa on May 9, 2016.

WCF BANCORP, INC.

By:	/s/ Stephen L. Mourlam
Stephen L. Mourlam
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors of WCF Bancorp, Inc. (the “Company”), severally constitute and appoint Stephen L. Mourlam with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Stephen L. Mourlam may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Stephen L. Mourlam shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stephen L. Mourlam Stephen L. Mourlam	President and Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2016

/s/ Kasie L. Doering Kasie L. Doering	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2016

/s/ C. Thomas Chalstrom C. Thomas Chalstrom	Director	May 9, 2016

/s/ Leo Moriarity Leo Moriarity	Director	May 9, 2016

/s/ Harold J. Pursley Harold J. Pursley	Director	May 9, 2016

/s/ Kyle R. Swon Kyle R. Swon	Senior Vice President and Director	May 9, 2016

As filed with the Securities and Exchange Commission on May 9, 2016

Registration No. 333-210056

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

ON

FORM S-1

WCF Bancorp, Inc.

Webster City, Iowa

EXHIBIT INDEX

1.1	Engagement Letters between WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between WCF Financial, M.H.C., Webster City Federal Bancorp, WCF Financial Bank and WCF Bancorp, Inc., and Keefe, Bruyette & Woods, Inc. *

2	Plan of Conversion and Reorganization*

3.1	Articles of Incorporation of WCF Bancorp, Inc.*

3.2	Bylaws of WCF Bancorp, Inc.*

4	Form of Common Stock Certificate of WCF Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*

8.1	Federal Tax Opinion *

8.2	State Tax Opinion *

10.1	Form of WCF Financial Bank Employee Stock Ownership Plan*

10.2	Form of Change in Control Agreement between WCF Financial Bank and each of Stephen L. Mourlam and Kyle R. Swon*

10.3	Severance Agreement between WCF Financial Bank and Stephen L. Mourlam*

10.4	Severance Agreement between WCF Financial Bank and Kyle R. Swon*

10.5	WCF Financial Bank 2005 Director Deferred Compensation Plan*

16	Letter regarding change in accountants*

21	Subsidiaries of WCF Bancorp, Inc.*

23.1	Consent of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)

23.2	Consent of RSM US LLP

23.3	Consent of RP Financial, LC

24	Power of Attorney (set forth on the signature page to this Registration Statement)

99.1	Engagement Letter with RP Financial, LC to serve as appraiser*

99.2	Letter of RP Financial, LC with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC* **

99.4	Marketing Materials *

99.5	Stock Order and Certification Form *

99.6	Letter of RP Financial, LC with respect to Liquidation Rights*

99.7	Form of Webster City Financial Bancorp Stockholder Proxy Card*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.